EXHIBIT 2.1

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EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

VERITONE, INC.,

MELISANDRA LTD.,

PANDOLOGIC LTD.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Securityholder Representative

Dated as of July 21, 2021

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2
Section 1.1	Certain Defined Terms2
Section 1.2	Table of Definitions25
ARTICLE II THE MERGER	28
Section 2.1	The Merger28
Section 2.2	Effective Time; Effect of the Merger29
Section 2.3	Articles of Association29
Section 2.4	Closing29
Section 2.5	Board Representatives29
Section 2.6	Effect on Capital Shares30
Section 2.7	Merger Sub Ordinary Shares30
Section 2.8	Conversion of Preferred Shares30
Section 2.9	Company Ordinary Shares33
Section 2.10	Treatment of Company Options34
Section 2.11	Treatment of Company Warrants35
Section 2.12	Treatment of Company RSUs36
Section 2.13	No Further Right of Transfer.37
Section 2.14	Qualifying Holders.37
Section 2.15	Apportionment of Payments Between Cash and Buyer Common Stock; Contribution of Escrows and Expense Fund Amount.37
Section 2.16	Calculation of Earn-Out Consideration.38
Section 2.17	Earn-Out Operational Controls.40
Section 2.18	Payment of Earn-Out Amounts.42
ARTICLE III PAYMENT FOR SECURITIES	44
Section 3.1	Payment for Company Capital Shares, Company RSUs, Company Options Company Warrants44
Section 3.2	Exchange of Certificates, etc.46
Section 3.3	Withholding Rights.47
Section 3.4	Payments at Effective Time for Indebtedness of the Company51
Section 3.5	Payments at Effective Time for Transaction Expenses of the Company51
Section 3.6	Merger Consideration Adjustment.51
Section 3.7	Distribution of Securityholder Representative Expense Fund54
Section 3.8	U.S. Withholding..54
Section 3.9	Allocation of Merger Consideration55
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	55

2

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Section 4.1	Organization and Qualification55
Section 4.2	Authority and Enforceability56
Section 4.3	No Conflict; Required Filings and Consents57
Section 4.4	Capitalization.57
Section 4.5	Subsidiaries.59
Section 4.6	Financial Statements59
Section 4.7	No Liabilities; Indebtedness60
Section 4.8	Absence of Certain Changes or Events61
Section 4.9	Compliance with Law; Permits61
Section 4.10	Litigation63
Section 4.11	Employee Benefit Plans64
Section 4.12	Labor and Employment Matters66
Section 4.13	Title to and Condition of Assets70
Section 4.14	Real Property70
Section 4.15	Intellectual Property71
Section 4.16	Taxes.79
Section 4.17	Material Contracts84
Section 4.18	Affiliate Interests and Transactions86
Section 4.19	Insurance86
Section 4.20	Brokers87
Section 4.21	Bank Accounts87
Section 4.22	Customers and Suppliers87
Section 4.23	Solvency.87
Section 4.24	No Additional Representations88
ARTICLE V REPRESENTATIONS AND WARRANTIES OF Buyer and MERGER sub	88
Section 5.1	Organization88
Section 5.2	Authority and Enforceability88
Section 5.3	No Conflict; Required Filings and Consents89
Section 5.4	Brokers90
Section 5.5	Litigation90
Section 5.6	Financial Capability90
Section 5.7	Formation and Ownership of Merger Sub; No Prior Activities90
Section 5.8	Issuance of Shares90
Section 5.9	SEC Filings; Financial Statements90
Section 5.10	Inspection; No Additional Representations91
ARTICLE VI COVENANTS	92
Section 6.1	Conduct of Business Prior to the Closing92
Section 6.2	No Solicitations.95
Section 6.3	Takeover Statutes95
Section 6.4	Confidentiality96
Section 6.5	Commercially Reasonable Efforts96
Section 6.6	Public Announcements96

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Section 6.7	Filings, Notices and Consents97
Section 6.8	Shareholder Approval97
Section 6.9	R&W Insurance Policy99
Section 6.10	Regulatory Approval.99
Section 6.11	D&O Insurance100
Section 6.12	Section 280G Matters101
Section 6.13	Employee Matters102
Section 6.14	Access to Information103
ARTICLE VII TAX MATTERS	103
Section 7.1	Pre-Closing Tax Period Tax Returns103
Section 7.2	Straddle Period and Other Tax Returns.104
Section 7.3	Tax Controversies105
Section 7.4	Israeli 104H Tax Ruling107
Section 7.5	Post-Closing Access and Cooperation107
Section 7.6	Post-Closing Actions107
Section 7.7	Certain Taxes and Fees108
Section 7.8	Tax Treatment of General Escrow Amount and Tax Escrow Amount.108
Section 7.9	VAT Ruling.108
Section 7.10	Conduct of Business With Respect to Taxes.108
Section 7.11	Computation of Tax Liabilities.109
Section 7.12	Voluntary Tax Agreements.109
ARTICLE VIII CONDITIONS TO CLOSING	111
Section 8.1	General Conditions111
Section 8.2	Conditions to Obligations of the Company111
Section 8.3	Conditions to Obligations of Buyer and Merger Sub112
ARTICLE IX INDEMNIFICATION	114
Section 9.1	Survival114
Section 9.2	Indemnification in Favor of Buyer114
Section 9.3	Third Party Claims.116
Section 9.4	Limitations on Indemnification117
Section 9.5	Claims Procedure122
Section 9.6	Calculation of Losses123
Section 9.7	Exclusive Remedy124
Section 9.8	Tax Treatment of Indemnity Payments124
ARTICLE X TERMINATION	124
Section 10.1	Termination124

4

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Section 10.2	Effect of Termination125
ARTICLE XI GENERAL PROVISIONS	125
Section 11.1	Securityholder Representative125
Section 11.2	Fees and Expenses128
Section 11.3	Amendment and Modification128
Section 11.4	Waiver129
Section 11.5	Notices129
Section 11.6	Interpretation130
Section 11.7	Entire Agreement131
Section 11.8	No Third-Party Beneficiaries131
Section 11.9	Governing Law131
Section 11.10	WAIVER OF JURY TRIAL131
Section 11.11	Submission to Jurisdiction132
Section 11.12	132
Section 11.13	Assignment; Successors132
Section 11.14	Currency133
Section 11.15	Severability133
Section 11.16	Counterparts133
Section 11.17	Electronic Signature133
Section 11.18	No Presumption against Drafting Party133
Section 11.19	Conflict Waiver134

Pursuant to Regulation S-K, Item 601(b)(2), the Exhibits listed below have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Company may request confidential treatment of omitted items.

EXHIBITS

Exhibit A-1List of Shareholders

Exhibit A-2Form of Voting Proxy

Exhibit BBusiness Plan and Budget

Exhibit CForm of Non-Competition and Non-Solicitation Agreement

Exhibit DArticles of Association

Exhibit EMerger Proposal

Exhibit F Form of Registration Rights Agreement

5

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 21, 2021 (the “Agreement Date”), is by and among, VERITONE, INC. a Delaware corporation (“Buyer”), Melisandra Ltd., a company incorporated under the laws of the State of Israel and a wholly owned subsidiary of Buyer (“Merger Sub”), PANDOLOGIC LTD., a company incorporated under the laws of the State of Israel (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders and COP Participants (the “Securityholder Representative”).

RECITALS

WHEREAS, Buyer, Merger Sub and the Company wish to effect a merger of Merger Sub with and into the Company (the “Merger”) on the terms and conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Israeli Companies Law, 1999, as the same shall be amended from time to time (the “Companies Law”), such that upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Buyer;

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Company and its shareholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of the Company to its creditors, and (ii) recommends that the Shareholders (as defined below) approve this Agreement, the Merger and the other Transactions;

WHEREAS, simultaneously with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s and Merger Sub’s willingness to execute and deliver this Agreement, the Shareholders listed on Exhibit A-1, constituting a majority of the voting power of each class of securities of the Company, will execute and deliver (whether personally or through their proxy holders) an irrevocable voting proxy, substantially in the form of Exhibit A-2 hereto, providing, among other things, for the voting by such Shareholders of their shares of the Company’s share capital in favor of the adoption of this Agreement and the approval of the terms of the Merger (the “Irrevocable Proxies”);

WHEREAS, the Board of Directors of each of Buyer and Merger Sub (i) have approved this Agreement, the Merger and the Transactions and determined that this Agreement, the Merger and the Transactions are fair to, and in the best interests of Merger Sub and its shareholders, and (ii) that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors;

WHEREAS, simultaneously with the execution and delivery of this Agreement and following the recommendation of the board of directors of Merger Sub, Buyer, as the sole shareholder of Merger Sub, has approved this Agreement and the Merger;

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WHEREAS, the Securityholder Representative, Buyer and the Escrow Agent (as defined below) shall enter into an Escrow Agreement (as defined below) to be effective at, and subject to the occurrence of, the Effective Time (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, Terrance Baker is entering into an Employment Agreement, to be effective as of the Closing Date; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer to enter into this Agreement, each of the Management Shareholders is entering into Non-Competition and Non-Solicitation Agreements, to be effective as of the Closing Date.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1Certain Defined Terms

.  For purposes of this Agreement:

“102 Trustee” means Altshuler Shaham Trusts Ltd., appointed by the Company in accordance with the provisions of Section 102 of the Israeli Income Tax Ordinance and approved by the ITA for the purpose of awards granted under the Equity Incentive Plan.

“104H Trustee” shall mean the trustee appointed in accordance with the provisions of Section 104H of the Israeli Income Tax Ordinance and the provisions of the Interim 104H Tax Ruling and/or the Israeli 104H Tax Ruling.

“2022 Revenue Difference” means the result of the 2022 Revenue Benchmark less $[***].

“2022 Revenue Minimum” means the greater of (i) $[***] and (ii) the Company’s net revenue, calculated in accordance with GAAP, for the 2021 Earn-Out Period.

“Accounting Firm” means an internationally recognized independent public accounting firm as agreed by Buyer and the Securityholder Representative in writing.

“Accredited Investor” means, if such Person resides outside of Israel, an “Accredited Investor” as defined under Regulation D promulgated under the Securities Act.

“Acquired Companies” means the Company and the Subsidiary.

“Acquired Company” means either the Company or the Subsidiary.

“Acquired Company Contract” means any Contract: (a) to which an Acquired Company is a party; (b) by which an Acquired Company or any of its assets is or may become bound or under

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which an Acquired Company has, or may become subject to, any obligation; or (c) under which an Acquired Company has or may acquire any right or interest.

“Acquired Company Data” means all right, title and interest in and with respect to the data contained in the Acquired Company IT Systems or any databases owned or used exclusively by the Acquired Companies (including any and all embodiments of Intellectual Property, Trade Secrets, User Data, Personal Data, Sensitive Data, and customer data and all other information subject to confidentiality obligations) and all other information, datasets, databases and data compilations used by the Acquired Companies in the conduct of the Business.

“Acquired Company Employee Agreement” means each management, employment, severance, consulting, retention, relocation, repatriation or expatriation agreement or other Contract between an Acquired Company and an Acquired Company Service Provider.

“Acquired Company IT Systems” means IT Systems used by the Acquired Companies in the conduct of the Business.

“Acquired Company Privacy Policy” means each external or internal, present privacy policy of either Acquired Company, including any policy relating to: (a) the privacy of individuals in connection with any Acquired Company Web Site or Acquired Company Product; (b) the collection, storage, usage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

“Acquired Company Product” means (i) each of the products, services, and Software that have been or are currently marketed, distributed, licensed, sold, offered, or provided by or on behalf of either Acquired Company, (ii) each Acquired Company Web Site, (iii) the Acquired Company Software, and (iv) the Acquired Company Data.

“Acquired Company Service Provider” means any current employee, worker, independent contractor, consultant, advisor (but excluding financial and legal advisors and similar third-party vendors), officer or director of either of the Acquired Companies.

“Acquired Company Software” means Software owned, used, marketed, distributed, licensed or sold by either Acquired Company (excluding any “off-the-shelf” third party Software that is generally available on standard commercial terms, is not distributed by either Acquired Company, is not incorporated into, any product or software offered as service of either Acquired Company, and is not otherwise material to business of either Acquired Company).

“Acquired Company Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of either of the Acquired Companies.

“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the Merger): (i) any direct or indirect acquisition, license or purchase of any Capital Shares of either of the Acquired Companies or all or substantially all of assets of either of the Acquired Companies; (ii) any merger, consolidation or other business combination relating to either of the Acquired Companies; or (iii) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to either of the Acquired Companies.

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“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person (excluding portfolio companies of shareholders that are venture capital funds).

“Aggregate Closing Consideration” means an amount equal to (i) $85,000,000, plus (ii) the Aggregate Exercise Amount, plus (iii) the Estimated Adjustment Amount.

“Aggregate Exercise Amount” means (i) the aggregate dollar amount payable to the Company as the exercise price of all outstanding Vested Company Options as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), plus (ii) the aggregate dollar amount payable to the Company as the exercise price of all outstanding Company Warrants as of immediately prior to the Effective Time.

“Aggregate Residual Amount” means an amount equal to (i) the Aggregate Closing Consideration, minus (ii) the Total Liquidation Preference, minus (iii) the Initial Carve-Out Plan Consideration.

“Allocation Schedule” means the spreadsheet setting forth (i) the name of each Securityholder (including holders of Company Options and Company RSUs, if not vested), COP Participant and, for each such Person receiving Merger Consideration (to the extent available), their respective address, email address, tax residence and country of citizenship; (ii) the number and type of Capital Shares issued and held by or subject to Company Options (both Vested Company Options and Unvested Company Options), Company RSUs, or Company Warrants held by, such Persons and, in the case of outstanding Share of Capital Shares, the respective certificate numbers and date of acquisition; (iii) the date of grant and exercise price of each Company Option (both Vested Company Options and Unvested Company Options); (iv) the date of grant and exercise price of each Company Warrant; (v) the vesting arrangements with respect to each Company RSU (both Vested Company RSUs and Unvested Company RSUs) and Company Options (both Vested Company Options and Unvested Company Options) (including vesting schedule, vesting commencement date, date fully vested and the extent to which each Company RSU and Company Option is vested), (vi) for each Company Option, whether each such Company Option was granted and is subject to Tax pursuant to Section 3(i) of the Israeli Income Tax Ordinance or Section 102 and the applicable sub-section of Section 102; (vii) the Aggregate Exercise Amount with respect to each Vested Company Option and Company Warrant; (viii) the Fully Diluted Shares and number of Fully Diluted Shares held by each Securityholder; (ix) the Buyer Common Share Price; (x) for each Series C-1 Preferred Share, the Series C-1 Per Share Liquidation Preference and the Series C-1 Per Share Amount; (xi) for each Series C Preferred Share, the Series C Per Share Liquidation Preference and the Series C Per Share Amount; (xii) for each Series B-2 Preferred Share, the Series B-2 Per Share Liquidation Preference and the Series B-2 Per Share Amount; (xiii) for each Series B Preferred Share, the Series B Per Share Liquidation Preference and the Series B Per Share Amount; (xiv) for each Series Junior A Preferred Share, the Series Junior A Per Share Liquidation Preference and the Series Junior A Per Share Amount; (xv) for each Series A-2 Preferred Share, the Series A-2 Per Share Liquidation Preference and the Series A-2 Per Share Amount; (xvi) for each Series A-1 Preferred Share, the Series A-1 Per Share

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Liquidation Preference and the Series A-1 Per Share Amount; (xvii) for each Ordinary Share, Company Option and Company Warrant, the Residual Per Share Amount; (xvii) for each Securityholder, the portion of the Aggregate Closing Consideration payable in cash to such Securityholder pursuant to Section 2.15(a)(i), the portion payable in Buyer Common Stock pursuant to Section 2.15(a) and number of shares of Buyer Common Stock issuable pursuant to Section 2.15(a)(ii); (xix) each COP Participant’s Pro Rata COP Share and each such Person’s Stakeholder Sharing Percentage; (xx) each Securityholder’s and COP Participant's Stakeholder Sharing Percentage of the General Escrow Amount; (xxi) each Securityholder’s and COP Participant's Stakeholder Sharing Percentage of the Expense Fund; (xxii) each Securityholder’s and COP Participant's Stakeholder Sharing Percentage of the Wade & Wendy Escrow Amount; (xxiii) each Securityholder’s and COP Participant’s Stakeholder Sharing Percentage of the the Tax Escrow Amount; (xxiv) each Securityholder’s Percentage Interest; (xxv) for each COP Participant, the portion of the Initial Carve-Out Plan Consideration payable to such COP Participant; and (xxvi) the holders of Section 102 Shares, Section 102 Options and Section 3(i) Options.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement, the Irrevocable Proxies, the Letters of Transmittal, the Employment Agreement, the Non-Competition and Non-Solicitation Agreements,  and all other agreements, certificates and instruments to be executed by Buyer, Merger Sub, the Company and/or the Securityholder Representative at or prior to the Closing pursuant to this Agreement.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign Laws applicable to the Buyer, the Sellers, the Company or the Company Subsidiaries that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Balance Sheet Date” means May 31, 2021.

“Balance Sheet Rules” means (i) to the extent consistent with GAAP, the accounting methods, policies, practices, procedures and classifications used in the preparation of the audited consolidated financial statements of the Company as of December 31, 2020 or otherwise (ii) GAAP.

“Business” means the business of the Acquired Companies as was conducted prior to the date of this Agreement, as currently being conducted by the Acquired Companies and as currently proposed to be conducted by the Acquired Companies in the absence of and without giving effect to the transactions contemplated by this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Colorado, the State of New York or in the State of Israel.

“Buyer Common Stock” means shares of Common Stock, par value $0.001 each, of Buyer.

“Business Confidential Information” means Trade Secrets including proprietary Software source code, Acquired Company Data, and all other confidential and proprietary information of the Business including Sensitive Data maintained by of for the Company.

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“Business Intellectual Property” means Owned Company IP and Intellectual Property that is the subject of all the IP Inbound Licenses plus the Acquired Companies’ licenses to commercially available off-the-shelf software licensed pursuant to shrink-wrap or click-wrap licenses.

“Buyer Common Share Price” means $20.53.

“Business Plan and Budget” means the business plan and annual budgets for the Company for the period immediately following the Closing Date and ending on the last day of the 2022 Earn-Out Period as set forth in Exhibit B attached hereto, which annual budgets shall contain monthly revenue targets and quarterly revenue targets for the Company.

“Capital Shares” means the Ordinary Shares, the Series Junior A Preferred Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series B Preferred Shares, the Series B-2 Preferred Shares, the Series C Preferred Shares and the Series C-1 Preferred Shares of the Company.

“Carve-Out Plan” means the Pandologic Ltd. 2020 Carve-Out Plan, as amended.

“Cash and Cash Equivalents” means the cash and cash equivalents required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Acquired Companies as of the applicable date prepared in accordance with GAAP (but shall not include (i) checks written but not cleared and (ii) Restricted Cash).  For the avoidance of doubt, in determining the amount of Cash and Cash Equivalents, all Cash and Cash Equivalents that are in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the Eastern Edition of The Wall Street Journal on the last Business Day immediately preceding the applicable date.

“Certificate” means a share certificate which immediately prior to the Effective Time represented any Capital Shares or, if any share certificate shall have been lost, stolen or destroyed, a customary affidavit of that fact by the Person claiming such share certificate to be lost, stolen or destroyed.

“Closing Cash” means all Cash and Cash Equivalents of the Acquired Companies as of 12:01 a.m. (local time) on the Closing Date.

“Closing Cash Consideration Fraction” means 0.58823529, as adjusted in accordance with Section 2.145.

“Closing Indebtedness” means all outstanding Indebtedness of the Acquired Companies as of immediately prior to the Effective Time.

“Closing Stock Consideration Fraction” means (i) one (1), minus (ii) the Closing Cash Consideration Fraction.

“Closing Working Capital” means the Working Capital as of 12:01 a.m. (local time) on the Closing Date.

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“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined 2021/2022 Revenue Benchmark” means $[***].

“Company Articles” means the Amended and Restated Articles of Association of the Company, as may be further amended, restated or otherwise modified from time to time.

“Company Option” means an option (whether or not vested or exercisable) to purchase Ordinary Shares, whether granted under the Equity Incentive Plan or otherwise.

“Company RSU” means a restricted share unit (whether or not vested) granting the holder the contingent right to be issued Ordinary Shares upon the applicable vesting date, whether granted under the Equity Incentive Plan or otherwise.

“Company Securities” means, collectively, Capital Shares, Company Options and Company Warrants.

“Company Shareholder Approval” means the affirmative vote of (i) the holders of a majority of each class of Capital Shares and (ii) the holders of at least 75% of the issued and outstanding Preferred Shares voting as a single class, to adopt this Agreement and approve the Merger and the other transactions contemplated hereby, in accordance with Israeli Law and the Company Articles, as in effect at the time of such adoption and approval.

“Company Warrants” means the warrants issued by the Company to purchase Capital Shares of the Company to the extent such warrants (i) are exercisable, and (ii) have an exercise price per share less than the applicable Residual Per Share Amount payable pursuant to Section 2.11(a)(i) for such underlying Capital Shares.

“Contract” means any contract, agreement or binding arrangement, whether written or oral.

“Contractors” means all independent contractors, consultants, distributors, resellers, service providers, manpower employees, service companies (other than service providers providing external legal and financial advice), and any of their respective employees, subcontractors or other third-party service providers.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COP Participants” means each of the Participants as defined in, and pursuant to, the Carve-Out Plan.

“Copyleft Software” means any Software code that is distributed under Open License Terms that: (a) require, as a condition of use, modification, and/or distribution, that other software code incorporated into, derived from or distributed with such software code also be (i) disclosed

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or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge; or (b) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Buyer to use or modify the Acquired Company Products or distribute the Acquired Company Products under terms chosen by Buyer.

“Cumulative Monthly Revenue Target” means, for each calendar month during an Earn-Out Period, sum of the Monthly Revenue Target for such calendar month and the Monthly Revenue Targets for all preceeding calendar months from the beginning of such Earn-Out Period.

“Cumulative Quarterly Revenue Target” means, for each calendar quarter during an Earn-Out Period, the sum of the Quarterly Revenue Target for such calendar quarter and the Quarterly Revenue Targets for all preceeding calendar quarters from the beginning of such Earn-Out Period.

“Current Assets” means the current assets of the Acquired Companies determined in accordance with the Balance Sheet Rules and calculated as of 12:01 a.m. (local time) on the Closing Date; provided, that notwithstanding anything to the contrary contained herein, Current Assets shall not include (a) Closing Cash or (b) assets related to Taxes (other than VAT but including deferred Tax assets).

“Current Liabilities” means the current liabilities of the Acquired Companies determined in accordance with the Balance Sheet Rules and calculated as of 12:01 a.m. (local time) on the Closing Date; provided, that notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (a) Indebtedness, (b) Transaction Expenses or (c) Liabilities related to income Taxes (including deferred Tax Liabilities).

“Damages” means all losses, deficiencies, claims, damages , causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, Taxes, penalties, fines, fees, interest and costs and expenses (including, in each case, interest, penalties and reasonable and documented attorney’s fees, accountants’ fees and disbursements or other expenses of investigation, litigation, Actions or proceedings of every kind, nature and description); provided, however, that Damages shall not include any punitive or consequential (other than to the extent owed to third parties in Third Party Claims), loss of profits, special or exemplary damages.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

“Early Trigger Event” shall mean and be deemed to occur if: (A) for the 2021 Earn-Out Period, the Company shall both (i) fail to achieve at least [***] of its Quarterly Revenue Target for the third calendar quarter of 2021, and (ii) thereafter fail to achieve at least [***] of its Cumulative Monthly Revenue Target for any calendar month during the fourth calendar quarter of 2021; (B) for the 2022 Earn-Out Period, the Company shall both (i) fail to achieve at least [***] of the 2021 Revenue Benchmark, and (ii) thereafter fail to achieve at least [***] of its Cumulative Monthly Revenue Target as of the end of any calendar month during the first calendar quarter of the 2022 Earn-Out Period); (C) for the 2022 Earn-Out Period, the Company shall both (i) fail to achieve at least [***] of its Cumulative Quarterly Revenue Target for any calendar quarter of 2022

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Earn-Out Period, and (ii) thereafter fail to achieve at least [***] of its Cumulative Monthly Revenue Target as of the end of any calendar month during the following calendar quarter of 2022 Earn-Out Period; or (D) the Quarterly Forecast (when aggregated with actual results for prior periods of the Earn-Out Period) reflects an expected (more likely than not) reduction in revenues compared to the Business Plan and Budget for the full Earnout Period of more than [***].

“Earn-Out Cash Consideration Fraction” means 0.66615385, as adjusted in accordance with Section 2.145.

“Earn-Out Stock Consideration Fraction” means (i) one, minus (ii) the Earn-Out Cash Consideration Fraction.

“Earn-Out Consideration” means all Earn-Out Amounts payable pursuant to Section 2.16 and Section 2.18.

“Earn-Out Consideration Per Share” means an amount equal to the quotient obtained by dividing (A) the portion of any Securityholder Net Earn-Out Amount that is from time to time distributable to the Securityholders (if any, in accordance with Section 2.16 and Section 2.18),  by (B) the number of Fully Diluted Shares.

“Earn-Out Period” means each of the 2021 Earn-Out Period and the 2022 Earn-Out Period.

“Employment Agreement” means the Employment Agreement entered into by and between Buyer and Terrance Baker on the date hereof, to be effective as of the Closing.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, adverse claim or restriction.

“Environmental Laws” means: any Laws of any Governmental Authority relating to:  (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Equity Incentive Plan” means the Company’s 2017 Option Plan, and any sub-plan thereto, as amended.

“ERISA Affiliate” means any person or entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA, currently or at any time in the past six (6) years.

“Escrow Agent” means Altshuler Shaham Benefits Ltd., or its successor under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be entered into by Buyer, the Securityholder Representative and the Escrow Agent, in the form to be agreed between Buyer and the Company prior to the Closing.

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“Estimated Adjustment Amount” means the Estimated Closing Cash, minus the Estimated Closing Indebtedness, minus the Estimated Transaction Expenses.  For the avoidance of doubt, the Estimated Adjustment Amount may be positive or negative.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund Amount” means an amount in cash equal to $450,000.

“Final Adjustment Amount” means Final Closing Net Working Capital, minus Target Working Capital, plus Final Closing Cash, minus Final Closing Indebtedness, minus Final Transaction Expenses.  For the avoidance of doubt, the Final Adjustment Amount may be positive or negative.

“Fully Diluted Shares” means the sum, without duplication, of the following immediately prior to the Effective Time: (i) the number of Ordinary Shares issued and outstanding (other than Ordinary Shares owned by the Company); plus (ii) the number of Ordinary Shares issuable upon conversion of all issued and outstanding Series Junior A Preferred Shares; plus (iii) the number of Ordinary Shares issuable upon conversion of all issued and outstanding Series A-1 Preferred Shares; plus (iii) the number of Ordinary Shares issuable upon conversion of all issued and outstanding Series A-2 Preferred Shares; plus (iv) the number of Ordinary Shares issuable upon conversion of all issued and outstanding Series B Preferred Shares; plus (v) the number of Ordinary Shares issuable upon conversion of all issued and outstanding Series B-2 Preferred Shares; plus (vi) the number of Ordinary Shares issuable upon conversion of all issued and outstanding Series C Preferred Shares; plus (vii) the number of Ordinary Shares issuable upon conversion of all issued and outstanding Series C-1 Preferred Shares; plus (viii) the number of Ordinary Shares issuable for Vested Company RSUs and upon exercise of all Vested Company Options outstanding immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the consummation of the Merger); plus (xii) the number of Capital Shares issuable upon exercise of any Company Warrants if they are then outstanding.

“Fundamental Documents” means the documents, as in effect as of any applicable date, by which any Person (other than an individual) establishes its legal existence and which govern its internal affairs. For example, the “Fundamental Documents” of a corporation would be its articles of association or certificate of incorporation and bylaws; the “Fundamental Documents” of a limited liability company would be its certificate of formation or organization and operating agreement; and the “Fundamental Documents” of a limited partnership would be its limited partnership certificate and its limited partnership agreement.

“Fundamental Representations” means the representations and warranties set forth in [***].

“Fraud” means a misrepresentation which was (a) made with the intent to deceive, negligently or recklessly with regards to its truth, (b) was relied on by a party to this Agreement not knowing of its falsity and (c) detrimental to the party relying on such misrepresentation.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

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“General Escrow Amount” means an amount in cash equal to $[***].

“Governmental Authority” means any Israel, United States or other foreign, federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or arbitral or judicial body.

“Governmental Grant” means any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of the OCS, the Israeli Investment Center, the State of Israel, the BIRD Foundation, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Hazardous Substances” means: (i) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other pollutant or contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” of a Person means such Person’s spouse, children and siblings, including adoptive relationships and relationships through marriage.

“Indebtedness” means with respect to a Person, without duplication, (i) any obligations of such Person to third parties for borrowed money or with respect to deposits or advances of any kind to such Person, (ii) any obligations of such Person evidenced by any note, bond, debenture or other debt security (specifically excluding trade payables and accrued expenses incurred in the ordinary course of business), (iii) any obligations of such Person under leases required to be capitalized in accordance with GAAP, (iv) any obligations of such Person under outstanding performance bonds or letters of credit, (v) any deferred portion of the purchase price for property or services owed by such Person (which, for the avoidance of doubt, shall not include any long-term or short-term deferred revenue, including any “earn-out” payments, calculated at the maximum potential amount (but excluding the Wade & Wendy Escrow Amount), (vi) any obligations of others secured by any Encumbrance (other than a Permitted Encumbrance) on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) any obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (viii) any amounts owed with respect to drawn letters of credit issued for the account of such Person, any guaranties or arrangements having the economic effect of a guaranty by such Person of any indebtedness of any other Person, (ix) any accrued interest, penalties or prepayment premiums or charges and any fees and expenses

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in connection with the foregoing indebtedness items (x) all Liabilities for underfunded employee pension benefit plans, nonqualified deferred pension plans and similar obligations, including all unfunded amounts or deficits in coverage of any severance fund, (ix) all accrued and unpaid income Taxes of either Acquired Company for any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date, in each case, calculated in accordance with GAAP (and excluding any deferred income Tax Liabilities) and on the assumption that any Straddle Period ends on the Closing Date (“Tax Accrual” ); but excluding (A) obligations under cash deposits held back by the Company's and its Subsidiaries' bank to secure bank guarantees and other Encumbrances provided under any lease agreements and cash held back by the Company's and its Subsidiaries’ banks to secure payments under the Company's and its Subsidiaries' credit cards (in each case solely to the extent there is no default (matured or un-matured) as of the Closing in respect of such lease agreements or credit cards); (B) any current and noncurrent deferred revenues and the Company's obligations under its lease agreements and any trade accounts payable; and (C) Transaction Expenses.

“Initial Carve-Out Plan Consideration” means [***]% of the sum of $85,000,000 plus the Estimated Adjustment Amount.

“Intellectual Property” means all intellectual property rights arising from the following, whether protected, created or arising under the laws of Israel, the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, corporate names (including “doing business as” or “d/b/a” registrations), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (and all goodwill associated therewith) (collectively, “Marks”); (ii) patents and patent applications, and inventions whether or not patentable, along with any improvements, ideas, data, concepts, formulas, techniques, methods, prototypes, protocols, processes associated with the foregoing (collectively, “Patents”); (iii) copyrights and works of authorship (registered and material unregistered) and applications for registration (collectively, “Copyrights”); (iv) designs (registered and unregistered) and design applications or registrations; (v) Software; (vi) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, (collectively, “Know-How”); (vii) any Know-How, that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing, and any other information protectable as trade secrets under applicable Law (collectively, “Trade Secrets”); (viii) any other confidential information protected under Law or Contract; (ix) hardware; and (x) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (a) granted under common law or by statute; (b) registered or unregistered; (c) published or unpublished; and (d) including, without limitation, (I) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; (II) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and (III) all rights to sue for past, present or future misuses, misappropriations, or infringements thereof.

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“Interim 104H Tax Ruling” mean an interim approval confirming, among other matters, that Buyer and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Electing Holder as defined in Section 7.4.

“Investment Center” means the Israeli Investment Center of the Ministry of Economy and Industry.

“Investor Rep Letter” means, with respect to the Buyer Common Stock to be issued in connection with the Merger, a letter to be delivered by each Securityholer and COP Participant in the form to be agreed between Buyer and the Company prior to the Closing, containing customary representations and warranties, indemnities and covenants, and representing to, among other things, whether such Person is (i) if such Person resides outside of Israel, an Accredited Investor, or (ii) if such Person resides within Israel, a Qualified Investor.

“Israeli Benefit Plan” means each employee benefit plan established, maintained, contributed to or required to be established, maintained or contributed to by the Company under Israeli Law, pursuant to which any Company employee or director of the Company or its Subsidiary who is resident in Israel has any current or future rights to benefits including manager’s insurance or other provident or pension funds (including education funds) which are not government-mandated but were set up by the Company, whether or not satisfying the Company’s legal obligation to pay statutory severance pay under the Israeli Severance Pay Law, 5723-1963.

“Israeli Income Tax Ordinance” means the Income Tax Ordinance of Israel [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“ITA” means the Israel Tax Authority.

“IT Systems” means all information technology and computer systems (including Software, information technology, networking, and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format.

“Knowledge” means (i) in the case of an individual, the knowledge of such individual after reasonable due inquiry, and (ii) in the case of the Acquired Companies, the knowledge, after reasonable due inquiry, of each of [***], [***] amd [***], provided, however, that such reasonable due inquiry shall apply to each individual with respect to his/her role and responsibility in the Company, and provided further, that “inquiry” shall not be interpreted to require any “freedom to operate” search, non-infringement investigation or similar investigations.

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to an Acquired Company or which an Acquired Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

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“Liability” means any direct or indirect liability, Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, Tax, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lookback Date” means the date that is three (3) years prior to the date of this Agreement.

“Made Available” means a document or other item of information included in the virtual data room prepared by the Company and hosted on behalf of the Company in the online workspace in connection with the transactions contemplated by the Agreement prior to the date of this Agreement.

“Management Shareholders” means [***], [***],[***],[***] and [***].

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that would reasonably be expected to be materially adverse to (a) the business, operations, assets, financial condition, results of operations or liabilities of the Acquired Companies, taken as a whole, or (b) the ability of the Company to timely consummate the transactions contemplated hereby; provided, however, that, for purposes of clause (a), none of the following constitute, or will be considered in determining whether there has occurred, a Material Adverse Effect: (i) changes or conditions generally affecting the industries in which the Acquired Companies operate; (ii) changes in economic, capital market, regulatory or political conditions generally; (iii) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger, including the initiation of litigation by any Person with respect to this Agreement or the Merger or the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, distributors, partners or the like; (iv) any failure by the Company to meet any internal projections or forecasts or revenue or earnings predictions for any past, current or future period (but the underlying reason for such failure to meet such projections, forecasts or predictions may be taken into account); (v) any change in Law(s) or GAAP following the date hereof; (vi) actions resulting from compliance with this Agreement or taken with the written approval of, Buyer; (vii) changes that are the result of general economic factors affecting the national, regional or world economy or acts of war or terrorism; and (viii) acts of war, sabotage or terrorism or other social or political disruptions, natural disasters, pandemics (including COVID-19), acts of God or comparable events.

“Merger Consideration” means the sum of (i) the Aggregate Closing Consideration (as adjusted pursuant to Section 3.6) plus (ii) all Earn-Out Consideration.

“Monthly Revenue Default” means the failure of the Company to achieve at least [***] of its Cumulative Quarterly Revenue Target for any calendar month during the Earn-Out Period.

“Monthly Revenue Target” means  the monthly revenue target set forth in the Business Plan and Budget for each calendar month during the Earn-Out Period.

““NIS” means New Israeli Shekels.

“Non-Competition and Non-Solicitation Agreements” means the Non-Competition and Non-Solicitation Agreements, in substantially the form of Exhibit C attached hereto, entered into

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by and between Buyer and each of the Management Shareholders on the date hereof, to be effective as of the Closing.

“Non-Qualifying Holder” means a Securityholder or COP Participant that (i) has not, at least seven (7) Business Days prior to Closing, delivered to Buyer an Investor Rep Letter,  (ii) has, at least seven (7) Business Days prior to Closing, delivered to Buyer an Investor Rep Letter pursuant to which such Person has represented that it is not an Accredited Investor or Qualified Investor, or (iii) Buyer reasonably believes is not an Accredited Investor or Qualified Investor.

“OCS” means the Israeli National Authority for Technological Innovation (also known as the Israeli Innovation Authority and formerly known as the Office of the Chief Scientist) of the Israeli Ministry of Economy and Industry.

“Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification, and/or distribution of the Work (or any portion thereof) or of any other software, libraries, or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including patents) regarding the Work alone, any Related Software alone, or the Work or Related Software in combination with other hardware or software; (d) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only, Open License Terms includes any versions of the following agreements, licenses, or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the opensource.org website.

“Open Source Software” means any software, libraries, or other code that is licensed under, or is otherwise subject to, Open License Terms.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.

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“Ordinary Shares” means any of the ordinary shares of the Company, nominal value NIS 0.01 each.

“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

“Owned Company IP” means all Intellectual Property in which an Acquired Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or an exclusive license or similar exclusive right.

“Owned Real Property” means all real property owned by the Acquired Companies, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“PEO Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, which is maintained and administered by a third-party professional employer organization under agreement with any Acquired Company for the benefit of any current or former Acquired Company Service Provider (and their respective dependents and beneficiaries).

“Percentage Interest” means, with respect to each Securityholder, a percentage equal to (i) the sum of the number of Capital Shares held by such Securityholder, plus the number Ordinary Shares issuable to such Securityholder upon exercise of a Vested Company Option, plus the number of Capital Shares issuable to such Securityholder upon exercise of a Company Warrant, plus the number of Capital Shares issuable to such Securityholder in respect of any Vested Company RSUs as of the Effective Time, divided by (ii) the number of Fully Diluted Shares.

“Per Share Consideration” means, (i) with respect to each Ordinary Share (including those issuable in respect of any Vested Company Options, Vested Company RSUs or Company Warrants as provided herein), the Residual Per Share Amount, (ii) with respect to each Series Junior A Preferred Share, the Series Junior A Per Share Amount, (iii) with respect to each Series A-1 Preferred Share, the Series A-1 Per Share Amount, (iv) with respect to each Series A-2 Preferred Share, the Series A-2 Per Share Amount, (v) with respect to each Series B Preferred Share, the Series B Per Share Amount, (vi) with respect to each Series B-2 Preferred Share, the Series B-2 Per Share Amount, (vii) with respect to each Series C Preferred Share, the Series C Per Share Amount, and (viii) with respect to each Series C-1 Preferred Share, the Series C-1 Per Share Amount.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means, in addition to any definition for any similar term (e.g., “personal information”) provided by applicable Law, all information that identifies, could be used to identify

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or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual, including without limitation, a natural person’s name, age, gender, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, marital status, health, economic status, professional training, personal beliefs, opinions or any other piece of information that can be used to identify, contact or precisely locate a natural person (including Internet protocol address, device identifier or other persistent identifier) or is included in the definition of “Information” under the Israeli Privacy Protection Law, 1981, and applicable Israeli judicial precedent or guidelines or directives issued by the Israeli Law, Privacy Protection Authority defining such term; any “personal data,” as defined by the European Union Data Protection Directive and any national Laws or Privacy Laws implementing such directive; and any other information that is otherwise governed, regulated or protected by one or more Privacy Laws.

“Personally Identifiable Information” means data used or intended to be used to identify, contact, or precisely locate a person, such as, full name, address, telephone numbers, financial account number and/or account information, email address, or government-issued identifier.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on any Acquired Company for any and all Pre-Closing Tax Periods, (b) any and all Taxes of or imposed on any Acquired Company for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 7.11 hereof), (c) any and all Transfer Taxes required to be paid by the Securityholders pursuant to Section 7.7, (d) any and all withholding Taxes required to be deducted and withheld with respect to payments made by Buyer (or the Paying Agent or any trustee) to the Securityholders or the COP Participants (or by any Acquired Company to the Securityholders or the COP Participants) (or any other payment in connection with the transactions contemplated by this Agreement) pursuant to applicable Tax laws in connection with the transactions contemplated pursuant to this Agreement, and (e) any and all amounts required to be paid by any Acquired Company pursuant to any Tax Sharing Agreement (that any Acquired Company was a party on or prior to the Closing Date), but, for the avoidance of doubt, excluding any Taxes relating to any taxable period (or portion thereof) ending on or prior to the Closing Date resulting from the failure of the Company to properly qualify for the Benefitted Enterprises Tax regime in Israel, including as a result of any distributions from the Company during a post-Closing period; provided, however, that “Pre-Closing Taxes” shall not include Taxes to the extent such Taxes are taken into account in the determination of Closing Indebtedness, Transaction Expenses or Closing Working Capital (including the Tax Accrual).

“Preferred Shares” means collectively, the Series Junior A Preferred Shares, Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B Preferred Shares, Series B-2 Preferred Shares, Series C Preferred Shares, and the Series C-1 Preferred Shares.

“Privacy Law” means all applicable Laws (including of any applicable foreign jurisdiction), governing the receipt, collection, compilation, use, storage, registration of databases, processing, sharing, safeguarding, confidentiality, integrity, privacy, security (both technical and physical), disposal, destruction, disclosure, transmission, or transfer (including cross-border transfers) of Personal Data, including without limitation, the Israel Protection of Privacy Law,

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1981, the regulations enacted thereunder and the guidelines issued by the Israeli Protection of Privacy Authority, Israel’s Anti-Spam legislation under the Telecommunications Law (Bezeq and Communications) 1982, the California Consumer Privacy Act (CCPA), as well as consumer protection and anti-spam Laws and any and all applicable Laws relating to breach notification in connection with Personal Data.

“Pro Rata COP Share” means, for each COP Participant, the percentage set forth on the Closing Allocation Schedule, as determined in accordance with the Carve-Out Plan.

“Quarterly Revenue Default” means the failure of the Company to achieve at least [***]  of its Cumulative Quarterly Revenue Target for any calendar quarter during the Earn-Out Period.

“Quarterly Revenue Target” means the quarterly revenue target set forth in the Business Plan and Budget for each calendar quarter during the Earn-Out Period.

“Qualifying Holder” means each Securityholder and COP Participant that delivers, at least seven (7) Business Days prior to Closing, an Investment Rep Letter pursuant to which it has represented that it is (i) if such Person resides outside of Israel, an Accredited Investor and (ii) if such Person resides in Israel, a Qualified Investor or who Buyer reasonably believes is an Accredited Investor or Qualified Investor.

“Qualified Investor” means, if such Person resides within Israel, a “Qualified Investor” as such term is defined in the First Supplement to the Securities Law of Israel.

“Related Party” with respect to any specified Person, means: (i) any director, officer, general partner or managing member of such Person; (ii) any Immediate Family member of a Person described in clause (i); or (iii) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than fifty percent (50%) of the outstanding equity or ownership interests of such specified Person.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, agents and representatives.

“Residual Per Share Amount” means an amount equal to the quotient of (i) the Aggregate Residual Amount, divided by (ii) the Fully Diluted Shares.

“Restricted Cash” means $2,600,000.

“R&W Insurance Policy” means that certain insurance policy that is acquired by Buyer and is being bound and obtained as of or following the Agreement Date, with a limit no less than Fifteen Million Dollars ($15,000,000) (“R&W Limit”), an initial retention no greater than One Million Five Hundred Thousand Dollars $1,500,000, a customary waiver of subrogation rights, and that does not require Buyer to make a claim against any of the Indemnifying Parties (except for any claims of Fraud relating to any particular Securityholder) before claiming under such insurance policy, issued by the R&W Insurer on or following the Agreement Date and which shall become effective at or prior to the Closing in the name of Buyer.

“R&W Insurer” means Ambridge Europe Limited.

505026976.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

“Securities Act” means the Securities Act of 1933, as amended.

“Sanctioned Country” means any country, territory or geographical region which is itself the subject or target of territory-wide sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctions and Export Control Laws” means any applicable Law related to (i) import and export controls, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations, (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (iii) anti-boycott measures.

“Section 102” means Section 102 of the Israeli Income Tax Ordinance.

“Section 102 Option” means any Company Option that was intended to be granted pursuant to and is subject to Section 102(b)(2) of the Israeli Income Tax Ordinance.

“Section 102 Shares” mean any Ordinary Shares that were issued upon exercise of Section 102 Options.

“Section 3(i) Options” means any Company Option that was granted pursuant to and subject to Section 3(i) of the Israeli Income Tax Ordinance.

“Securities Law of Israel” means the Securities Law of the State of Israel, 5728–1968.

“Securityholders” mean the holders of Capital Shares, Vested Company RSUs, Vested Company Options and Company Warrants, in each case, as of immediately prior to the Effective Time.

“Series Junior A Per Share Amount” means, with respect to each Series Junior A Preferred Share, the the Series Junior A Per Share Liquidation Preference.

“Series Junior A Per Share Liquidation Preference” means, with respect to each Series Junior A Preferred Share, the sum of (i) $21.9267, plus (ii) all declared but unpaid dividends on such Series Junior A Preferred Share, as of immediately prior to the Effective Time, less (iv) the amount of any dividends previously paid on such Series Junior A Preferred Share, as of immediately prior to the Effective Time.

“Series Junior A Preferred Shares” means the Series Junior A Preferred Shares, nominal value NIS 0.01 each, of the Company.

“Series A-1 Per Share Amount” means, with respect to each Series A-1 Preferred Share, the sum of (i) the Series A-1 Per Share Liquidation Preference, plus (ii) the Residual Per Share Amount.

“Series A-1 Per Share Liquidation Preference” means, with respect to each Series A-1 Preferred Share, the sum of (i) $8.53, plus (ii) all declared but unpaid dividends on such Series

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A-1 Preferred Share, as of immediately prior to the Effective Time, less (iv) the amount of any dividends previously paid on such Series A-1 Preferred Share, as of immediately prior to the Effective Time.

“Series A-1 Preferred Shares” means the Series A-1 Preferred Shares, nominal value NIS 0.01 each, of the Company.

“Series A-2 Per Share Amount” means, with respect to each Series A-2 Preferred Share, the sum of (i) the Series A-2 Per Share Liquidation Preference, plus (ii) the Residual Per Share Amount.

“Series A-2 Per Share Liquidation Preference” means, with respect to each Series A-2 Preferred Share, the sum of (i) $8.53, plus (ii) all declared but unpaid dividends on such Series A-2 Preferred Share, as of immediately prior to the Effective Time, less (iii) the amount of any dividend previously paid on such Series A-2 Preferred Share, as of immediately prior to the Effective Time.

“Series A-2 Preferred Shares” means the Series A-2 Preferred Shares, nominal value NIS 0.01 each, of the Company.

“Series B Per Share Amount” means, with respect to each Series B Preferred Share, the sum of (i) the Series B Per Share Liquidation Preference, plus (ii) the Residual Per Share Amount.

“Series B Per Share Liquidation Preference” means, with respect to each Series B Preferred Share, the sum of (i) $2.99, plus (ii) the accrued eight percent (8%) dividend payable in respect of such Series B Preferred Share pursuant to the Company Articles as of immediately prior to the Effective Time, plus (iii) all declared but unpaid dividends on such Series B Preferred Share, as of immediately prior to the Effective Time, less (iv) the amount of any dividend previously paid on such Series B Preferred Share, as of immediately prior to the Effective Time.

“Series B Preferred Shares” means the Series B Preferred Shares, nominal value NIS 0.01 each of the Company.

“Series B-2 Per Share Amount” means, with respect to each Series B-2 Preferred Share, the sum of (i) the Series B-2 Per Share Liquidation Preference, plus (ii) the Residual Per Share Amount.

“Series B-2 Per Share Liquidation Preference” means, with respect to each Series B-2 Preferred Share, the sum of (i) $3.1854, plus (ii) the accrued eight percent (8%) dividend payable in respect of such Series B-2 Preferred Share pursuant to the Company Articles as of immediately prior to the Effective Time, plus (iii) all declared but unpaid dividends on such Series B-2 Preferred Share, as of immediately prior to the Effective Time, less (iv) the amount of any dividend previously paid on such Series B-2 Preferred Share, as of immediately prior to the Effective Time.

“Series B-2 Preferred Shares” means the Series B-2 Preferred Shares, nominal value NIS 0.01 each, of the Company.

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“Series C Per Share Amount” means, with respect to each Series C Preferred Share, the sum of (i) the Series C Per Share Liquidation Preference, plus (ii) the Residual Per Share Amount.

“Series C Per Share Liquidation Preference” means, with respect to each Series C Preferred Share, the sum of (i) $3.678077, plus (ii) the accrued eight percent (8%) dividend payable in respect of such Series C Preferred Share pursuant to the Company Articles as of immediately prior to the Effective Time, plus (iii) all declared but unpaid dividends on such Series C Preferred Share, as of immediately prior to the Effective Time, less (iv) the amount of any dividend previously paid on such Series C Preferred Share, as of immediately prior to the Effective Time.

“Series C Preferred Shares” means the Series C Preferred Shares, nominal value NIS 0.01 each, of the Company.

“Series C-1 Per Share Amount” means, with respect to each Series C-1 Preferred Share, the sum of (i) the Series C-1 Per Share Liquidation Preference, plus (ii) the Residual Per Share Amount.

“Series C-1 Per Share Liquidation Preference” means, with respect to each Series C-1 Preferred Share, the sum of (i) $5.5068, plus (ii) the accrued eight percent (8%) dividend payable in respect of such Series C-1 Preferred Share pursuant to the Company Articles as of immediately prior to the Effective Time, plus (iii) all declared but unpaid dividends on such Series C-1 Preferred Share, as of immediately prior to the Effective Time, less (iv) the amount of any dividend previously paid on such Series C-1 Preferred Share, as of immediately prior to the Effective Time.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares, nominal value NIS 0.01 each, of the Company.

“Shares” has the meaning set forth in the recitals.

“Sensitive Data” means all confidential information, proprietary information, Personal Data, trade secrets and any other information protected by Law or contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Business of the Company.

“Software” means computer software (including websites, HTML code, firmware and other software embedded in hardware devices), programs, data, databases, data files, source and object codes, application programming interfaces, tools, user interfaces, manuals and other specifications and documentation.

“Solvent” means, with respect to any Person, that: (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (iii) such Person has adequate capital to carry on its business and is able to pay its debts when due; and (iv) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature and/or has not admitted that it is not able to pay its debts when due. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing

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at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Stakeholder Sharing Percentage” means, for each Securityholder and COP Participant, the ratio, (i) the numerator of which is the portion of the Aggregate Closing Consideration that such Securityholder or COP Participant is entitled to receive pursuant to Sections 2.8(a)(i), 2.8(b)(i), 2.8(c)(i), 2.8(d)(i), 2.8(e)(i), 2.8(f)(i), 2.8(g)(i), 2.9(a), 2.10(a)(i), 2.11(a)(i), 2.12(a)(i) and 3.1(e), in each case, in accordance with and subject to Section 2.15 (prior to the deduction set forth in Section 2.15(b)), and (ii) the denominator of which is the Aggregate Closing Consideration (prior to the deduction set forth in Section 2.15(b)) (it being understood that, for purposes of this definition, each share of Buyer Common Stock issued as Aggregate Closing Consideration shall be valued at the Buyer Common Share Price).

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” means Pandologic, Inc., a corporation organized and existing under the laws of the State of Delaware.

“Target Working Capital” means zero Dollars ($0).

“Tax” or “Taxes” means (i) all Israeli, U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, social security (or equivalent), excise, severance, stamp, custom duty or other tax, occupation, premium, property, escheat, abandoned or unclaimed property, windfall profits, governmental fees or other similar assessments or charges of any kind whatsoever in the nature of taxes imposed by a Taxing Authority, together with any linkage differentials, interest and any penalties, fines, additions to tax or additional amounts with respect thereto or the failure to comply with any requirement imposed with respect to any Tax Return, (ii) any and all liability for amounts described in clause (i) of any member of an affiliated, consolidated, combined or unitary group of which either of the Acquired Companies (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation or otherwise and (iii) any and all liability for amounts described in clause (i) of any Person imposed on either Acquired Company as a transferee or successor, by Contract (including any Tax Sharing Agreement), pursuant to any Law, rule or regulation, or otherwise.

“Tax Escrow Amount” means an amount in cash equal to $[***].

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Tax Returns” means any returns, declarations, reports, form (including Form TD F90-22.1 and FinCEN Form 114 and any predecessor or successor forms), claims for refund, information returns or other documents (including any amendments, related or supporting

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schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means the ITA, IRS and any other Governmental Authority responsible for the administration, assessment, determination, collection or other imposition of any Tax.

“Total Liquidation Preference” means the sum of (i) the Total Series Junior A Liquidation Preference, (ii) the Total Series A-1 Liquidation Preference, (iii) the Total Series A-2 Liquidation Preference, (iv) the Total Series B Liquidation Preference, (v) the Total Series B-2 Liquidation Preference, (vi) the Total Series C Liquidation Preference, and (vii) the Total Series C-1 Liquidation Preference.

“Total Series Junior A Liquidation Preference” means the product obtained by multiplying (i) the Series Junior A Per Share Liquidation Preference, and (ii) the aggregate number of Series Junior A Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Total Series A-1 Liquidation Preference” means the product obtained by multiplying (i) the Series A-1 Per Share Liquidation Preference, and (ii) the aggregate number of Series A-1 Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Total Series A-2 Liquidation Preference” means the product obtained by multiplying (i) the Series A-2 Per Share Liquidation Preference, and (ii) the aggregate number of Series A-2 Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Total Series B Liquidation Preference” means the product obtained by multiplying (i) the Series B Per Share Liquidation Preference, and (ii) the aggregate number of Series B Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Total Series B-2 Liquidation Preference” means the product obtained by multiplying (i) the Series B-2 Per Share Liquidation Preference, and (ii) the aggregate number of Series B-2 Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Total Series C Liquidation Preference” means the product obtained by multiplying (i) the Series C Per Share Liquidation Preference, and (ii) the aggregate number of Series C Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Total Series C-1 Liquidation Preference” means the product obtained by multiplying (i) the Series C-1 Per Share Liquidation Preference, and (ii) the aggregate number of Series C-1 Preferred Shares issued and outstanding immediately prior to the Effective Time.

“Transaction Expenses” means (i) all outstanding fees and expenses payable by the Acquired Companies as a result of or in connection with the transactions contemplated by this Agreement, including fees and expenses payable to all attorneys, accountants, financial advisors, consultants and other professionals and bankers (except fees and disbursements payable under the Escrow Agreement and the Paying Agent Agreement), brokers’ or finders’ fees for persons engaged by the Acquired Companies or any shareholder of the Company, and all fees and expenses

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in connection with the Tax rulings contemplated hereby (including the VAT Ruling) and the process leading to the consummation of the transactions contemplated hereby, (ii) any bonus, deferred compensation plan, retention payments, severance or change of control payment or benefit (or similar payment obligation) made or provided, or required to be made or provided, or payable, by the Acquired Companies as a result of or in connection with the Merger and the transactions contemplated by this Agreement, including, without limitation, under that certain Chairman Services Agreement, dated October 1, 2019, by and between the Company and Peter Harrison (excluding any compensation arrangement entered into at the direction of Buyer related to post-Closing periods and any payments pursuant to the Carve-Out Plan), (iii) the premium for directors’ and officers’ liability insurance tail coverage for the Company’s directors and officers for coverage during the seven (7) years following the Effective Time; (iv) the value of any deduction that would be lost by the Acquired Companies by reason of Section 280G of the Code, except to the extent such lost deduction is in respect of any Buyer Arrangement or is a result of any action taken by Buyer following the Closing Date; (v) all fees, expenses, taxes and premiums related to the purchase of the R&W Insurance Policy; (vi) 50% of the fees and expenses related to the Escrow Agent; (vii) the employer portion of any payroll, social security, employment and similar Taxes related to amounts payable (A) to the Persons identified in clause (ii) (excluding any compensation arrangement entered into at the direction of Buyer related to post-Closing periods) and (B) in connection with each of the Company Options, Company RSUs and the COP Participants; (viii) any VAT imposed on either Acquired Company related or attributable to the payment of Transaction Expenses, and (ix) the costs and expenses of the Tail Insruance Coverage pursuant to Section 6.11; provided, that the Initial Carve-Out Plan Consideration shall not be considered a Transaction Expense.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Unvested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company Options to the extent they are not then Vested Company Options.

“Unvested Company RSUs” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company RSUs to the extent they are not then Vested Company RSUs.

“User Data” means any Personal Data or other data or information collected by or on behalf of either Acquired Company from users of any Acquired Company Web Site or any Acquired Company Software or in connection with any Acquired Company Product.

“Vested Company Options” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company Options to the extent they are (i) then vested and exercisable and (ii) have an exercise price per share less than the Residual Per Share Amount.

“Vested Company RSUs” means, as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger), all Company RSUs to the extent they are then vested and eligible to be settled.

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“Wade & Wendy Agreement” means that certain Asset Purchase Agreement, dated as of May 20, 2021, by and between the Company, Pandologic Inc., a Delaware corporation, Wade & Wendy, Inc., a Delaware corporation, Shareholder Representative Services LLC, a Colorado limited liability company, and the noteholder parties thereto (as may be supplemented, modified or amended from time to time).

“Wade & Wendy Escrow Amount” means an amount in cash equal to $[***].

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities.

Section 1.2Table of Definitions

.  The following terms have the meanings set forth in the Sections referenced below:

DefinitionLocation

2021 Earn-Out AmountSection 2.16(a)(i)

2021 Earn-Out PeriodSection 2.16(a)(i)

2021 Revenue BenchmarkSection 2.16(a)(i)

2022 Earn-Out AmountSection 2.16(a)(ii)

2022 Earn-Out PeriodSection 2.16(a)(ii)

2022 Revenue BenchmarkSection 2.16(a)(ii)

2022 Revenue MinimumSection 2.16(a)(ii)

ACASection 4.11(j)

Acknowledgment LetterSection 3.2(a)

Acquired Company DatabasesSection 4.15(s)

Adjusted Earn-Out AmountSection 2.16(b)

Adjustment Release AmountSection 3.6(e)

AdvisorSection 7.12

Agreed AmountSection 9.5(b)

AgreementPreamble

Agreement DatePreamble

Anti-Corruption LawsSection 4.9(c)

Applicable JurisdictionSection 7.12

Applicable Jurisdiction ScheduleSection 7.12

Base Balance SheetSection 4.6(a)(ii)

BISSection 4.15(l)

BuyerPreamble

Buyer ArrangementsSection 6.12

Buyer Closing Balance SheetSection 3.6(b)

Buyer Closing CashSection 3.6(b)

Buyer Closing IndebtednessSection 3.6(b)

Buyer Closing Net Working CapitalSection 3.6(b)

Buyer Closing StatementSection 3.6(b)

Buyer ReturnSection 7.2(a)

Buyer Transaction ExpensesSection 3.6(b)

Paying AgentSection 3.1(a)

Payment FundSection 3.1(b)

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CERCLASection 1.1

Certificate of MergerSection 2.2

Claim NoticeSection 9.5(a)

Claimed AmountSection 9.5(b)

Closing Allocation ScheduleSection 3.1(h)

ClosingSection 2.4

Closing DateSection 2.4

Companies LawRecitals

CompanyPreamble

Company BoardRecitals

Company General MeetingSection 6.8(a)

Confidentiality AgreementSection 6.4

Contested AmountSection 9.5(b)

ContractorSection 4.12(j)

COP Net Earn-Out AmountSection 2.16(c)

CopyrightsSection 1.1

Covered PersonsSection 6.11

DeductibleSection 9.4(b)

Determination DateSection 3.6(c)

Disclosure ScheduleARTICLE IV

Downward Adjustment AmountSection 3.6(e)

EARSection 4.15(l)

Earn-Out Acceleration EventSection 2.17(e)

Earn-Out Adjustment AmountSection 2.16(b)

Earn-Out AmountSection 2.16(a)

Earn-Out DeterminationSection 2.16(d)

Earn-Out ExpensesSection 2.15(b)(i)

Earn-Out SpreadsheetSection 2.18(c)

Effective TimeSection 2.2

Electing HolderSection 7.4

ERISASection 4.11(a)

Escrow PeriodSection 9.1

Estimated Closing Balance SheetSection 3.6(a)

Estimated Closing CashSection 3.6(a)

Estimated Closing Net Working CapitalSection 3.6(a)

Estimated Closing StatementSection 3.6(a)

Estimated Closing IndebtednessSection 3.6(a)

Estimated Transaction ExpensesSection 3.6(a)

Expense FundSection 3.1(g)

Export ApprovalsSection 4.15(l)

Export Control LawsSection 4.15(l)

Final Closing CashSection 3.6(c)

Final Closing IndebtednessSection 3.6(c)

Final Closing Net Working CapitalSection 3.6(c)

Final Transaction ExpensesSection 3.6(c)

Financial StatementsSection 4.6(a)

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FirmSection 11.19

Foreign Benefit PlanSection 4.11(m)

General Escrow AccountSection 3.1(f)Section 4.11(m)

Indemnification ObligationsSection 9.2

Indemnified PartySection 9.2

Indemnifying PartySection 9.3(a)

Individual Securityholder Net Earn-Out AmountSection 2.18(a)

Information StatementSection 3.2(a)

Interim Options Tax RulingSection 3.3(e)

Investor Rep LetterSection 2.14

IP Inbound Licenses Section 4.15(c)(i)

IP Licenses Section 4.15(e)

IP Outbound Licenses Section 4.15(e)

Irrevocable ProxiesRecitals

IRSSection 4.11(b)

Israeli 104H Tax RulingSection 7.4

Israeli EmployeeSection 4.12(d)

Israeli Options Tax RulingSection 3.3(e)

Israeli Statutory Waiting Period Expiration DateSection 8.1(c)

Know-HowSection 1.1

Letter of TransmittalSection 3.2(a)

MarksSection 1.1

Material ContractsSection 4.17(b)

MergerRecitals

Merger NoticeSection 2.4

Merger ProposalSection 6.8(b)

Merger SubPreamble

Notice of ObjectionSection 3.6(c)

Objection NoticeSection 2.16(d)

OFACSection 4.15(l)

OptionholderSection 3.1(c)

Outside DateSection 10.1(c)

PatentsSection 1.1

Paying AgentSection 3.1(a)

Payment FundSection 3.1(b)

Payoff LettersSection 3.4

PayorSection 3.3(a)

PermitsSection 4.9(b)

Permitted EncumbrancesSection 4.13(a)

PlansSection 4.11(a)

Potential VATSection 7.9

Proscribed RecipientSection 4.9(c)

Qarterly ForecastSection 2.17(c)

Quarterly ReportSection 7.12

Response NoticeSection 9.5(b)

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ROCSection 2.2

Securityholder Net Earn-Out AmountSection 2.16(c)

Securityholder RepresentativePreamble

Seller ReturnSection 7.1(a)

Set-Off ClaimSection 9.4(d)(iv)

Set-Off EscrowSection 9.4(d)(iv)

SharesSection 4.4(a)

ShareholderSection 2.6(a)

Shareholders’ NoticeSection 6.8(a)

State Tax LiabilitySection 7.12

Stipulated AmountSection 9.5(d)

Surviving CompanySection 2.1

Tail Insurance CoverageSection 6.11

Tax Claim NoticeSection 7.3(a)

Tax ContestSection 7.3(a)

Tax Escrow AccountSection 3.1(j)

Tax Reduction ProcessSection 7.12

Third Party ClaimSection 9.3(a)

Third Party Claim NoticeSection 9.3(a)

Trade SecretsSection 1.1

Transaction LitigationSection 6.10(b)

TransactionsRecitals

Transfer TaxesSection 7.7

Unaccredited InvestorSection 2.14

Unresolved ClaimsSection 9.4(f)

Unresolved ItemsSection 3.6(c)

US EmployeeSection 4.12(e)

Valid CertificateSection 3.3(b)

VATSection 4.16(cc)

VAT RulingSection 7.9

VDA ReturnSection 7.12

Voluntary Tax AgreementSection 7.12

Wade & Wendy Escrow AccountSection 3.1(i)

Waived BenefitSection 6.12

Withholding Drop DateSection 3.3(b)

ARTICLE II
THE MERGER

Section 2.1The Merger

.  Subject to the terms and conditions of this Agreement and in accordance with the applicable provisions of Sections 314 through 327 of the Companies Law, at the Effective Time, the Company (as the absorbing company (HaChevra Ha’Koletet)) and Merger Sub (as the target company (Chevrat Ha’Ya’ad)) shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue to be governed by the Companies Law and shall become a wholly owned subsidiary of Buyer, and (c) the separate corporate existence of the

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Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 2.2Effective Time; Effect of the Merger

.  The Merger will become effective at the time of receipt of the Certificate of Merger issued by the Israeli Registrar of Companies (“ROC”) in accordance with Section 323(5) of the Companies Law (the “Certificate of Merger”, and the time of such receipt, the “Effective Time”).  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Companies Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Buyer, Merger Sub, the Company or any shareholder of the Company, all rights and property of the Company and Merger Sub shall vest in the Surviving Company, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Company and all the rights, privileges, immunities, powers and franchises of the Surviving Company shall continue unaffected by the Merger in accordance with the Companies Law.

Section 2.3Articles of Association

.  At the Effective Time, the Articles of Association of the Surviving Company will be amended and restated in its entirety in the form attached hereto as Exhibit D.

Section 2.4Closing

.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at 9:00 a.m. New York Time, on the third (3rd) Business Day after all of the conditions set forth in ARTICLE VIII shall have been satisfied or, if permissible, waived by the party or parties entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing), by electronic delivery of documentation, or at such other place, time and date as may be mutually acceptable to Buyer and the Company (the “Closing Date”).  As soon as practicable immediately prior to the Closing Date, Merger Sub and the Company shall deliver to the ROC a notice (the “Merger Notice”) informing the ROC of the Merger and the proposed date of the Closing and requesting that, promptly after notice that the Closing has occurred, the ROC issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of the Companies Law.

Section 2.5Board Representatives

.

(a)Directors.  At the Effective Time, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time will be appointed as the members of the Board of Directors of each of the Acquired Companies immediately after the Effective Time in place of the existing directors.

(b)Resignations.  Immediately prior to the Effective Time, the Company will deliver to Buyer evidence satisfactory to Buyer of the resignations of the members of the Board of Directors of the Company and the Subsidiary, with such resignations to be effective as of the Effective Time (which shall include releases of the Acquired Copmanies of claims such Persons may have in their capacity as directors).

Section 2.6Effect on Capital Shares

.

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(a)Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Capital Shares (each a “Shareholder,” and collectively, the “Shareholders”) or any holders of capital shares of Merger Sub:

(i)any Capital Shares then held by the Company or the Subsidiary (or held in the Company’s treasury) shall remain outstanding;

(ii)any Capital Shares then held by Buyer, Merger Sub or any other wholly owned Subsidiary of Buyer shall remain outstanding;

(b)Each Capital Share owned by the Company as treasury stock and, in each case, that is issued and outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time without payment of any consideration therefor.

(c)If, and to the extent approved by Buyer pursuant to Section 6.1(c), between the date of this Agreement and the Effective Time, the outstanding Capital Shares are changed into a different number, class or category of shares by reason of any share split, division or subdivision of shares, share dividend, issuance of bonus shares, consolidation of shares, reverse share split, reclassification, recapitalization or other similar transaction, then the consideration paid hereunder shall be appropriately adjusted and the Company will deliver an updated Closing Allocation Schedule to Buyer.

Section 2.7Merger Sub Ordinary Shares

.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Shareholders or any holders of capital shares of Merger Sub, each capital share, nominal value NIS 0.01 each, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) fully paid and nonassessable Ordinary Share, nominal value NIS 0.01 each, of the Surviving Company following the Merger.

Section 2.8Conversion of Preferred Shares

.  Subject to the terms and conditions of this Agreement:

(a) Each Series C-1 Preferred Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to be canceled and extinguished and automatically converted into the right of the former holder thereof to receive (without interest and subject to Section 3.3):

(i)the Series C-1 Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

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(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

(b) Each Series C Preferred Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to be canceled and extinguished and automatically converted into the right of the former holder thereof to receive (without interest and subject to Section 3.3):

(i)the Series C Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

(c)  Each Series B-2 Preferred Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to have been canceled and extinguished and automatically converted into the right of the former holder thereof to receive (without interest and subject to Section 3.3):

(i)the Series B-2 Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

(d) Each Series B Preferred Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder

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thereof, be deemed to have been canceled and extinguished and automatically converted into the right of the former holder thereof to receive (without interest and subject to Section 3.3):

(i)the Series B Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

(e) Each Series A-2 Preferred Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to have been canceled and extinguished and automatically converted into the right of the former holder thereof to receive (without interest and subject to Section 3.3):

(i)the Series A-2 Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

(f)Each Series A-1 Preferred Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to have been canceled and extinguished and automatically converted into the right of the former holder thereof to receive (without interest and subject to Section 3.3):

(i)the Series A-1 Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each

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case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

(g) Each Series Junior A Preferred Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to have been canceled and extinguished and automatically converted into the right of the former holder thereof to receive (without interest and subject to Section 3.3):

(i)the Series Junior A Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

Section 2.9Company Ordinary Shares

.  Except as provided in Section 2.6 above and subject to and the other terms and conditions of this Agreement, each Ordinary Share issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be deemed to have been canceled and extinguished and automatically converted into the right to receive (without interest and subject to Section 3.3):

(a)the Residual Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(b)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder thereof in accordance with this Agreement, the terms of the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(c)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

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(d)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

Section 2.10Treatment of Company Options

.

(a)Subject to the terms and conditions of this Agreement, at the Effective Time, each Vested Company Option outstanding immediately prior to the Effective Time that has not been exercised will be canceled without further action by the parties hereto and shall be converted into the right to receive per Ordinary Share subject to such Vested Company Option as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger) (without interest and subject to Section 3.3):

(i)the Residual Per Share Amount, minus the exercise price per Capital Share subject to such Vested Company Option, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder of such Vested Company Option in accordance with this Agreement, the terms of the Escrow Agreement and as provided in the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

Following the Effective Time, each Vested Company Option shall no longer represent the right to purchase Ordinary Shares or any other equity security of the Company, Buyer, the Surviving Company or any other Person, nor the right to receive any other consideration. If the exercise price per share of any such Vested Company Option is equal to or greater than the Residual Per Share Amount pursuant to clause (a)(i) above in this Section 2.10, such Vested Company Option shall be canceled without any cash payment being made in respect thereof.

(b)At the Effective Time, each Unvested Company Option, shall, by virtue of the Merger, and without any further action on the part of any holder thereof, be terminated and canceled without right to receive any consideration.

(c)The Company shall take all action necessary to ensure that all Company Options are treated as set forth in this Section 2.10, including (i) providing any necessary notices to, or obtaining any necessary consents from, any Optionholders in forms reasonably satisfactory to Buyer and (ii) adopt applicable resolutions, amend the terms of the Equity Incentive Plan or any outstanding Company Option and take all other appropriate actions to (A) give effect to the Merger, (B) terminate the Equity Incentive Plan as of, and subject to the occurrence of, the Effective Time, and (C) ensure that after the Effective Time, no holder of a Company Option, any other award under the Equity Incentive Plan, any beneficiary thereof or any other participant in the Equity Incentive Plan shall have any right thereunder to acquire any securities of the Company

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or to receive any payment or benefit with respect to any award previously granted under the Equity Incentive Plan, except as provided in this Section 2.10.

(d)The Buyer shall take actions required (including, if necessary, adopting a share incentive plan under the capital gains route of Section 102 of the Israeli Income Tax Ordinance and filing such share incentive plan with the ITA and issuing shares of Buyer Common Stock under such equity plan) in order for any non-cash consideration payable under this Agreement with respect to Section 102 Shares and Vested Company Section 102 Options at the Effective Time to be entitled to the capital gains route of Section 102 of the Israeli Income Tax Ordinance.

Section 2.11Treatment of Company Warrants

.

(a)Subject to the terms and conditions of this Agreement, at the Effective Time, if any Company Warrant is outstanding, each such Company Warrant will automatically be canceled in exchange for the right to receive per Capital Share for which such Company Warrant is exercisable as of immediately prior to the Effective Time (without interest and subject to Section 3.3):

(i)the Residual Per Share Amount, minus the exercise price per Capital Share subject to such Company Warrant, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder of such Company Warrant in accordance with the terms of this Agreement, the Escrow Agreement and the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18; and

(iv)any adjustment pursuant to Section 3.6(d).

If the exercise price per share of any such Company Warrant is equal to or greater than the Residual Per Share Amount pursuant to clause (a)(i) above of this Section 2.11, such Company Warrant shall be canceled without any payment being made in respect thereof.

(b)For the avoidance of doubt, if any Company Warrant is exercised prior to the Effective Time (in accordance with this Agreement), then the holder of such Company Warrant shall receive, in respect of each such underlying share, the applicable Per Share Consideration to which it is entitled pursuant to Section 2.9 as a holder of Capital Shares hereunder.

(c)The Company shall deliver a notice of the Merger to the holders of the Company Warrants when it delivers notice of the Merger to its shareholders, which shall in no event be less than ten (10) Business Days before the Closing. Such notice shall inform the warrantholder that its Company Warrant will be cancelled in the Merger and entitle the warrantholder to the Merger Consideration as forth herein, and shall be in a form reasonably acceptable to Buyer; provided, that if any warrantholder elects to exercise its Company Wararnt

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prior to Closing, such exercise must be made no less than five (5) Business Days prior to the Closing.

Section 2.12Treatment of Company RSUs

.

(a)Subject to the terms and conditions of this Agreement, at the Effective Time, each Vested Company RSU outstanding immediately prior to the Effective Time will be canceled without further action by the parties hereto and shall be converted into the right to receive per Ordinary Share subject to such Vested Company RSU as of immediately prior to the Effective Time (after giving effect to any acceleration resulting from or in connection with the Merger) (without interest and subject to Section 3.3):

(i)the Residual Per Share Amount, as allocated in accordance with and subject to Section 2.15 and provided in the Closing Allocation Schedule;

(ii)any cash disbursements required to be made from the General Escrow Amount, the Tax Escrow Amount, Wade & Wendy Escrow Amount and Expense Fund, in each case, with respect to such share to the former holder of such Vested Company RSU in accordance with this Agreement, the terms of the Escrow Agreement and as provided in the Closing Allocation Schedule when such disbursements, if any, are required to be made;

(iii)the Earn-Out Consideration Per Share, if any, if and when distributed in accordance with and subject to Section 2.16 and Section 2.18;  and

(iv)any adjustment pursuant to Section 3.6(d) as set forth therein and the Closing Allocation Schedule.

(b)At the Effective Time, each Unvested Company RSU, shall, by virtue of the Merger, and without any further action on the part of any holder thereof, be terminated and canceled and shall be converted into the right to receive cash proceeds from the Wade & Wendy Escrow Amount (upon meeting the appropriate milestone, as set forth and pursuant to the RSU Agreements).

(c)The Company shall take all action necessary to ensure that all Company RSUs are treated as set forth in this Section 2.12, including (i) providing any necessary notices to, or obtaining any necessary consents from, any Company RSU holders in forms reasonably satisfactory to Buyer and (ii) adopt applicable resolutions, amend the terms of the Equity Incentive Plan or any outstanding Company RSU and take all other appropriate actions to (A) give effect to the Merger, (B) terminate the Equity Incentive Plan as of, and subject to the occurrence of, the Effective Time, and (C) ensure that after the Effective Time, no holder of a Company RSU, any other award under the Equity Incentive Plan, any beneficiary thereof or any other participant in the Equity Incentive Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Equity Incentive Plan, except as provided in this Section 2.12.

(d)Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Vested Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be converted to

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the right to receive payments pursuant to this Section 2.2 and paid on the applicable settlement date for such Vested Company RSU as required in order to comply with Section 409A of the Code.

Section 2.13No Further Right of Transfer. At and after the Effective Time, each Securityholder shall cease to have any rights as a stockholder, Company RSU holder, option holder or warrant holder, as the case may be, of the Company, except as otherwise required by applicable Law and except for (a) in the case of the Capital Shares issued and outstanding immediately prior to the Effective time, the right to surrender such Capital Shares in exchange for payment in accordance with ARTICLE II and ARTICLE III, and no transfer of Capital Shares shall be made on the stock transfer books or any successor, (b) in the case of Vested Company RSUs, the right to receive the payments pursuant to Section 2.12 in respect of the Company RSUs held by such holder immediately prior to the Effective Time, (c) in the case of Vested Company Options, the right to receive the payments pursuant to Section 2.10 in respect of the Company Options held by such Optionholder immediately prior to the Effective Time, and (c) in the case of the Company Warrants, the right to surrender such Company Warrants in exchange for payment in accordance with Section 2.11 and ARTICLE III. At the Effective Time, the stock ledger of the Company with respect to the Capital Shares shall be closed.

Section 2.14Qualifying Holders.

Notwithstanding anything to the contrary contained in this Agreement, the parties agree that Buyer shall not be obligated to issue any Buyer Common Stock to any Person that is not a Qualified Holder. In any event where Buyer would be obligated to issue such shares to a Non-Qualifying Holder under this Agreement, Buyer shall have the option to pay such amounts in cash of equal value (based on the Buyer Common Share Price). In such event, in order that Buyer will not be obligated to pay more cash than it otherwise would have under this Agreement, Buyer shall have the option of paying the other recipients of Merger Consideration who are Qualifying Holders proportionally more shares of Buyer Common Stock such that the aggregate amount of Buyer Common Stock issuable, and cash payable, under this Agreement is equal to what such amounts would have been had there been no such Non-Qualifying Holders.

Section 2.15Apportionment of Payments Between Cash and Buyer Common Stock; Contribution of Escrows and Expense Fund Amount. Subject to the terms and conditions of this Agreement:

(a)With respect to (x) the portion of the Aggregate Closing Consideration payable in respect of the Capital Shares held by a Securityholder, the Ordinary Shares issuable to a Securityholder upon exercise of a Vested Company RSU, the Ordinary Shares issuable to a Securityholder upon exercise of a Vested Company Option, the Capital Shares issuable to a Securityholder upon exercise of a Company Warrant  and (y) the Initial Carve-Out Plan Consideration payable to the COP Participants, each such payment shall be apportioned as follows:

(i)subject to reduction pursuant to Section 2.15(b), an amount in cash equal to the product of (A) the portion of Aggregate Closing Consideration payable to such Securityholder and COP Participant pursuant to Section 2.8(a)(i), Section 2.8(b)(i), Section 2.8(c)(i), Section 2.8(d)(i), Section 2.8(e)(i), Section 2.8(f)(i), Section 2.8(g)(i), Section 2.9(a), Section 2.10(a)(i), Section 2.11(a)(i), Section 2.12(a)(i), and Section 3.1(e), as applicable,

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multiplied by (B) the Closing Cash Consideration Fraction (which shall be deemed to be one (1) with respect to the Initial Carve-Out Plan Consideration); and

(ii)the number of shares of Buyer Common Stock equal to the quotient of (A) the product of (1) the portion of such Aggregate Closing Consideration payable to such Securityholder and COP Participant pursuant to Section 2.8(a)(i), Section 2.8(b)(i), Section 2.8(c)(i), Section 2.8(d)(i), Section 2.8(e)(i), Section 2.8(f)(i), Section 2.8(g)(i), Section 2.9(a), Section 2.10(a)(i) Section 2.11(a)(i), Section 2.12(a)(i) and Section 3.1(e), as applicable, multiplied by (2) the Closing Stock Consideration Fraction (which shall be deemed to be zero (0) with respect to the Initial Carve-Out Plan Consideration), divided by (B) the Buyer Common Share Price. In determining the aggregate number of shares of Buyer Common Stock issuable to each Securityholder and COP Participant, all shares of Buyer Common Stock issuable to each holder with respect to its shares of Capital Shares and each COP Participant shall be aggregated before determining fractional shares, and rounded down to the nearest whole share of Buyer Common Stock such that fractional shares shall not be issued.

(b)Notwithstanding anything to the contrary set forth herein, with respect to the cash portion of the Aggregate Closing Consideration otherwise payable to each Securityholder  and COP Participant pursuant to Section 2.15(a)(i), each such cash payment shall be reduced by the sum of such Securityholder’s or such COP Participant’s Stakeholder Sharing Percentage of (1) the General Escrow Amount, (2) the Expense Fund Amount, (3) the Wade & Wendy Escrow Amount and (4) the Tax Escrow Amount.

Section 2.16Calculation of Earn-Out Consideration.

(a)Subject to adjustment pursuant to Section 2.16(b), the Securityholders and COP Participants shall be eligible to receive additional contingent consideration from Buyer up to an aggregate amount of $65,000,000, as follows (each, an “Earn-Out Amount”, and collectively, the “Earn-Out Amounts”):

(i)an aggregate Earn-Out Amount equal to $[***] (the “2021 Earn-Out Amount”) may be earned by the Securityholders and COP Participants collectively  if for the calendar year period ended December 31, 2021 (the “2021 Earn-Out Period”), the Company (on a consolidated basis, including the Subsidiary) achieves net revenue of not less than $[***] calculated in accordance with GAAP (the “2021 Revenue Benchmark”); provided, however, that if the Company fails to achieve the 2021 Revenue Benchmark, the Securityholders and COP Participants shall not be entitled to any portion of the 2021 Earn-Out Amount; and

(ii)an aggregate Earn-Out Amount equal to $[***] may be earned by the Securityholders and COP Participants collectively, if for the calendar year period ended December 31, 2022 (the “2022 Earn-Out Period”), the Company (on a consolidated basis, including the Subsidiary) achieves net revenue of not less than $[***] (the “2022 Revenue Benchmark”), calculated in accordance with GAAP; provided, however, that if the Company does not achieve the 2022 Revenue Benchmark but the Company (on a consolidated basis, including the Subsidiary) achieves net revenue at least equal to the 2022 Revenue Minimum, calculated in accordance with GAAP,  then the Securityholders and COP Participants collectively shall receive an Earn-Out Amount of a minimum of $[***] and up to $[***], calculated on a pro-rated straight-line basis

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equal to the sum of (A) the product of (x) $[***] and (y) the ratio, (i) the numerator of which is the excess of the amount of the Company’s (on a consolidated basis, including the Subsidiary) net revenue for the 2022 Earn-Out Period, calculated in accordance with GAAP, over the 2022 Revenue Minimum and (ii) the denominator of which is the 2022 Revenue Difference, plus (B) $[***] (such applicable Earn-Out Amount payable as a result of achieving any of the foregoing being referred to as the “2022 Earn-Out Amount”); and provided, further, that if the Company does not achieve the 2022 Revenue Minimum, then the Securityholders shall not be entitled to any portion of the 2022 Earn-Out Amount); and

(iii)if the 2021 Earn-Out Amount is not earned and the Company achieves (on a consolidated basis, including the Subsidiary) combined 2021 net revenue plus 2022 net revenue, calculated in accordance with GAAP, in excess of the Combined 2021/2022 Revenue Benchmark,  calculated in accordance with GAAP, then the Securityholders and COP Participants collectively shall receive an Earn-Out amount of $[***] in addition to the 2022 Earnout Amount.  For example, if the 2021 Earn-Out Amount is not earned and if the Company achieves combined 2021 net revenue plus 2022 net revenue in excess of $[***] then the Earn-Out Amount paid will be $65,000,000 (without duplication).

(b)Any Earn-Out Amount that becomes payable pursuant to the terms of Section 2.16(a) shall be reduced by the sum of the following (such net amount, the “Adjusted Earn-Out Amount”):

(i)the amount owed but not paid to Buyer by the Securityholders and COP Participants (if applicable) in accordance with Section 3.6(f); and

(ii)the amount of all Set-Off Claims pending at the time any Earn-Out Consideration becomes payable, which amount Buyer shall place in escrow until final resolution of such Set-Off Claims.

(c)The Adjusted Earn-Out Amount shall be payable as follows: (i) an aggregate amount equal to [***]% of the Adjusted Earn-Out Amount (the “COP Net Earn-Out Amount”) shall be payable to the COP Participants pursuant to Section 2.18 and (ii) the remainder (the “Securityholder Net Earn-Out Amount”) shall be payable to the Securityholders pursuant to Section 2.18.

(d)Buyer shall provide the Securityholder Representative with its determination as to the Earn-Out Amount that becomes payable for the 2021 Earn-Out Period and the 2022 Earn-Out Period, the applicable Earn-Out Consideration Per Share for such Earn-Out Period for each Securityholder, and the applicable COP Net Earn-Out Amount for each COP Participant (based on each COP Participant’s Pro Rata COP Share) within ten (10) Business Days following completion of the Buyer’s audited annual financial statements by its independent certified public accountants  for the fiscal years ended December 31, 2021 and December 31, 2022, respectively, which shall include a reasonably detailed explanation of the basis for such determination, as well as supporting documents, including the portion(s) of the consolidated financial statements covering the applicable Earn-Out Period that relate to the Surviving Company (each, an “Earn-Out Determination”). The Buyer shall provide the Securityholder Representative reasonable access to such documents as the Securityholder Representative may reasonably require for the purpose of

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reviewing the contents and accuracy of the Earn-Out Determination; provided, that access to the Buyer’s personnel does not unreasonably interfere with the business or operations of the Buyer, provided, further, that the Securityholder Representative shall execute a confidentiality obligation undertaking in a customary form provided by Buyer. If the Securityholder Representative has not objected to an Earn-Out Determination by written notice to Buyer within fourteen (14) Business Days of its receipt, such Earn-Out Determination shall be final, binding and conclusive for all purposes hereunder. If a written objection notice is timely delivered by the Securityholder Representative (the “Objection Notice”), which notice shall set forth in reasonable detail the Securityholder Representative’s objection(s), the parties shall use commercially reasonable efforts to reconcile such objections for a period of thirty (30) days, and any mutual agreement as to the Earn-Out Determination achieved during such thirty (30) day period shall be final, conclusive and binding on the parties. If the parties are unable to resolve such dispute in spite of their respective commercially reasonable efforts for such thirty (30) day period, either Buyer or the Securityholder Representative may submit the items in dispute for determination with respect to the applicable Earn-Out Determination to the office of an impartial Accounting Firm that is mutually agreeable to Buyer and the Securityholder Representative. In reviewing the differences with respect to matters specified in the Objection Notice, the Accounting Firm shall (i) consider only those items or amounts disputed by the Securityholder Representative in the Objection Notice which remain in dispute, (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by the Securityholder Representative, on the one hand, or  Buyer, on the other hand, or less than the smallest value for such item or amount assigned by the Securityholder Representative, on the one hand, or Buyer, on the other hand and (iii) shall act as an expert and not as an arbitrator. The determination of the Accounting Firm shall be deemed final, conclusive, and binding on the parties absent manifest error, and which together with any other agreed elements of the determination shall represent the Earn-Out Determination. The fees and expenses of the Accounting Firm shall be allocated among Buyer, on the one hand, and the Securityholders and COP Participants from the Expense Fund, on the other hand in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation shall be determined by the Accounting Firm.

Section 2.17Earn-Out Operational Controls.

(a)During the period commencing on the Closing Date and ending on the earlier of an Early Trigger Event or the end of the 2022 Earn-Out Period, Buyer shall: (i) cause the Company to maintain and operate its business in the ordinary course as a separate business unit of Buyer; (ii) provide the funding subject to and in accordance with the Business Plan and Budget; (iii) maintain the books and records of the Company and the Company’s business as if it were a standalone business and account for the Company’s revenues for the purpose of measuring the Earn-Out Consideration (A) on a basis consistent with the Balance Sheet Rules and (B) if and to the extent that any assets (other than cash) of the Acquired Companies are transferred to Buyer or any of its Affiliates (other than to the Acquired Companies) on other than arms-length terms, the revenues of the Company will be calculated on the basis that such transferred assets were not transferred out of the Acquired Companies and the revenues generated by such assets shall be deemed to have been generated by the Company; (iv) cause the Company not to discontinue any material line of business; (v) not terminate without cause any of the Management Shareholders; and (vi) not take, or cause the Company to take, any action with the intention of avoiding the achievement of the targets for any Earn-Out Amount or reducing the Earn-Out Amount. For the

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avoidance of doubt, the foregoing shall not derogate from the ability of the Buyer to apply to the Company accounting controls, policies, pratices and procedures consistent with those it generally applies to its Subsidiaries and divisions.

(b)Commencing with the first full calendar month following the Closing Date, Buyer shall provide the Securityholder Representative with: (i) within ten (10) Business Days of the end of each month, a statement of the Company’s calendar monthly revenues for each month during the Earn-Out Period which shall contain a calculation of the Company’s percentage revenue achievement against the Monthly Revenue Target contained in the Business Plan and Budget; (ii) within ten (10) Business Days of the end of each quarter, a statement of the Company’s calendar quarterly revenues for each month during the Earn-Out Period which shall contain a calculation of the Company’s percentage revenue achievement against the Quarterly Revenue Targets contained in the Business Plan and Budget; (iii) written notice of any Quarterly Revenue Default or Monthly Revenue Default; (iv) written notice of the occurrence of an Early Trigger Event; and (v) copies of all financial statements, analyses and forecasts pertaining to the Company. In addition, the Buyer shall permit the Securityholder Representative, not more than once every six (6) months, at Securityholder Representative’s expense, to visit and inspect the Company’s properties; examine its books of account and records pertaining to the Company; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Securityholder Representative.

(c)Commencing with the first full calendar quarter following the Closing Date the Buyer shall provide to the Securityholder Representative a bona fide estimate (prepared by the Company's CEO in consulation with the Buyer) of the revenues for the remainder of the applicable Earn-Out Period (the “Quarterly Forecast”) within ten (10) Business Days of the end of each calendar quarter.  Buyer shall not be in breach of this Section 2.17(c) if the Company’s CEO fails to provide such bona fide estimate.

(d)The Company understands and agrees that: (i) the achievement of the targets for payment of the Earn-Out Amount are mutually-set goals and that nothing contained in this Agreement shall be deemed or interpreted as any warranty or representation by Buyer, its Affiliates, or any Person on their behalf that any such targets can or will be achieved, or are achievable as of the date hereof; (ii) subject to any restrictions explicitly set out in this Section 2.17, the Buyer and its Affiliates shall retain full operational flexibility and control with respect to decisions concerning the Company and the operation of its business; (iii) on and after the occurrence of an Early Trigger Event, the covenants set forth in Section 2.17(a) shall no longer apply; and (iv) except as set forth in Section 2.17(a), Buyer shall have no duties (including fiduciary or otherwise) in respect of the foregoing. The foregoing shall not derogate from Buyer’s undertakings explicitly set forth in this Section 2.17.

(e)So long as an Early Trigger Event shall not have occurred, in the event that any time prior to the end of an Earn-Out Period, Buyer sells all or a majority of its shares in the Company or all or a majority in value of the assets of the Company are sold, in each case to a third-party who is not an Affiliate of the Buyer (whether through a share sale, an asset sale, a merger, a re-organization or in any other similar transaction) (an "Earn-Out Acceleration Event"), then: (i) if an Earn-Out Acceleration Event shall occur during the 2021 Earn-Out Period, the 2021 Revenue Benchmark and the 2022 Revenue Benchmark  shall be deemed to have been achieved and the

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Securityholders and COP Participants shall be entitled to receive from the Buyer the full amount of the 2021 Earn-Out Amount and the 2022 Earn-Out Amount upon the consummation of such Earn-Out Acceleration Event; and (ii) if an Earn-Out Acceleration Event shall occur during the 2022 Earn-Out Period, the 2022 Revenue Benchmark shall be deemed to have been achieved and the Securityholders and COP Participants shall be entitled to receive from the Buyer the full amount of the 2022 Earn-Out Amount upon the consummation of such Earn-Out Acceleration Event, in addition to any Earn-Out Amount for the 2021 Earn-Out Period that is payable pursuant to Section 2.16(a)(i). Notwithstanding anything to the contrary contained in this Agreement, (i)  no Securityholder Net Earn-Out Amounts and the COP Net Earn-Out Amount shall be payable solely pursuant to this Section 2.17 if an Early Trigger Event shall occur prior to the consummation of an Earn-Out Acceleration Event, and (ii) a sale or transfer of all or a majority of the shares of the Buyer or all or a majority in value of the assets of the Buyer, in each case to a third-party who is an Affiliate of the Buyer (whether through a share sale, an asset sale, a merger, a re-organization or in any other similar transaction) shall not be deemed to cause an Earn-Out Acceleration Event.

Section 2.18Payment of Earn-Out Amounts.

(a)Any Securityholder Net Earn-Out Amount shall be payable to the Securityholder in an amount per Securityholder equal to the product of the Earn-Out Consideration Per Share multiplied by such Securityholder’s number of Fully Diluted Shares as set forth on the Closing Allocation Schedule (the “Individual Securityholder Net Earn-Out Amount”). Any COP Net Earn-Out Amount shall be payable to the COP Participants ratably in accordance with their Pro Rata COP Share as set forth on the Closing Allocation Schedule.

(b)Any Adjusted Earn-Out Amount payable to the Securityholders and the COP Participants pursuant to Section 2.16 shall be deposited by Buyer into an account designated by the Paying Agent (as defined below) for the benefit of each of the Securityholders and the COP Participants, as applicable, for further payment, distribution or withholding, as applicable, in accordance with Section 3.1(k) as follows:

(i)(A) with respect to each Securityholder, an amount in cash equal to the product of (1) such Securityholder’s Individual Securityholder Net Earn-Out Amount, multiplied by (2) the Earn-Out Cash Consideration Fraction; and (B) with respect to each COP Participant,  an amount in cash equal to the product of (1) such COP Participant’s Pro Rata COP Share of the COP Net Earn-Out Amount, multiplied by (2) the Earn-Out Cash Consideration Fraction; and

(ii)(A) subject to Section 2.14, with respect to each Securityholder that is a Qualifying Holder, that number of shares of Buyer Common Stock equal to the quotient of (1) the product of (x) such Securityholder’s Individual Securityholder Net Earn-Out Amount, multiplied by (y) the Earn-Out Stock Consideration Fraction, divided by (2) the Buyer Common Share Price, and (B) with respect to each COP Participant that is a Qualifying Holder, that number of shares of Buyer Common Stock equal to the quotient of (1) the product of (x) such COP Participant’s Pro Rata COP Share of the COP Net Earn-Out Amount multiplied by (y) the Earn-Out Stock Consideration Fraction, divided by (2) the Buyer Common Share Price  (provided, however, that in determining the aggregate number of shares of Buyer Common Stock issuable to each Securityholder and COP Participant pursuant to this Section 2.18(b)(ii), all shares of Buyer

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Common Stock issuable to such Securityholder or COP Participant, as applicable, shall be aggregated before determining fractional shares and rounded down to the nearest whole share of Buyer Common Stock such that fractional shares shall not be issued).

(c)Prior to the payment of any Adjusted Earn-Out Amount, if any, in the manner described herein, Buyer shall deliver to the Securityholder Representative and the Paying Agent a spreadsheet stating with respect to each disbursement of Earn-Out Amount, (i) the aggregate amount of such disbursement and (ii) the allocation of such disbursement to each Securityholder and COP Participant as described in Section 2.18(a) above (each such spreadsheet, the “Earn-Out Spreadsheet”). The Securityholder Representative shall reasonably cooperate with Buyer in preparing the Earn-Out Spreadsheet and shall at the written request of Buyer provide such information (to the extent in its possession) as may be reasonably requested for the preparation thereof. It is acknowledged and agreed that the preparation of any Earn-Out Spreadsheet is the responsibility of Buyer, provided that prior to delivering the Paying Agent, the Securityholder Representative shall confirm in writing its agreement with the Earn-Out Spreadsheet, and thereafter Buyer shall be entitled to rely on all information as set forth in the Closing Allocation Schedule and the Securityholder Representative’s written approval of the Earn-Out Spreadsheet and to make payments in accordance therewith, without any liability or obligation to investigate or verify the accuracy or correctness thereof, and nothing herein shall limit any Indemnified Party’s rights under ARTICLE IX.

(d)Tax Treatment of Earn-Out Amounts for U.S. Tax Purposes. All parties hereto agree for all U.S. (including applicable state and local) Tax purposes that the right of the Shareholders and the holders of Company Warrants to each such Person’s Individual Securityholder Net Earn-Out Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code (and any analogous provisions of state and local Tax Law) (subject to imputation of interest under Section 483 or Section 1274 of the Code). For the avoidance of doubt, any deferred contingent purchase price or additional purchase price, even if paid with Buyer Common Stock, will be subject to imputation of interest to the extent required under Section 483 or Section 1274 of the Code.

(e)Treatment of Forfeited Post-Closing Payments. Notwithstanding anything to the contrary contained in this Agreement, except to the extent otherwise expressly provided in a COP Participant’s employment agreement with Buyer (as disclosed to the Shareholders Representative), in order to receive its portion of the Earn-Out Consideration pursuant to this Agreement, a COP Participant must have remained continuously employed by the Company through the date of payment of such portion of its Earn-Out Consideration. In the event a COP Participant forfeits any portion of the Earn-Out Consideration it is entitled to hereunder, such forfeited amount shall be reallocated to one or more COP Participants pursuant to the Carve-Out Plan (subject to all rights of set-off of Buyer under this Agreement), provided, that each such decision as to such reallocation shall require the written approval of the Securityholder Representative and Buyer (not to be unreasonably withheld). Upon any such reallocation, the Securityholder Representative shall update the Closing Allocation Schedule, including by adjusting the Stakeholder Sharing Percentage and Pro Rata COP Share, which shall be in form reasonably acceptable to Buyer.

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(f)Notwithstanding anything to the contrary in this Agreement, for U.S. federal (and applicable state, local and non-U.S.) Tax purposes, payments made pursuant to this Section 2.18 (if any) to (i) Optionholders (other than holders of Section 102 Options and holders of Section 3(i) Options), (ii) holders of Vested Company RSUs, and (iii) COP Participants shall be contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to the applicable Persons through the payroll system of such Acquired Company and subject to applicable employment and withholding Taxes.

ARTICLE III
PAYMENT FOR SECURITIES

Section 3.1Payment for Company Capital Shares, Company RSUs, Company Options Company Warrants

and the Carve-Out Plan.

(a)Prior to the Effective Time, Buyer and the Company will jointly appoint Altshuler Shaham Benefits Ltd. (the “Paying Agent”) as the paying agent in connection with the consideration to be paid to the Securityholders and COP Participants pursuant to this ARTICLE III, and the parties will sign an agreement with the Paying Agent in form mutually agreed.

(b)On or prior to the Effective Time, Buyer shall deposit in a separate account designated by the Paying Agent, for the benefit of the Shareholders (other than holders of Section 102 Shares) and the holders of Company Warrants (as applicable), the aggregate amount of cash and number of shares of Buyer Common Stock payable to all Shareholders and holders of Company Warrants pursuant to Section 2

.15(a)(i) and Section 2.15(a)(ii), respectively (the “Payment Fund”), as set forth in the Closing Allocation Schedule.  The Payment Fund shall not be used for any other purpose, except for the Paying Agent to make the payments required in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, the Paying Agent shall deliver any shares of Buyer Common Stock  that are part of the Aggregate Closing Consideration to the 104H Trustee acting pursuant to the applicable provisions of the Israeli Income Tax Ordinance, the Israeli 104H Tax Ruling or the Section 104H Interim Tax Ruling.

(c)At the Effective Time, Buyer shall deliver to the Paying Agent for payment to the holders of Vested Company Options (each an “Optionholder” and collectively, the “Optionholders”) (other than holders of Section 102 Options and holders of Section 3(i) Options) and Vested Company RSUs, the aggregate amount of cash and number of shares of Buyer Common Stock payable to such Optionholders and Company RSU holder pursuant to Section 2.15(a)(i) and Section 2.15(a)(ii), respectively, as set forth in the Closing Allocation Schedule, which shall be paid by the Paying Agent to the Optionholders and Company RSU holders through Company payroll as promptly as practicable following the Effective Time; provided, however, that for U.S. federal (and applicable state, local and non-U.S.) Tax purposes, payments made pursuant to this Section 3.1(c) to U.S. employees and service providers shall be (a) treated as wages or compensation to a current or former employee of an Acquired Company shall be contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to the applicable  Persons through the payroll system of such  Acquired Company subject to applicable employment and withholding Taxes, and (b) amounts paid as compensation to current

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or former service providers who are not employees shall be treated as contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to such service providers.

(d)At the Effective Time, Buyer shall deliver to the Paying Agent to be then transferred to the 102 Trustee, for payment to the holders of Section 102 Shares, Section 102 Options and Section 3(i) Options the aggregate amount of cash and number of shares Buyer Common Stock payable to such holders of Section 102 Shares, Vested Company Section 102 Options and Vested Section 3(i) Options pursuant to Section 2.15(a)(i) and Section 2.15(a)(ii), as set forth in the Closing Allocation Schedule, which shall held by the 102 Trustee acting pursuant to the applicable provisions of the Israeli Income Tax Ordinance, the Israeli Option Tax Ruling or the Interim Options Tax Ruling.

(e)At the Effective Time, Buyer shall deliver or cause the Company to deliver from Company Cash to the Paying Agent for payment to the COP Participants, the aggregate amount of cash payable to such COP Participants pursuant to Section 2.15 and as set forth in the Closing Allocation Schedule in respect of the Initial Carve-Out Plan Consideration, which shall be paid by the Paying Agent to the COP Participants as promptly as practicable following the Effective Time; provided, however, that, for U.S. federal (and applicable state, local and non-U.S.) Tax purposes, payments made pursuant to this Section 3.1(e) to U.S. employees and service providers shall be (a) treated as wages or compensation to a current or former employee of an Acquired Company shall be contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to the applicable Persons through the payroll system of such Acquired Company subject to applicable employment and withholding Taxes, and (b) amounts paid as compensation to current or former service providers who are not employees shall be treated as contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to such service providers.

(f)At the Effective Time, Buyer shall deliver the General Escrow Amount to the Paying Agent, to be further deposited into an account designated by the Escrow Agent pursuant to the terms of the Escrow Agreement (the “General Escrow Account”). The General Escrow Amount shall be held by the Escrow Agent in a newly established escrow account, for the purposes of (i) satisfaction of any payment to Buyer for any adjustments to the Merger Consideration pursuant to Section 3.6 and (ii) satisfaction of any payments to the Indemnified Parties for any indemnification claims required by ARTICLE IX.  The administration of the General Escrow Amount and the General Escrow Account shall be governed by Section 3.6 and Section 9.5, as applicable, and the terms of the Escrow Agreement.

(g)At the Effective Time, Buyer shall deliver the Expense Fund Amount to the Securityholder Representative, to be held by the Securityholder Representative in a separate account (the “Expense Fund”).  The Expense Fund may be used at any time by the Securityholder Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, under the Ancillary Agreements (if any) or otherwise in connection with the transactions contemplated hereby or thereby.

(h)Within five (5) Business Days following the date hereof, the Company shall deliver to Buyer the Allocation Schedule preprared (for illustrative purposes only) as if the Closing

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were to occur on the date of this Agreement using estimates as of such date which shall be in form and substance acceptable to Buyer. No later than three (3) Business Days prior to the Effective Time, concurrent with the delivery of the Estimated Closing Statement, the Company will update and deliver to Buyer the Allocation Schedule (to be dated as of the Closing Date), which Buyer shall have the right to review and provide comments to and shall be reasonably acceptable to Buyer, and upon finalization of the updated Allocation Schedule and delivery therewith of the Chief Executive Officer’s certificate pursuant to Section 8.3(f)(vi), the updated Allocation Schedule shall become the “Closing Allocation Schedule”. The Company shall also prepare and deliver: (i) a flow of funds memorandum (to be dated as of the Closing Date), which shall be reasonably acceptable to Buyer, with respect to the disbursement of funds on the Closing Date; and (ii) copies of the Investor Rep Letters received by the Company from the Securityholders and COP Participants.

(i)At the Effective Time, Buyer shall deliver the Wade & Wendy Escrow Amount to the Escrow Agent (the “Wade & Wendy Escrow Account”).

(j)At the Effective Time, Buyer shall deliver the Tax Escrow Amount to the Paying Agent, to be further deposited into an account designed by the Escrow Agent pursuant to the terms of the Escrow Agreement (the “Tax Escrow Account”). The Tax Escrow Amount shall be held by the Escrow Agent in a newly established escrow account, for the purpose of satisfaction of any indemnification payments to Buyer pursuant to Section 9.2(j). The administration of the Tax Escrow Amount and the Tax Escrow Account shall be govered by Section 9.4(h), as applicable and the terms of the Escrow Agreement.

(k)For purposes of payment of any Adjusted Earn-Out Amount payable to the Securityholders and the COP Participants pursuant to Section 2.18(b)(i), such payments shall be made in the same manner as such Securityholder or COP Participant was paid in accordance with Section 3.1(b) through Section 3.1(e) without reference to further allocation under Section 2.15.

Section 3.2Exchange of Certificates, etc.

(a)The Company shall, within seven (7) Business Days after the date of this Agreement, mail or deliver to each Shareholder, (A) a letter from the Company informing such Shareholder of the approval by the Company Board and the requisite Company Shareholder Approval required for the consummation of the Merger, (B) an information statement (the “Information Statement”) regarding the Company and the transactions contemplated hereby, (C) the Shareholders’ Notice (described below in Section 6.8(a)), (D) a letter of transmittal in the form acceptable to Buyer (the “Letter of Transmittal”), which specifies, among other things, (1) that delivery shall be effected, and risk of loss and title to Capital Shares shall pass, only upon delivery of the Certificates representing such Capital Shares to Paying Agent, (2) instructions for use in effecting the surrender of a Certificate in exchange for the Merger Consideration attributable to each share formerly represented by such Certificate, (3) customary shareholder representations and warranties and release of claims, (4) appointment of the Securityholder Representative, (5) acceptance of the Agreement and the Merger and the portion of the Merger Consideration to which the Shareholder is entitled hereunder and the Closing Allocation Schedule, (6) the Shareholder’s indemnification obligations hereunder and such Shareholder’s agreement thereto and (7) each of the General Escrow Amount, Wade & Wendy Escrow Amount, Expense Fund and the Tax Escrow

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Amount, (E) a written acknowledgment in form and substance acceptable to Buyer (the “Acknowledgment Letter”), pursuant to which each of the COP Participants and holders of Vested Company Options, Vested Company RSUs and Company Warrants agrees to the portion of the Merger Consideration it will receive under this Agreement and the Closing Allocation Schedule and to be bound by the terms of this Agreement applicable to it, including without limitation, its appointment of the Securityholder Representative, its indemnification obligations, the General Escrow Amount, Wade & Wendy Escrow Amount, Tax Escrow Amount and the Expense Fund, which Acknowledgment Letter shall be a condition to receiving such holder’s or COP Participant’s portion of the Merger Consideration, and (F) execution copy of the Registration Rights Agreement.  The Company shall afford Buyer a reasonable opportunity to review and comment upon the documents described in this Section 3.2(a) prior to their distribution.  Upon the later of (x) the Effective Time and (y) surrender of a Certificate (or affidavit of loss) to the Paying Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to promptly receive (whether directly from the Paying Agent or through the 102 Trustee pursuant to the terms and conditions of the Israeli Options Tax Ruling, as applicable, according to the wire instructions set forth in each Shareholder’s duly completed Letter of Transmittal) the payments pursuant to ARTICLE II and this ARTICLE III; provided each such holder also provides to Buyer the information required by Buyer’s transfer agent for issuance of any such Buyer Common Stock and has made the necessary representations and warranties to ensure that such Buyer Common Stock may be issued pursuant to a “private placement” exemption Regulation D promulgated under the  Securities Act, or under the Securities Law of Israel.  The Certificate (if applicable) so surrendered shall forthwith be canceled as of the Effective Time.

(b)At the Effective Time, the share transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Company for transfer, such Certificates shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE III.

(c)To the extent permitted by applicable Law, none of Buyer, Merger Sub, the Company, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Consideration from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Acknowledgment Letters shall not have been surrendered to the Paying Agent by the one (1) year anniversary of the Effective Date, unclaimed funds payable with respect to such Certificates and Acknowledgement Letter shall be delivered to and become property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto and such Securityholders shall thereafter look only to the Surviving Company for payment of such funds.

Section 3.3Withholding Rights.

(a)Notwithstanding any other provision in this Agreement to the contrary, Buyer, its subsidiaries, the Acquired Companies, the Merger Sub, the Escrow Agent, the Paying Agent, 104H Trustee and the 102 Trustee (each a “Payor”) shall be entitled to deduct and withhold (upon actual payment) from any payment payable pursuant to this Agreement, such amounts as are

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required to be deducted or withheld with respect to the making of such payment under the Israeli Income Tax Ordinance, the Code, or any provision of state, local, or foreign Tax applicable Law or rules or regulations promulgated thereunder, including the Israeli Income Tax Ordinance, the Interim Options Tax Ruling and the Israeli Options Tax Ruling, the Interim 104H Tax Ruling and the Israeli 104H Tax Ruling, each if obtained.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made.  Buyer will cause the Paying Agent and the 104H Trustee to provide to each Person with respect to whom any amounts were deducted and withheld for Taxes pursuant to this Section 3.3(a), sufficient evidence regarding any such withholding, as promptly as reasonably practicable (but in any event within five (5) Business Days) following such Person’s request; provided, however, that none of Buyer (or any of its Affiliates), the Paying Agent and the 104H Trustee will have any obligation to provide any Person with respect to whom any amounts were deducted and withheld for Taxes pursuant to this Section 3.3(a) any evidence regarding any such withholding with respect to payments made pursuant to this Agreement to (i) Optionholders (other than holders of Section 102 Options and holders of Section 3(i) Options), (ii) holders of Vested Company RSUs, and (iii) COP Participants entitled to payment pursuant to the Carve-Out Plan.

(b)Notwithstanding the foregoing, and in accordance with the Paying Agent undertaking provided by each of the Paying Agent to Buyer as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), for purposes of Israeli Tax, any portion of the Aggregate Closing Consideration payable to any Securityholder (except for holders of Section 102 Shares, Section 102 Options and Section 3(i) Options) hereunder will be paid to and retained by the Paying Agent for the benefit of each such Person for a period of 180 days as of the Closing Date (or, (i) with respect to the applicable portion of the General Escrow Amount, for a period of 90 days following the date on which such payments are released, (ii) with respect the Earn-Out Consideration or any portion thereof, 180 days of any such payment date), or an earlier date required in writing by such Person in respect of its applicable portion of the consideration or as otherwise requested in writing by the ITA (the Paying Agent shall promptly notify the applicable payee of such written request by the ITA) (the “Withholding Drop Date”), during which time the Paying Agent will not withhold any amounts for Israeli Taxes from the payments pursuant to this Agreement, except as provided below, and during which time each Securityholder may obtain a valid certificate, ruling or other written instructions issued by the ITA in substance and form satisfactory to the Paying Agent regarding Tax withholding with respect to the payment to such Person which is sufficient to enable the Paying Agent to conclude, (i) exempting the Paying Agent from the duty to withhold Israeli Taxes with respect to the applicable consideration of such Securityholder or (ii) determining the applicable rate of Israeli Tax to be withheld from the applicable consideration of such Securityholder or (iii) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Securityholder (including transfer of the withholding Tax amount to a trustee) (a “Valid Certificate”).  It is agreed that a valid and applicable exemption from withholding from “assets and services” issued by the ITA shall be deemed to be a Valid Certificate in accordance with the provision and conditions set forth in such certificate. If the Person entitled to payment has provided to the Paying Agent a Valid Certificate at least three (3) Business Day prior to the Withholding Drop Date, the Paying Agent will act in accordance with the provisions of such Valid Certificate,

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and will pay to such Person the balance, if any, of the payment due to such Person that is not to be withheld in accordance with the Valid Certificate. If any Person (A) does not provide the  Paying Agent with a Valid Certificate, no later than three (3) Business Day prior to the Withholding Drop Date, or (B) submits a written request to the Paying Agent to release his, her or its portion of the consideration and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such Person’s portion of the consideration will be calculated according to the applicable withholding rate, and such amount will be timely delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent will pay to such Person the balance of the payment due to such Person that is not so withheld.

(c)Any withholding made in NIS with respect to payments made hereunder in U.S. Dollars will be calculated based on a conversion rate on the payment date and in such manner as the Payor determines to be in compliance with applicable law and the Options Tax Ruling (or the Interim Options Tax Ruling) and the Israeli 104H Tax Ruling (or the Interim 104H Tax Ruling). Any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

(d)Notwithstanding anything to the contrary herein, any payments made to holders of Company Options and Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Israeli Income Tax Ordinance: (i) with respect to holders of Section 102 Options, Section 102 Shares and Section 3(i) Options, as determined in the Israeli Option Tax Ruling (or the Interim Options Tax Ruling) and (ii) with respect to all other holders of Vested Company Options who are engaged by the Company’s Subsidiary and were granted such award in consideration solely for work or services performed outside of Israel, a validly executed declaration in form and substance reasonably acceptable to Buyer (the “Declaration”), regarding their non-Israeli residence and confirmation that they were granted such awards in consideration solely for work or services performed outside of Israel, shall have been provided to Buyer and (iii) with respect to any holder of awards which do not fall under the alternatives with cash a Valid Certificate as provided by fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless the Israeli Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained by then in which case the withheld amount will be transferred in accordance with such tax ruling. Any amount withheld by the Payor at the Closing shall be remitted by Buyer to the ITA on fifteenth (15th) day of the calendar month following the month during which the Closing occurs, unless the Israeli Option Tax Ruling (or the Interim Option Tax Ruling) shall have been obtained by then in which case the withheld amount will be transferred by the applicable Payor in accordance with such ruling.

(e)As soon as reasonably practicable after the date of this Agreement, the Company shall cause its counsel, in coordination with Buyer and its Israeli counsel, to prepare and file with the ITA an application for a ruling in relation to the Company Securities subject to the provisions of Sections 102 and 3(i) of the Israeli Income Tax Ordinance, confirming, among others, that: (i) the deposit of the respective Aggregate Closing Consideration with the 102 Trustee shall not be subject to any withholding obligation; (ii) that tax continuity shall apply to any shares of Buyer Common Stock issued in consideration for Section 102 Options and Section 102 Shares; (iii) that the payment of cash consideration for Section 102 Options and Section 102 Shares shall not result in a violation of the requirements under Section 102 so long as cash consideration is deposited with the 102 Trustee until the end of the requisite holding period under Section 102 and

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(iv) that the portion of the General Escrow Amount and Earn-Out Amounts paid on Section 102 Shares, Section 102 Options and Section 3(i) Options shall be subject to tax only upon actual payment to the 102 Trustee; (v) Buyer and anyone acting on its behalf, including any other Payor, shall be exempt from withholding Tax in relation to any payments or consideration transferred to the 102 Trustee and the Paying Agent in relation to Section 102 Shares, Section 102 Options and Section 3(i) Options; which ruling may be subject to customary conditions regularly associated with such a ruling (the “Israeli Options Tax Ruling”).  If the Israeli Options Tax Ruling is not granted prior to the Closing or in accordance with the instruction of the ITA, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that Buyer and anyone acting on its behalf (including the other Payors) shall be exempt from Israeli withholding Tax in relation to any payments made to the 102 Trustee with respect to Section 102 Options, Section 102 Shares and Section 3(i) Options of the Israeli Income Tax Ordinance (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Option Tax Ruling shall have been obtained, then all references herein to the Israeli Option Tax Ruling shall be deemed to refer to such Interim Option Tax Ruling, until such time that a final definitive Israeli Option Tax Ruling is obtained. The parties will cause their respective counsels, advisors and accountants to coordinate and cooperate and provide all information required with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Options Tax Ruling or the Interim Options Tax Ruling, as applicable. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain the Interim Options Tax Ruling and the Israeli Options Tax Ruling as promptly as practicable.

(f)Notwithstanding anything to the contrary in this Agreement, if the 104H Tax Ruling or Interim 104H Ruling shall be obtained and delivered to Buyer and the 104H Trustee prior to the applicable withholding date, then the provisions of the 104H Tax Ruling or Interim 104H Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any Electing Holders shall be made in accordance with the provisions of the 104H Tax Ruling or Interim 104H Ruling, as the case may be.

(g)Notwithstanding anything to the contrary in this Agreement, with respect to any Shareholder receiving Buyer Common Stock pursuant to this Agreement, (i) the Buyer Common Stock shall be issued in the name of the Paying Agent to be held in trust for the relevant recipient and delivered to such recipient in compliance with the withholding requirements under this Section 3.3, and (ii) until such recipient, or anyone on his/her/its behalf, presents to the Paying Agent, a Valid Certificate, or evidence satisfactory to the Paying Agent that the full applicable Tax amount with respect to such recipient, as reasonably determined by the Paying Agent is withheld, no cash portion of the Aggregate Closing Consideration shall be released to such recipient. Any amount required to be withheld with respect to Buyer Common Stock shall be funded first through a reduction from any cash portion of the Aggregate Closing Consideration otherwise payable to such recipient. If a Securityholder failed to provide the 104H Trustee with Valid Certificate no later than three (3) Business Day prior to the Withholding Drop Date, the Securityholder (other than holders of Section 102 Shares, Section 102 Options and Section 3(i) Options) shall provide to the 104H Trustee (as the case may be) an amount in cash sufficient to satisfy such Israeli Taxes prior to the Withholding Drop Date.

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(h)Notwithstanding the foregoing, with respect to non-Israeli resident holders of Company Options, who were granted such awards in consideration solely for work or services performed outside of Israel (and will provide Buyer, prior to any payment to them, with a validly executed Declaration, regarding their non-Israeli residence and confirmation that they were granted such awards in consideration solely for work or services performed outside of Israel), such payments shall not be subject to any withholding or deduction of Israeli Tax and shall be made through the Subsidiary’s payroll processing service or system, as applicable, and subject to applicable U.S. employment and withholding Taxes.

Section 3.4Payments at Effective Time for Indebtedness of the Company

.  On or before the Closing Date, the Company shall deliver from Company Cash an amount sufficient to repay in full the Closing Indebtedness in respect of borrowed money Indebtedness (if any) by wire transfer of immediately available funds to the applicable lender set forth on such schedule as provided in the Payoff Letter (as defined below) regarding such Indebtedness. The Company shall obtain and deliver to Buyer customary payoff letters in form and substance reasonably acceptable to Buyer issued by each holder of such Indebtedness no later than three (3) Business Days prior to the Closing Date, which (a) set forth the amounts required to repay in full all Closing Indebtedness owed to such lender on the Closing Date, (b) set forth the wire transfer instructions and (c) provide for the automatic termination of all loan and collateral documentation evidencing such Closing Indebtedness and termination of all obligations and releases of all Ecumbrances, effective upon repayment thereof (collectively, the “Payoff Letters”).

Section 3.5Payments at Effective Time for Transaction Expenses of the Company

.  On or before the Closing Date, the Company shall deliver from Company Cash to the Paying Agent an amount sufficient to repay in full the Estimated Transaction Expenses as set forth on the Estimated Closing Statement by wire transfer of immediately available funds to the applicable parties set forth in the invoices set forth below.  Prior to the Closing, Buyer shall receive from the Company an invoice and wire transfer instructions from each advisor or other service provider to either Acquired Company, dated no more than three (3) Business Days prior to the Closing Date, with respect to all Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date; provided, however, that, for U.S. federal (and applicable state, local and non-U.S.) Tax purposes, payments made pursuant to this Section 3.5 to U.S. employees and service providers that are (a) treated as wages or compensation to a current or former employee of an Acquired Company shall be contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to the applicable Persons through the payroll system of such Acquired Company subject to applicable employment and withholding Taxes, and (b) amounts paid as compensation to current or former service providers who are not employees shall be treated as contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to such service providers.

Section 3.6Merger Consideration Adjustment.

(a)Three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a written statement in a form reasonable acceptable to Buyer, which statement shall set forth the following information (the “Estimated Closing Statement”): (i) an estimated unaudited consolidated balance sheet of the Acquired Companies as of 12:01 a.m. (local time) on the Closing

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Date (the “Estimated Closing Balance Sheet”), (ii) the Company’s calculation of the Estimated Adjustment Amount, which shall contain its good faith estimate of (A) the Closing Cash (“Estimated Closing Cash”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Transaction Expenses (“Estimated Transaction Expenses”), (iii) the Company’s calculation of the Aggregate Closing Consideration based on the Estimated Closing Balance Sheet, Estimated Closing Cash, Estimated Closing Indebtedness and Estimated Transaction Expenses, and (iv) reasonable supporting documentation together with any information that Buyer has reasonably requested to verify the amounts reflected in the Estimated Closing Statement.  The Estimated Closing Balance Sheet shall be prepared in accordance with the Balance Sheet Rules and shall be certified by the Company’s Chief Executive Officer.

(b)On or before the date that is sixty (60) calendar days following the Effective Time, Buyer or its designee shall prepare, or cause to be prepared, and deliver to the Securityholder Representative a written statement (the “Buyer Closing Statement”) setting forth (i) an unaudited consolidated balance sheet of the Acquired Companies as of 12:01 a.m. (local time) on the Closing Date (the “Buyer Closing Balance Sheet”), (ii) a calculation of (A) the Closing Working Capital (“Buyer Closing Net Working Capital”), (B) the Closing Cash (“Buyer Closing Cash”), (C) the Closing Indebtedness (the “Buyer Closing Indebtedness”) and (D) the Transaction Expenses (the “Buyer Transaction Expenses”), and (iii) Buyer’s calculation of the Final Adjustment Amount, based on the Buyer Closing Balance Sheet, the Buyer Closing Net Working Capital, the Buyer Closing Cash, Buyer Closing Indebtedness and Buyer Transaction Expenses, together with any information that the Securityholder Representative has reasonably requested to verify the amounts reflected in the Buyer Closing Statement.  The Buyer Closing Balance Sheet shall be prepared in accordance with the Balance Sheet Rules.

(c)From the delivery of the Buyer Closing Statement until the determination of Final Closing Net Working Capital, Final Closing Cash, Final Closing Indebtedness, Final Transaction Expenses, and Final Adjustment Amount in accordance with this Section 3.6(c), Buyer will permit, and cause the Acquired Companies to permit, the Securityholder Representative to review the working papers of Buyer used in preparing the Buyer Closing Statement and Buyer shall reasonably cooperate with the Securityholder Representative to provide it with other related information to the extent reasonably necessary for the Securityholder Representative to evaluate the Buyer Closing Statement (during normal business hours upon reasonable advance written notice or, at the reasonable request of the Securityholder Representative, through delivery of electronic copies).  The Securityholder Representative may dispute the calculation of the Final Adjustment Amount, Buyer Closing Net Working Capital, Buyer Closing Cash, Buyer Closing Indebtedness or Buyer Transaction Expenses by notifying Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement (a “Notice of Objection”), within thirty (30) calendar days after Securityholder Representative’s receipt of the Buyer Closing Statement.  To the extent not set forth in the Notice of Objection, the Securityholders shall be deemed to have agreed with Buyer’s calculation of all other items and amounts contained in the Buyer Closing Statement.  In the event that the Securityholder Representative does not provide a Notice of Objection within such thirty (30) calendar day period, the Securityholders shall be deemed to have accepted the Buyer Closing Statement delivered by Buyer and Buyer’s calculation of the Final Adjustment Amount, Buyer Closing Net Working Capital, Buyer Closing Cash, Buyer Closing Indebtedness and Buyer Transaction Expenses set forth therein, which shall then be final, binding and conclusive for all purposes hereunder.  In the event any Notice of Objection is timely

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provided, Buyer and the Securityholder Representative shall use their commercially reasonable efforts for a period of thirty (30) calendar days (or such longer period as they may agree in writing) to resolve any disagreements set forth in the Notice of Objection.  If Buyer and the Securityholder Representative are unable to resolve such items in dispute (the “Unresolved Items”) by the end of such period then, at any time thereafter, either the Securityholder Representative or Buyer may require that the Accounting Firm resolve the Unresolved Items.  For the avoidance of doubt, the Accounting Firm shall only resolve the Unresolved Items and not any disagreements that have been resolved by the parties.  Buyer and the Securityholder Representative shall instruct the Accounting Firm to determine as promptly as practicable, and in any event within thirty (30) calendar days of the date on which such dispute is referred to the Accounting Firm, based solely on the provisions of this Agreement and the written presentations by the Securityholder Representative and Buyer, and not on an independent review, whether and to what extent (if any) the calculations of the Final Adjustment Amount, Closing Working Capital, Closing Cash, Closing Indebtedness, Transaction Expenses and/or Merger Consideration require adjustment; provided, however, that in resolving any Unresolved Item, the Accounting Firm (A) may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Securityholder Representative or less than the smallest value for such item claimed by either Buyer or the Securityholder Representative, (B) may not take oral testimony from the parties hereto or any other Person and (C) shall refer only to the methodology and defined terms set forth in this Agreement and not to external sources without the mutual agreement of the Securityholder Representative and Buyer.  The fees and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and the Securityholders and COP Participants from the Expense Fund, on the other hand in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation shall be determined by the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm awards $600 in favor of the Securityholder Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Securityholder Representative.  The determination of the Accounting Firm shall be set forth in a written statement delivered to the Securityholder Representative and Buyer and shall be final, conclusive and binding on the parties, except for any manifest error, and neither Buyer nor the Securityholder Representative shall seek further recourse to courts or other tribunals, other than to enforce such determination.  The date on which the Final Adjustment Amount, Closing Working Capital, Closing Cash, Transaction Expenses and Closing Indebtedness is finally determined in accordance with this Section 3.6(c) is hereinafter referred to as the “Determination Date.”  The Closing Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses, each as finally determined in accordance with this Section 3.6(c), shall be referred to as the “Final Closing Net Working Capital,” “Final Closing Cash,” “Final Closing Indebtedness,” and “Final Transaction Expenses,” respectively.

(d)If the Final Adjustment Amount is greater than the Estimated Adjustment Amount (such excess, the “Positive Adjustment”), then within five (5) Business Days after the Determination Date, Buyer shall pay to the Paying Agent (for the benefit of the Securityholders and the COP Participants): (A) with respect to each COP Participant, an amount in cash equal to (i) [***%] of the Positive Adjustment (the “COP Participant Adjustment Amount”), multiplied by by (ii) such COP Participant’s Pro Rata COP Share, and (B) with respect to each Securityholder, an amount in cash equal to (i) the Positive Adjustment Amount, minus the COP Participant Adjustment Amount (the “Securityholder Adjustment Amount”), multiplied by (ii) such

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Securityholder’s Percentage Interest, and promptly after receipt the Paying Agent shall, subject to Section 3.8, pay such amount to each Securityholder or COP Participant (according to the wire instructions set forth in each such Securityholder’s duly completed Letter of Transmittal or through company payroll, as applicable) pursuant to the Closing Allocation Schedule and in accordance with the provisions of this Article III.

(e)If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then within five (5) Business Days after the Determination Date, Buyer and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent to release to Buyer from the General Escrow Amount an amount of cash equal to the the difference of the Estimated Adjustment Amount minus the Final Adjustment Amount (such amount, the “Downward Adjustment Amount”).

(f)Notwithstanding, and instead of the release of the Downward Adjustment Amount from the General Escrow Amount, the Buyer may require each Securityholder and COP Participant to pay (severally and not jointly, subject to and limited to such Person’s Stakeholder Sharing Percentage) the Downward Adjustment Amount by wire transfer of immediately available funds within ten (10) Business Days after the Determination Date. To the extent any of the Securityholders or the COP Participants do not make such payment in a timely manner, then Buyer shall have the right to withhold any such shortfall from the applicable Securityholder’s or COP Participant’s portion of the Earn-Out Consideration, if and when payable in accordance with Sections 2.16 and 2.18.

(g)The parties agree and acknowledge that any payment pursuant to Section 3.6(d) or Section 3.6(e) above will be treated by the parties as an adjustment to the Merger Consideration to the extent permitted by applicable Law.

Section 3.7Distribution of Securityholder Representative Expense Fund

.  The Securityholder Representative shall pay or cause to be paid to the Paying Agent, each Securityholder’s and COP Participant’s Stakeholder Sharing Percentage  of the Expense Fund, as and to the extent such amounts, if any, are no longer required to be held by the Securityholder Representative for the performance of its duties hereunder, as determined by the Securityholder Representative in its sole discretion, and such amounts shall be promptly distrusted by the Paying Agent to the Securityholders and COP Participants, in accordance with the provisions of this Article III.

Section 3.8U.S. Withholding. Notwithstanding anything herein to the contrary, for U.S. federal (and applicable state, local and non-U.S.) Tax purposes, any payments of Merger Consideration to the Optionholders, the holders of Vested Company RSUs and COP Participants to U.S. employees and service providers who are (a) current or former employees of either Acquired Company shall be treated as wages or compensation and shall be contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to the applicable Persons through the payroll system of such Acquired Company subject to applicable employment and withholding Taxes, and (b) current or former service providers shall be treated as contributed to the applicable Acquired Company and immediately thereafter paid by such Acquired Company to such service providers.

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Section 3.9Allocation of Merger Consideration

.  Buyer shall be entitled to rely on the Closing Allocation Schedule, without further investigation, whether delivered at Closing or thereafter by the Securityholder Representative in accordance with the terms hereof, and in no event will Buyer, Merger Sub or any of their respective Affiliates (including the Surviving Company) be liable to any Securityholder or COP Participant with respect to any claim that the cash amounts payable or Buyer Common Stock issuable pursuant to the Closing Allocation Schedule are incomplete or inaccurate or that such Securityholder or COP Participant was entitled to receive payment/issuance of any other amount, subject to actual payment/issuance of the cash amounts or Buyer Common Stock set forth in the Closing Allocation Schedule to such Securityholder or COP Participant and the terms of this Agreement. In the event of any changes to the Closing Allocation Schedule following the Closing, the Securityholder Representative shall be responsible for providing an updated Closing Allocation Schedule to Buyer, which shall be delivered reasonably in advance of any post-Closing disbursement to the Securityholders or COP Participants as required hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedule attached hereto (the “Disclosure Schedule”) (which disclosure in the Disclosure Schedule shall qualify the identified Sections or subsections hereof to which such disclosure relates and any other Sections or subsections to the extent it is reasonably apparent that such disclosure is applicable to such other Sections or subsections), the Company hereby makes the representations and warranties to Buyer and Merger Sub set forth in this ARTICLE IV (and to the extent necessary to provide coverage under the R&W Insurance Policy as of the Closing Date the following representations and warranties will be made as of the date hereof and as of the Closing Date).

Section 4.1Organization and Qualification

.

(a)Organization.  Each Acquired Company is duly organized, validly existing and in good standing (in those jurisdictions where such concept is recognized) under the laws of the jurisdiction of its formation, as set forth on Section 4.1(a) of the Disclosure Schedule.  Each Acquired Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease, use, license and operate its assets and properties in the manner in which they are currently owned, leased and operated. Except as set forth on Section 4.1(a) of the Disclosure Schedule, neither of the Acquired Companies has had a prior name or d/b/a.

(b)Qualification.  Each Acquired Company is duly qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (where such concept exists), under the laws of all jurisdictions in which the assets or properties owned, leased, used, licensed or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Acquired Companies.  Section 4.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Company is qualified, licensed and admitted to do business.

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(c)Directors and Officers.  Section 4.1(c) of the Disclosure Schedule accurately sets forth (i) the names of the members of board of directors (or similar body) of each Acquired Company; (ii) the names of the members of each committee of the board of directors (or similar body, if any) of each Acquired Company, as applicable; and (iii) the names and titles of the officers of each Acquired Company.

(d)Charter Documents; Records.  The Company has heretofore furnished or Made Available to Buyer a complete and correct copy of (i) the articles of association (or other similar organizational documents), each as amended to date, of each of the Acquired Companies, each of which are in full force and effect, (ii) the share registers of each Acquired Company, and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of each Acquired Company, which minutes or other records contain a complete summary of all meetings of directors or shareholders, and all actions taken at such meetings or by written consent, all with respect to the last three (3) calendar years.  No Acquired Company is in violation of any of the provisions of its articles of association (or other similar organizational documents) which would have any Material Adverse Effect on the Company.  The books of account, share register, minute books and any similar other records of each Acquired Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Laws in all material respects.

Section 4.2Authority and Enforceability

.

(a)The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; provided, however, that the Company Shareholder Approval is required for the Company to consummate the Merger.  The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board.  Subject to receipt of the Company Shareholder Approval, no other corporate proceedings on the part of the Acquired Companies are necessary to authorize the execution and delivery of this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)The Company Board has unanimously adopted resolutions (i) approving  this Agreement and the Ancillary Agreements and declaring their advisability, (ii) approving the Merger and the other transactions contemplated by this Agreement, (iii) determining that the

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Merger is fair to, and in the best interests of, the Company and the Shareholders, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the  Shareholders and (v) recommending that the Shareholder approve and adopt this Agreement and the Merger.

Section 4.3No Conflict; Required Filings and Consents

.

(a)The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the articles of association (or other similar organizational documents) of either of the Acquired Companies;

(ii)result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits or the creation or acceleration of any right or obligation under or result in the creation of any Encumbrance upon any of the properties or assets of the Acquired Companies under, any of the terms, conditions or provisions of any Material Contract, or require any notice to or consent of any Person pursuant to, any Material Contract (as defined below).

(b)No Acquired Company is required to file, seek or obtain any material notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by either Acquired Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby, except for (i) as required under or in relation to the Companies Law with respect to the filing of the Merger Notice and the Merger Proposal (as defined below) and all such other filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the ROC; (ii) such filings as may be required by any applicable Israeli or United States federal or state securities or “blue sky” laws; (iii) any filing and notices required under Antitrust Laws; and (iv) such other consents, orders, declarations, authorizations, filings, approvals, notices and registrations that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Acquired Companies’ ability to perform or comply with the covenants, agreements or obligations of the Acquired Companies herein or to consummate the Merger or any other transactions contemplated by this Agreement.

Section 4.4Capitalization.

(a)Outstanding Securities.  As of the date hereof, the authorized Capital Shares of the Company consists of (a) 12,875,924 Ordinary Shares, of which 1,080,557 are issued and outstanding, and (b) 6,222,500 Preferred Shares, 270,616 of which are designated Series Junior A Preferred Shares, of which 133,796 are issued and outstanding, 13,667 of which are designated Series A-1 Preferred Shares, all of which are issued and outstanding, 44,528 of which are designated Series A-2 Preferred Shares, all of which are issued and outstanding, 1,471,769 of which are designated Series B Preferred Shares, of which 1,170,569 are issued and outstanding, 992,025 of which are designated Series B-2 Preferred Shares, of which 910,403 are issued and

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outstanding, 1,977,140 of which are designated Series C Preferred Shares, of which 1,903,168 are issued and outstanding, and 1,452,755 of which are designated Series C-1 Preferred Shares, all of which are issued and outstanding (the outstanding Ordinary Shares and Preferred Shares described in this sentence are collectively referred to herein as the “Shares”), all of which are set forth on the Closing Allocation Schedule.  The Shares constitute all the issued and outstanding capital stock of the Company, and each shareholder of the Company owns, of record and, to the Company’s knowledge, beneficially, the number and type of Shares set forth next to the name of such shareholder on Section 4.4 of the Disclosure Schedule, free and clear of all Encumbrances.  The Company owns 100% of the outstanding equity interest of the Subsidiary, free and clear of all Encumbrances. Section 4.4 of the Disclosure Schedule shall also include an indication as to which shares are Section 102 Shares. The rights and privileges of the Shares are set forth in the Company Articles. The Company and the Subsidiary (as applicable) have never declared or paid any dividends on any Capital Shares.  Each outstanding Capital Share of the Company and outstanding equity interest of the Subsidiary (as applicable) is duly authorized, validly issued, fully paid and nonassessable and such shares have not been issued in violation of any preemptive, rights of first refusal, option, call, subscription or similar rights under any provision of applicable Law, the Fundamental Documents of the Company or Contracts. All issued and outstanding Capital Shares have been issued pursuant to valid exemptions from registration under the Israeli Securities Law, 1968, and all other applicable securities laws.

(b)No Other Securities.  Except for the Shares, and as set forth in Section 4.4 of the Disclosure Schedule, there are not outstanding any: (i) Capital Shares, equity interests or other equity or ownership interests of the Company or the Subsidiary; (ii) options, warrants, subscriptions, rights (including any preemptive or similar rights), calls, puts, commitments or other interests convertible into or exchangeable or exercisable for Capital Shares, equity interests or other equity or ownership interests of the Company or the Subsidiary; (iii) stock appreciation rights, phantom stock or other equity equivalents or equity-based awards, including any restricted stock units, or rights; or (iv) bonds, debentures or other Indebtedness of the Company or the Subsidiary having the right to vote or that are convertible or exchangeable for securities of the Company or any of the Subsidiary having the right to vote.  All the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company and the Subsidiary in compliance in all material respects with all applicable Israeli and U.S. federal and state securities Laws.  Except for rights granted to Buyer and Merger Sub under this Agreement, there are no outstanding obligations of the Company or the Subsidiary to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued Capital Shares, or other equity or ownership interests of the Company or the Subsidiary. Section 4.4(b) of the Disclosure Schedule sets forth a true, correct and complete list of all outstanding Company RSUs, Company Options and other rights to purchase or receive shares of Capital Shares granted under the Equity Incentive Plan, or otherwise (including the Company Warrants), and, for each such Company RSU, Company Option and other right, to the extent applicable, (i) the number of shares of Capital Shares subject thereto, (ii) the terms of vesting (including the extent to which it will become accelerated as a result of this Agreement or otherwise) and vested status on the Agreement Date, (iii) the grant and expiration dates, (iv) the Equity Incentive Plan and form of award agreement pursuant to which such grant was made, (v) the exercise price, if any, (vi) the name of the holder thereof, and (vii) whether each such Company Option was granted and is subject to Tax pursuant to Section 3(i) of the Ordinance or Section 102

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and the applicable sub-section of Section 102 or if for US taxpayers, it was meant to qualify as an incentive stock option for Tax purposes in the United States of America.

(c)With respect to the Company RSUs, Company Options, and any other equity or equity-based awards issued pursuant to the Equity Incentive Plan, (i) each grant of an award was duly authorized no later than the grant date of such award, (ii) each such grant was made, in all material respects, in accordance with the terms of the Equity Incentive Plan and all applicable Laws, including valid exemptions from registration under the Securities Law, 1968, and all other applicable securities laws, (iii) the Equity Incentive Plan is the only plan or program the Company maintains under which outstanding options to acquire Ordinary Shares, outstanding restricted share units settled in Ordinary Shares or other compensatory equity-based awards have been or may be granted, (iv) the Company has Made Available to Buyer true, correct and complete copies of all award agreements, (v) there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement such Company RSU or Company Options in any case from the form provided to Buyer, and (vi) each such grant was made in accordance with the terms of the Equity Incentive Plan applicable thereto. With respect to Company Options granted to US taxpayers, all such Company Options have been granted with a per share exercise price that was at least equal to the fair market value of an Ordinary Share on the date the Company Option was granted (determined in accordance with applicable Law, including, without limitation, to the extent applicable, Section 409A of the Code).

Section 4.5Subsidiaries.

Other than the Subsidiary, the Company does not (i) control, directly or indirectly, or have any direct or indirect equity participation in any Organization, or (ii) own or have any right to acquire, directly or indirectly, any outstanding capital shares of, partnership interest, joint venture interest, equity participation or other security or interest in, any Person.

Section 4.6Financial Statements

.

(a)Delivery of Financial Statements.  The Company has Made Available to Buyer true and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i)an audited consolidated balance sheet of the Company as of December 31, 2019 and December 31, 2020 and consolidated statements of income and cash flows for the years then ended;

(ii)an unaudited consolidated balance sheet of the Company as of May 31, 2021 (the “Base Balance Sheet”); and

(iii)unaudited consolidated statements of income and cash flows for the five (5)-month period ended as of the date of the Base Balance Sheet.

(b)Fair Presentation.  Subject to the absence of footnotes and year-end audit adjustments with respect to any unaudited Financial Statements, the Financial Statements have been prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition of the Acquired Companies and results of the Acquired

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Companies’ operations at and for the periods presented and are true, correct and complete in all material respects.

(c)Internal Controls.  The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies.  Section 4.6(c) of the Disclosure Schedule lists, and the Company has Made Available to Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(d)Accounts Receivable.  Section 4.6(d) of the Disclosure Schedule provides an accurate reconciliation of all accounts receivable, notes receivable and other receivables of the Acquired Companies as of the Balance Sheet Date.  All existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) represent valid obligations arising from bona fide arms’ length transactions entered into in the ordinary course of business and not in violation of applicable Law.  There is no Encumbrance on any of such accounts receivable, and except in the ordinary course of business, consistent with past practices, none of the Acquired Companies has any obligation to refund, in whole or in part, any amount included within such accounts receivable and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable, in each case, except as fully and adequately reflected in reserves for doubtful accounts set forth in the Acquired Companies’ Financial Statements.

Section 4.7No Liabilities; Indebtedness

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(a)Absence of Liabilities.  None of the Acquired Companies has any Liabilities of any nature that are of the type that would be set forth on the consolidated balance sheet of the Company prepared in accordance with GAAP, other than: (i) Liabilities identified as such in the “liabilities” column of the Base Balance Sheet; (ii) Liabilities that have been incurred by each of the Acquired Companies since the Balance Sheet Date in the ordinary course of business and consistent with such Acquired Company’s past practices; (iii) Liabilities under the Acquired Company Contracts; and (iv) Transaction Expenses or Closing Indebtedness. No representation or warranty is made in this Section 4.7 with respect to Liabilities in connection with (a) Taxes and related matters, which are covered in Section 4.16 below, (b) Intellectual Property and related matters, which are covered in Section 4.15 below, and (c) grants, incentives and related matters which are covered in Section 4.23(b).  Section 4.7(a) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of each of the Acquired Companies as of the date hereof; and (ii) all notes payable of each of the Acquired Companies as of the date hereof.

(b)Indebtedness.  Section 4.7(b) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness in an amount in excess of $50,000 in any one case, or $200,000 in the aggregate, identifying (if and as applicable) the creditor to which such Indebtedness is owed, the address of such creditor, the title of the instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement.  With respect to each item of Indebtedness, none of the Acquired Companies is in default and no payments are past due.  Neither of the Acquired Companies has received any

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written notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending) with respect to any item of Indebtedness.  Neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness.  None of the Acquired Companies has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and none of the Acquired Companies has guaranteed any other obligation of any other Person other than to secure bank guarantees provided under any lease agreements and cash held back by the Company's and the Subsidiary's banks to secure payments under the Company's and the Subsidiary's credit cards (in each case solely to the extent there is no default (matured or un-matured) as of the Closing in respect of such lease agreements or credit cards).

Section 4.8Absence of Certain Changes or Events

. Except as set forth in Section 4.8 of the Disclosure Schedule, since the date of the Base Balance Sheet until the date of this Agreement:

(a)there has not been a Material Adverse Effect to the Acquired Companies;

(b)the business of the Acquired Companies has been conducted only in the ordinary course; and

(c)no action has been taken that, if taken between the date of this Agreement and the Effective Time, would have violated Section 6.1.

Section 4.9Compliance with Law; Permits

.

(a)Each Acquired Company is in compliance in all material respects with all Laws applicable to it or to the conduct of its business or the ownership of its assets.  No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by either Acquired Company of, or a failure on the part of either Acquired Company to comply in all material respects with, any Law.  Since the Lookback Date, neither Acquired Company has received any order, notice of inquiry, investigation, complaint or other communication from any Governmental Authority or any other Person regarding any actual or possible violation of, or failure to comply in all material respects with, any applicable Law. To the Knowledge of the Acquired Companies, there is no Order, Action, notice of inquire, investigation, complaint or other communication threatened from any Governmental Authority or any other Person regarding any actual or possible violation of, or failure to comply in all material respects with, any applicable Law.

(b)Except as set forth in Section 4.9(b) of the Disclosure Schedule, each Acquired Company has all permits, licenses, variances, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Acquired Companies to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”) except for any Permits which failure to obtain will not result in a Material Adverse Effect.  Each Acquired Company is in compliance in all material respects with the terms and conditions of all such Permits

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applicable to such Acquired Company and no suspension or cancellation of any of such Permits is pending, or to the Knowledge of each Acquired Company, threatened.

(c)Anti-Corruption Compliance.  Since the date five (5) years prior to this Agreement, neither of the Acquired Companies or, neither of the Acquired Companies’ directors, officers or employees or, to the Knowledge of the Company, other Persons acting on behalf of the Acquired Companies, has: (i) engaged in any violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000 or any other Law relating to corruption applicable in any jurisdiction (“Anti-Corruption Laws”); (ii) made an unlawful payment to any Person; or (iii) directly or indirectly, paid, offered or promised to pay, or authorized payment of, any monies or any other of value to any government official or employee (including officers and employees of government-owned or controlled entities) or any political party, political party official or candidate for political office (collectively, “Proscribed Recipient”), in each case for the purpose of: (A) influencing any act or decision with respect to either Acquired Company of such Proscribed Recipient; (B) inducing such Proscribed Recipient to do or omit to do any act in favor of either Acquired Company in violation of the lawful duty of such Proscribed Recipient; (C) securing any improper advantage for either Acquired Company; or (D) inducing such Proscribed Recipient to use his, her or its influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to obtain or retain business for or with, or direct business to, either Acquired Company.  The Acquired Companies have instituted and maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials.  Neither of the Acquired Companies has received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws.

(d)Sanctions and Export Controls Laws. Since the date five (5) years prior to this Agreement, neither of the Acquired Companies or, neither of the Acquired Companies’ directors, officers or employees or, to the Knowledge of the Company, other Persons acting on behalf of the Acquired Companies, is or has been: (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (ii) – (iv) or any Sanctioned Country. The Acquired Companies (x) do not have any pending voluntary self-disclosures directed disclosures, inquiries, requests for information, subpoenas, or proceeding of any type with any Governmental Authority with respect to applicable Sanctions and Export Control Laws and all applicable jurisdictions, including the United States and any jurisdiction in which the Company is established or from which it exports or reexports any items or in which it provides services, and (y) have not received any written notice, allegation or citation from any source written notice from any Governmental Authority  alleging actual or potential violation of any Sanctions and Export Control Laws or that the Acquired Companies or any officer, director, employee, or agent is under criminal or civil investigation concerning any of the Sanctions and Export Control Laws. The Acquired Companies are in compliance in all material respects with the Sanctions and Export Control Laws.

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(e)Environmental Matters.  Neither of the Acquired Companies is, or since the Lookback Date has been, in material violation of any applicable Laws relating to the environment or occupational health and safety, and no expenditures are or will be required in order to comply with any such applicable Laws to the extent that such expenditures would be material to the Acquired Companies taken as a whole.  No Hazardous Substances are used or have been used, stored, or disposed of by the Acquired Companies or, to the Knowledge of the Company, by any other Person on any property owned, leased or used by each Acquired Company.

(f)Since the date five (5) years prior to this Agreement, neither of the Acquired Companies or, either of the Acquired Companies’ directors, officers or employees or, to the Knowledge of the Company, other Persons acting on behalf of the Acquired Companies, has violated or failed to comply in any material respect with any Sanctions and Export Control Laws (including hardware, Software and technology), services and know-how. None of the Acquired Company Products or the Owned Company IP comprises any novel encryption means, or devices, or any other encrypted application requiring to obtain permits from the Israeli Ministry of Defense or an authorized body thereof pursuant to the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or requiring reporting to the U.S. Department of Commerce’s Bureau of Industry and Security under the Export Administration Regulations. Neither of the Acquired Companies has acquired (directly or indirectly through a nominee or representative) or developed any Intellectual Property which may be regulated under any export control regime or under any Law, including any Intellectual Property and/or patent that has been purchased from others.

Section 4.10Litigation

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(a)Except as set forth in Section 4.10 of the Disclosure Schedule, there is no pending Action and to the Company’s Knowledge no Person has threatened in writing to commence any Action:  (i) that involves either of the Acquired Companies or any of the assets owned, leased or used by either of the Acquired Companies or any Person whose liability for such Action any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; (ii) that may prevent, delay, make illegal or otherwise interfering with, any of the transactions contemplated by this Agreement; or (iii) that relates to the ownership of any Company Securities of either of the Acquired Companies, or any Company Option or other right to Company Securities or other securities of either of the Acquired Companies, or right to receive consideration as a result of this Agreement.

(b)There is no Order to which either of the Acquired Companies, or any of the assets owned leased or used by each of the Acquired Companies, is subject.  To the Knowledge of the Company, no Representative or other employee (in their capacity as such) of either of the Acquired Companies is subject to any Order that prohibits such Representative or other employee (in their capacity as such) from engaging in or continuing any conduct, activity or practice relating to either Acquired Company’s business.

(c)There are no inquires or investigations by or before any Governmental Authority pending or, to the Knowledge of the Company, threatened, nor are there any internal investigations being conducted by or on behalf of any of the Acquired Companies’ board of directors or any committee of the Acquired Companies, in each case regarding any accounting

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practice of each of the Acquired Companies or any alleged malfeasance by any officer of each of the Acquired Companies.

Section 4.11Employee Benefit Plans

.

(a)Section 4.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), all Israeli Benefit Plans, the PEO Plan, all  Acquired Company Employment Agreements, and all bonus, commission, share option, share purchase, restricted share, equity based, equity purchase, including without limitation, all Company Options and the Equity Incentive Plan, incentive, deferred compensation, retirement, pension, retiree medical or life insurance, supplemental retirement, severance, retention, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, expense reimbursement, welfare benefit, paid time off, collective bargaining or other benefit plans, programs or arrangements, and all employment, termination, vacation, fringe benefit  or change in control Contracts or agreements to which either Acquired Company is a party, with respect to which either Acquired Company has or would reasonably be expected to have any liability (including as an ERISA Affiliate), whether funded or unfunded, whether written or unwritten, or which are maintained, contributed to or sponsored by, or are required to be maintained, contributed to or sponsored, by either Acquired Company for the benefit of any current or former Acquired Company Service Provider, or their respective beneficiaries and dependents (each a “Plan” and, collectively, the “Plans”).

(b)The Company has furnished or Made Available to Buyer a true and complete copy of (to the extent applicable): (i) each material document embodying or governing each such Plan and all amendments thereto (and written summaries of all unwritten Plans); (ii) trust agreement (or other funding instrument) and all amendments; (iii) the most recent summary plan description and material modifications thereto; (iv) the filed United States Internal Revenue Service (“IRS”) Form 5500s and all schedules thereto for the previous three (3) years; (v) the most recent IRS determination or opinion letter; (vi) all non-ordinary course correspondence with any Governmental Authority for the previous three (3) years; and (vii) the most recently prepared actuarial report and Financial Statement, if any, in connection with each such Plan.

(c)Each Plan which is governed by the applicable Laws of the United States and is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter from the IRS regarding its qualification thereunder or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Plan for any period for which such Plan would not otherwise be covered by an IRS determination.  To the Knowledge of the Company, no event or circumstance has occurred since the date of such determination (or opinion) letter from the IRS that would adversely affect reliance on such determination or opinion letter or the qualified status of any Plan.

(d) Neither the Company, any Subsidiary nor any ERISA Affiliate sponsors, maintains, contributes to, or has in the last six (6) years sponsored, maintained, contributed to (or

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been required to contribute to) or had any current or contingent liability or obligation under or with respect to any (i) plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(e)Each Plan which is governed by the applicable Laws of the United States is now and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each Acquired Company has performed in all material respects all obligations required to be performed by it and is not in default under or in violation under any Plan.  No Action, audit, investigation, examination, claim or lawsuit is pending or, to the Knowledge of the Company, threatened with respect to any Plan, other than claims for benefits in the ordinary course.

(f)No Plan provides life, medical, dental, vision or other welfare benefits to any current or former Acquired Company Service Provider after their employment or service is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(g)Each Plan which is governed by the applicable Laws of the United States that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code with respect to any current or former service provider who is subject to United States income tax has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder.

(h)Except as set forth on Section 4.11(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will, directly or indirectly: (i) entitle any current or former Acquired Company Service Provider to any payment, compensation or benefit; (ii) accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to any current or former Acquired Company Service Provider; or (iii) result in any breach or violation of, default under or limit any Acquired Company’s right to amend, modify or terminate any Plan.

(i)No amount that will be received (whether in cash or property or the vesting of property), as a result of the execution of this Agreement or the consummation of the Transactions, by any current or former Acquired Company Service Provider under any Plan or otherwise that would not be deductible by any of the Acquired Companies by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(j)The Acquired Companies are in compliance with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of state or local law, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder.  No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior

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to the Closing, with respect to any Plan.  The Acquired Companies do not have any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Law governing health care coverage or benefits that would result in any liability to the Acquired Companies.  The Acquired Companies have maintained all records necessary to demonstrate its compliance with the ACA and any other similar state or local law.

(k)No Plan is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of such Plan that are fully-insured.  The Acquired Companies may amend or terminate each Plan at any time without incurring any material liability thereunder other than routine administrative expenses associated with such termination

(l)Neither of the Acquired Companies has any obligation to gross-up, make whole or otherwise indemnify any current or former director or employee of the Acquired Companies with respect to Taxes, interests or penalties imposed under any Tax provisions, including pursuant to Section 409A or 4999 of the Code.

(m)Neither of the Acquired Companies has any material liability to the ITA or any relevant fund with respect to any Israeli Benefit Plan, which would reasonably be expected to result in a Material Adverse Effect.  The Company has Made Available to Buyer current, correct and complete copies of all material communications to or from the ITA or any other Governmental Authority relating to each Israeli Benefit Plan (including any filings made with the ITA with respect to each Israeli Benefit Plan and any notices of the ITA), if any, during the Lookback Period. With respect to each Plan that is mandated by a Governmental Authority other than the United States or subject to the Laws of a jurisdiction outside of the United States or that is otherwise maintained for the benefit of any current or former Acquired Company Service Providers who perform services outside of the United States (each, a “Foreign Benefit Plan”), the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and the Transaction shall not cause such assets, accruals or insurance obligations to be less than such benefit obligations. Each Foreign Benefit Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special Tax or other treatment, satisfies all requirements for such treatment in all material respects.

Section 4.12Labor and Employment Matters

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(a)Except as set forth on Section 4.12(a) of the Disclosure Schedule, and other than pursuant to extension orders (tzavei harchava) which generally apply to all employees in Israel, neither Acquired Company is a party to any labor or collective bargaining Contract that pertains to employees of the Acquired Companies.  Neither of the Acquired Companies is presently, nor have they been in the past, a party to or bound by any union or labor Contract or agreement, collective bargaining agreement or similar Contract or industrial extension order, or

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have ever been members of any employers’ association or organization, involving any of its employees or employee representatives, or are otherwise required (under any Law, Contract or otherwise) to provide benefits or working conditions under any of the foregoing and there are no, and there have never been any labor organizations representing, and to the Company’s Knowledge there are no activities or proceedings of any labor union or works council or other employee representation group purporting to represent or seeking to represent or to organize any employees, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no labor dispute, strike, controversy, slowdown, work stoppage or lockout against or affecting either of the Acquired Companies. With respect to the transactions contemplated by this Agreement, the Acquired Companies have no notice, consultation or bargaining obligations owed to its employees or their representatives under applicable Law or any contract, and all such obligations, if any, have been satisfied.

(b)With respect to the Subsidiary, no Unfair Labor Practice (as defined in the National Labor Relations Act) or labor or employment charge, lawsuit, arbitration, or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Subsidiary before the National Labor Relations Board, or other labor relations tribunal, the Equal Employment Opportunity Commission or similar fair employment agency, or any other Governmental Authority.

(c)Neither Acquired Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.  Neither Acquired Company has received any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to such Acquired Company and, to the Knowledge of the Company, no such investigation is in progress.

(d)With respect to employees of the Acquired Companies who reside or work in Israel (each, an “Israeli Employee”), except as set forth in Section 4.12(d)(1) of the Disclosure Schedule: (i) the employment of each Israeli Employee is subject to termination upon not more than one months' prior written notice under the termination notice provisions included in the employment Contract with such Israeli Employee or applicable Law; (ii) all obligations of the Company or the applicable Subsidiary towards the Israeli Employee regarding statutory severance pay pursuant to the Severance Pay Law (5723-1963), accrued vacation and to all Plans (including pension arrangements and provident funds of all kinds such as study fund, pension plan and managers’ insurance policy) are fully funded or accrued on the Financial Statements; (iii) no Israeli Employee’s employment by either of the Acquired Companies requires any special license, permit or other authorization of a Governmental Authority; (iv) there are no foreign employees employed by either of the Acquired Companies in Israel; (v) there are no material unwritten policies, practices or customs of either of the Acquired Companies that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment Contract (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable Law); and (vi) all amounts that the Acquired Companies are legally or contractually required either (A) to deduct from Israeli Employees’

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salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund (‘keren hishtalmut’) or other similar funds, or (B) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Authority as required by the ITA and Israeli National Insurance Law-1995 or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and neither of the Acquired Companies has any outstanding obligation to make any such deduction, transfer, withholding, or payment.  The Company has Made Available to Buyer (x) copies of all Material Contracts with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers, and (y) copies of material manuals and material written policies relating to the employment of Israeli Employees or termination thereof. Section 4.12(d)(2) of the Disclosure Schedule lists each Israeli Employee who was not subject to a “Section 14 arrangement” under Section 14 of the Severance Pay Law, 1963 from the first date of his engagement with the Company.

(e) With respect to employees of the Acquired Companies who reside or work in the United States (each, a “US Employee”), except as set forth in Section 4.12(e) of the Disclosure Schedule, the employment of each US Employee is terminable by the Acquired Companies “at will”, without payment of severance or other compensation or consideration, and without advance notice.

(f)The Acquired Companies comply in all material respects with, and have at all times since the Lookback Date complied in all material respects with, all Laws that relate to labor and employment and/or applicable contractual arrangements, including all applicable Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, COVID-19, plant closures, furloughs, and layoffs (including the WARN Act or any similar Laws), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.  Neither Acquired Company has any material liability as a result of the failure to properly classify applicable persons as employees, independent contractors, leased employees or as persons exempt from overtime pay. No Acquired Company has any material liability or obligation for (i) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under applicable Law, contract or policy; and/or (ii) any fines, taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(g)The Company has Made Available to Buyer a complete and correct list, as of the date hereof, of Acquired Company Service Providers, setting forth the following information with respect to each:  (i) name (or identification number if not permitted by applicable Law);  (ii) title or position, and employee or contractor status; (iii) the entity or entities by which such individual is employed or engaged; (iv) hire date; (v) current wages/compensation rate (e.g., salary, hourly, contract period); (vi) full-time or part-time status; (vii) exempt or non-exempt status; (viii) employment location (city, state, country); and (ix) visa status.

(h)During the Lookback Period, no Acquired Company has taken any action that would require notification of the employees of the applicable Acquired Company pursuant to the

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provisions of the Worker Adjustment and Retraining Notification Act of 1988 or similar foreign, state or local Law.

(i)(i) None of the current officers of the Acquired Companies has given written notice terminating his or her employment with the Acquired Companies, or terminating his or her employment upon a sale of, or business combination relating to, the Acquired Companies or in connection with the Transactions; (ii) neither Acquired Company has a present intention to terminate the employment of any current employee; and (iii) there is no person who has accepted an offer of employment made by either Acquired Company whose employment has not yet started.

(j)Section 4.12(j) of the Disclosure Schedule contains a list of individuals who are currently performing services for the Acquired Companies and are classified as “consultants” or “contract labor” or “independent contractors” (each a “Contractor”). All Contractors (i) can be terminated on notice of thirty (30) days or less, (ii) are rightly classified as independent contractors, and have received all of their rights to which they are entitled to according to any applicable Law or Contract with the Acquired Companies. The Acquired Companies do not engage with any personnel through manpower agencies.

(k)The Acquired Companies are materially compliant with all applicable Data Protection Requirements regarding the retention, recording, use, security and transfer of data related to employees and Contractors.

(l)  The Acquired Companies have taken all reasonable efforts to promptly, thoroughly and impartially investigate all reports or complaints of sexual harassment, or other discrimination or retaliation policy violation allegations reported to or otherwise known by the Company or Subsidiary and, where appropriate under the circumstances, the Company or Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Acquired Companies do not reasonably expect any material liabilities or obligations with respect to any such allegations. Since the Lookback Period and to the Company’s Knowledge, no officer, director, or management level employee of either of the Acquired Companies has (i) been alleged to have engaged in, or engaged in, workplace harassment, discrimination or retaliation or (ii)  has entered into any settlement agreements related to allegations of workplace harassment, discrimination, or retaliation.

(m)There are no material proceedings pending or, to the Company’s Knowledge, threatened, before any Governmental Authority by any employee or any other person arising out of the Acquired Companies’ status as employer or joint employer, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices (if applicable), wage and hour, or any other claim relating to the employment or engagement or termination of employment or engagement or failure to employ or engage by the Acquired Companies, of any individual.  In addition, there are no pending or threatened claims or actions against the Acquired Companies under any workers compensation policy or long-term disability policy, nor to the Company’s Knowledge is there any reasonable basis therefor.

(n)Neither of the Acquired Companies has any material unsatisfied obligations of any nature to any of their former employees or Contractors, and their termination was in compliance with all applicable Law and Contracts.

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(o)The representations and warranties set forth in this Section 4.12 shall constitute the only representations and warranties of the Acquired Companies with respect to employment and labor matters.

Section 4.13Title to and Condition of Assets

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(a)Valid Title.  The Acquired Companies have valid title to or a valid leasehold interest in all of their respective material assets, including all of the material assets reflected on the Base Balance Sheet or acquired in the ordinary course of business since the date of the Base Balance Sheet, except those sold or otherwise disposed of since the date of the Base Balance Sheet in the ordinary course of business consistent with past practice.  None of the material assets owned or leased by the Acquired Companies are subject to any Encumbrance, other than (i) statutory liens for current taxes and assessments not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Acquired Companies consistent with past practice, (iii)  statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (iv) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Acquired Companies as currently conducted (collectively, “Permitted Encumbrances”).

(b)Good Condition.  All tangible assets owned or leased by the Acquired Companies have been maintained in all material respects in accordance with generally accepted industry practice and are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

(c)Sufficiency of Assets.  The assets of the Acquired Companies collectively constitute all the assets used in or necessary to enable each Acquired Company to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted in the Business Plan and Budget.

Section 4.14Real Property

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(a)None of the Acquired Companies have any Owned Real Property.

(b)Section 4.14 of the Disclosure Schedule sets forth a true and complete list of all Leased Real Property and includes the parties to such lease or sublease, any amendments thereto, the expiration date of such lease or sublease and any covenants, approvals or other documents necessary or required such that each lease or sublease will be in full force and effect and remain binding on all parties thereto in accordance with the terms of such lease or sublease as of the Effective Time. The Acquired Companies have Made Available complete and correct copies of all such leases or subleases (including any amendments and renewal letters).

(c)Each Acquired Company, as applicable, has valid and binding leasehold interests to all Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

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(d)Each Acquired Company, as applicable, has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Real Property for the full term of the lease of such properties.  Each lease referred to in paragraph (b) above is a legal, valid and binding agreement, enforceable in accordance with its terms and there is no, and none of the Acquired Companies has received notice of any, default (or any condition or event that, after notice or lapse of time or both, would constitute a default) thereunder.  None of the Acquired Companies owes any brokerage commissions with respect to any such leased space (including any contingent obligation in respect of future lease extensions).

Section 4.15Intellectual Property

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(a)Section 4.15(a) of the Disclosure Schedule sets forth: a true and complete list of all Owned Company IP, identifying for each whether it is owned by or exclusively licensed to the Acquired Companies, including, without limitation, all (A) registered patents and pending patent applications, (B) all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including trademarks comprising domain names) therefor, (C) material unregistered trademarks, tradenames, and service marks, (D) copyright registrations and applications therefore, (E) internet domain name registrations, in each case to the extent used in connection with the Business and (F) Software. All Owned Company IP is subsisting, valid and enforceable, and except for any office actions received from a Patent or Trademark office in relation to Patent or Trademark applications in prosecution, no Acquired Company has received any written notice or claim challenging the validity or enforceability of any Owned Company IP or alleging any misuse of such Owned Company IP, and no such claim is or has been threatened in writing by any Person.  To the Company’s Knowledge.  Except as a set forth in Section 4.15(a)(i) of the Disclosure Schedule, no Acquired Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Owned Company IP (except for any issuances, registrations or applications for any Patents or trademarks (i) that an Acquired Company has decided are not material and has permitted to expire or (ii) that have been canceled or abandoned in the ordinary course of prosecution of patent applications or in attempting to register trademark applications due to examiner or third party actions intervening in such prosecution or registration attempts).  No Owned Company IP is now involved in any interference, reissue, reexamination, opposition, and except as noted in the preceding sentence, in any cancellation or similar proceeding and the Company has received no notice of any such action which is or has been threatened in writing with respect to any of the Owned Company IP.   All fees have been timely paid and all required communications and responses timely filed with regard to all Owned Company IP subject to registration with or application to a Governmental Authority or other registrar, and the Acquired Companies and their Representatives have complied with the duty of candor and disclosure, and have not made any material misrepresentations in connection with the prosecution and maintenance of any Patents.

(b)Section 4.15(b) of the Disclosure Schedule accurately identifies (i) each item of Business Intellectual Property that is not Owned Company IP and that is material to the Business, and (ii) any other Person that has or purports to have an interest of any nature (whether exclusively, jointly with another Person or otherwise) in such item of Business Intellectual Property and the nature of such interest.  The Company has Made Available to Buyer complete and accurate copies of all material documents in its possession related to the ownership or exclusive license to the

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Acquired Companies of each such item of Acquired Company IP.  The Business Intellectual Property includes all of the Intellectual Property used or purported to be used in or necessary for the conduct of the Business, and there are no other items of Intellectual Property that are required to operate the Business as currently conducted or proposed to be conducted, including to design, develop, manufacture, license, market, distribute, maintain, repair, offer for sale, sell, or use the all Acquired Company Products, and all planned future products and services.

(c)Section 4.15(c) of the Disclosure Schedule accurately identifies:

(i)each item of Intellectual Property that any third party owns and that the Company uses in connection with the Business pursuant to a license, sublicense, agreement or permission (“IP Inbound Licenses”), in each case (other than: (A) any Acquired Company Employee Agreement; (B) non-exclusive licenses to “off-the-shelf” third party Software that is generally available on standard commercial terms, is not distributed by either Acquired Company, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any product or service of either Acquired Company, and is not otherwise material to either Acquired Company’s business or licenses requiring payments of up to $25,000 per annum; and (C) licenses to Open Source Code); and

(ii)whether the licenses or rights granted to the Acquired Company in each such Contract are exclusive or non-exclusive.

(d)Each of the IP Licenses is valid and binding on the Acquired Companies and the respective other party thereto in accordance with its terms and is in full force and effect. No breach or default (or event which with notice or lapse of time or both would result in a breach or default) by the Acquired Companies or, to the Knowledge of the Acquired Companies, by the other party thereto exists or has occurred under any IP License or other agreement pursuant to which the Company uses or has rights to the Business Intellectual Property and the Acquired Companies is not in receipt of any written communication regarding the same nor has the Company provided any written communication regarding the same to any other party. The consummation of the transactions contemplated by this Agreement will not violate or conflict with or constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) or result in a payment due to any party (other than fees, royalties or payments that the Acquired Companies would otherwise have been required to pay had the Transaction not occurred) or forfeiture under any of the IP Licenses.  The Company has delivered to Buyer true, correct, fully-executed and complete copies of all IP Licenses.

(e)Section 4.15(e) of the Disclosure Schedule accurately identifies each Acquired Company Contract, including each license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants of right to use, pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Owned Company IP except that nondisclosure agreements and standard user agreements entered in the ordinary course of business need not be listed (“IP Outbound Licenses” and together with the IP Inbound Licenses, the “IP Licenses”).  None of the Acquired Companies is bound by, and no Business Intellectual Property or Acquired Company Product is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the

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ability of either Acquired Company to use, exploit, make available, assert or enforce any Business Intellectual Property which is material to the business of the Company, or any Acquired Company Product anywhere in the world.

(f)Section 4.15(f) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by either Acquired Company to any other Person upon or for the use of any Intellectual Property, other than (i) rights provided under non-exclusive licenses to “off-the-shelf” third party Software that is generally available on standard commercial terms, is not distributed by either Acquired Company, is not incorporated into, or used in the development, testing, distribution, delivery, maintenance or support of, any product or service of either Acquired Company, and is not otherwise material to either Acquired Company’s business, or licenses requiring payments of up to $25,000 per annum and (ii) rights provided under any Acquired Company Employee Agreement.  No Acquired Company Service Provider which participated in the developed of Business Intellectual Property which is material to the business of the Company has any claim for consideration, compensation or royalty payments pursuant to Section 134 to the Israeli Patent Law, 1967, or any equivalent law existing in other jurisdictions in which any Acquired Company operates; or any claims for Moral Rights (as defined in the Israeli Copyright Law, 2007, or any equivalent law existing in other jurisdictions in which any Acquired Company operates) in connection with any Business Intellectual Property nor has the Company received written notice from any Acquired Company Service Provider which threatened or asserted any such claim. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Acquired Companies’ right to own or use any Owned Company IP or Intellectual Property licensed under IP Inbound Licenses; and there are no third party consents or other permissions, with respect to any Owned Company IP or IP Inbound Licenses, required for or as a result of the completion of the transactions contemplated hereby.

(g)Each Acquired Company Web Site displays web site terms of use in the form Made Available to Buyer.

(h)The Acquired Companies own, free and clear of any and all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business), all Owned Company IP purported to be owned by such Acquired Company.  No Acquired Company has received any notice or claim challenging such Acquired Company’s ownership of any of the Intellectual Property, including Owned Company IP owned (in whole or in part) by such Acquired Company and, no such claim is or has been threatened in writing by any Person.

(i)The conduct by the Acquired Companies of their respective Businesses, as currently conducted, has not and does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.  No Acquired Company has received any notice of any claim asserting that any such infringement or misappropriation is occurring or has occurred and to the Company's Knowledge, no such claim is or has been threatened by any Person.  The Company has received no written notice that any Intellectual Property owned by an Acquired Company or  Intellectual Property licensed to either Acquired Company, is subject to any outstanding order, judgment, decree, or stipulation restricting the use or licensing thereof by such Acquired Company.

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To the Knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to the Acquired Companies.

(j)Section 4.15(j) of the Disclosure Schedule sets forth a complete and accurate list of all agreements granting to the Acquired Companies any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the Businesses of the Acquired Companies, other than commercially available standard applications used generally in the Company’s operations and that are licensed for a license fee of no more than ten thousand dollars ($10,000) per vendor per year pursuant to a license agreement, indicating for each the title and the parties thereto.

(k)In connection with any collection or use of Personally Identifiable Information by the Acquired Companies, each of the Acquired Companies has complied in all material respects with all applicable statutes and regulations in all relevant jurisdictions in which the Acquired Companies operate.

(l)Export Control Compliance.  Except as set forth on Section 4.15(l) of the Disclosure Schedules, neither of the Acquired Companies is or at any time since the date that five (5) years prior to this Agreement has been under any obligation to obtain any approvals, licenses or other authorizations from the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”) pursuant to the U.S. Export Administration Regulations (“EAR”), the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) pursuant to U.S. trade sanctions laws and regulations, or the Israeli Ministry of Defense or any authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, or other legislation regulating the development, commercialization or export of technology (collectively, “Export Approvals”).  The Acquired Companies have obtained all Export Approvals required for its use, development, commercialization, imports and exports of products (including Acquired Company Products), Software and technologies which involve the use or engagement in encryption technology, or involve any other technology whose development, commercialization, import or export is restricted or otherwise regulated under Israeli, United States or other applicable jurisdiction laws or regulations, including Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, the Israeli Law of Regulation of Security Exports, 2007, and any Sanctions and Export Controls Laws, and the Acquired Companies are and have been in compliance with all applicable Export Control Laws and all Export Approvals listed on Section 4.9(d) of the Disclosure Schedule.  Neither of the Acquired Companies is or at any time since the date five (5) years prior to this Agreement has been, without any required government authorization under applicable Sanctions and Export Control Laws, engaging in any dealings or transactions, directly or indirectly, involving (i) any country or region that is the subject of comprehensive U.S. trade sanctions (currently, Cuba, Iran, North Korea, Syria, or the Crimea region of Ukraine), or (ii) any Person that is, or is beneficially owned, by one or more Persons that are, identified on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List administered by OFAC.  Neither of the Acquired Companies has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation concerning any actual or potential violation or wrongdoing related to Sanctions and Export Control Laws.

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(m) No Harmful Code.  None of the Acquired Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) accessing, damaging or destroying any data or file without the user’s consent.

(n)Bugs.  To the Company's Knowledge, none of the Acquired Company Products contains any bug, defect, or error that materially adversely affects the use, functionality, or performance of such Acquired Company Product or any product or system containing or used in conjunction with such Acquired Company Software, all except for normal ordinary course defects and bugs or which are not out of the ordinary in the business in which the Company operates that could not result in a material malfunction of such Acquired Company Product.

(o)Source Code.  No source code for any Acquired Company Product has been delivered, licensed or made available by either Acquired Company to any escrow agent.  Neither of the Acquired Companies has any contractual duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Company Product to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would be expected to, result in the delivery, license or disclosure of the source code for any Acquired Company Product to any other Person.

(p)IT Systems.  Neither of the Acquired Companies is in material breach of any Contract related to Acquired Company IT System or is aware of any event that may constitute a material breach of any Acquired Company Contract related to any Acquired Company IT Systems which could result in the cessation of services necessary for the Acquired Companies to materially conduct their business. All of the Acquired Company IT Systems are owned by, or validly licensed, leased or supplied under a written contract to the Acquired Companies, and (i) they comprise all of the IT Systems that are required to carry on the Business; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of the Business; (iii) are free of any material viruses, defects, bugs, and errors; and (iv) are in compliance with all Laws. The Acquired Companies’ rights with respect to the Acquired Company IT Systems will not be lost or rendered liable to termination by virtue of the performance of this Agreement. The Acquired Companies have maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice that are designed to (A) protect the confidentiality, integrity and accessibility of Acquired Company IT Systems and information contained therein (including all Acquired Company Data), and specifically, (B) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with the Acquired Company Privacy Policies and each Contract to which an Acquired Company is party and all Privacy Laws. Since the Lookback Date, the Acquired Company IT Systems (i) have not caused the Acquired Companies to fail to comply with any service level obligations in their Contracts with customers for the Acquired Company Products in any material respect, (ii) none of the data (including all Acquired Company Data) that they store or process has been corrupted in a way that had a material effect on the operation of the

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Business, and (iii) to the Acquired Companies’ Knowledge, none of the data (including all Acquired Company Data) that they store or process has been subject to any actual or suspected material data loss or theft, unauthorized access, malware intrusion, or other cybersecurity breach (including ransomware). The Acquired Companies have been, and are, in compliance, in all material respects, with all Privacy Laws and all other relevant Laws and contractual obligations concerning the security and privacy of Acquired Company IT Systems and information contained therein (including all Acquired Company Data) in all respects. To the Knowledge of the Company, no unauthorized Person has breached or accessed the Acquired Company IT Systems without authorization which resulted in (i) the corruption, theft or loss of any Acquired Company Data stored by or for the Company, or (ii) or would reasonably be expected to result in any liability for the Acquired Companies. No contractor, vendor or service provider, in the course of providing services for or on behalf of the Acquired Companies, has submitted any claims or demands against the Acquired Companies alleging that such contractor, vendor or service provider suffered any material privacy or data security breach that resulted in the unauthorized access, acquisition, exfiltration, manipulation, erasure, use, or disclosure of any Acquired Company Data, or the introduction of any malware, viruses, bugs, or other malicious codes into any of the Acquired Company IT Systems.  The Acquired Companies have maintained and implemented commercially reasonable or legally required plans, policies or procedures, consistent with  normal industry practice, for privacy, physical and cyber security, business continuity and incident response, including reasonable administrative, technical and physical safeguards to protect the confidentiality and security of Sensitive Data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse and to safeguard the Acquired Company IT Systems against the risk of material business disruption.  The Acquired Companies act in compliance with such plans, procedures or policies in all material respects. Since the Lookback Date there have been no failures, breakdowns, continued substandard performance or other adverse events affecting the Acquired Company IT Systems that have caused a material disruption or interruption in or to the use of such Acquired Company IT Systems.  The Acquired Companies are in actual possession of and have sufficient control and rights over, and have complete, valid and enforceable rights to use without restriction, a complete and correct copy of all data, data sets and databases used in, held for use in, or necessary for the conduct of the Business, including all Acquired Company Data.

(q)Use of Open Source Code.

(i)Section 4.15(q)(i) of the Disclosure Schedule accurately identifies and describes:  (A) each item of Open Source Software that is contained in, distributed with or used in the development of the Acquired Company Products or from which any part of any Acquired Company Product is currently derived; (B) the version or versions of each such item of Open Source Software, that has been so contained, distributed or used from the initial use; (C) the Acquired Company Products to which each such item of Open Source Code relates; (D) the applicable license for each such item of Open Source Software; (E) whether each such item of Open Source Software has been modified by or for either Acquired Company; and (F) whether, in the event the source code of such modules would be required in case of distribution, under the applicable Open License Terms, to be disclosed, such modules or modifications have been distributed or made available to any third party.

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(ii)Neither Acquired Company has used Open Source Software in such a way that (A) creates or purports to create any obligations for either Acquired Company which would require disclosure of the source code of any Acquired Company Product or Owned Company IP, or (B) grants or purports to grant to any third party any rights of ownership or exclusive licenses to, or immunities under any Owned Company IP.  Each Acquired Company has, to the extent required, distributed or made available, a notice document in compliance in all material respects with all terms and conditions of all relevant Open License Terms requiring notices and information about making such Open Source Software available to third parties).  Except as set forth on Section 4.15(q)(i) of the Disclosure Schedule, the Acquired Company Products and any other Software used in connection with the Business, do not reference, incorporate, or link to (dynamically or statically) any Copyleft Software.

(r)Privacy Policies.  Section 4.15(r) of the Disclosure Schedule contains each Acquired Company Privacy Policy currently in effect in connection with any Acquired Company Web Site and Acquired Company Product.  Each Acquired Company, has complied in all material respects: (i) with all of the applicable Acquired Company Privacy Policies with which the Acquired Company is required to comply; (ii) with all applicable Law pertaining to privacy, User Data, Personal Data, cybersecurity, and data security requirements (including the Israeli Privacy Protection Law, 1981 and related regulations, directives and guidelines issued by the Israeli Law, Information and Technology Authority, or under any equivalent Law that exists in other jurisdictions in which such Acquired Company operates) with which the Acquired Company is required to comply; (iii) with all contractual obligations, any public statements made by either Acquired Company regarding their privacy policies or practices, third party privacy policies which either Acquired Company has been contractually obligated to comply with; and (iv) with any rules of applicable self-regulatory or other organizations in which either Acquired Company is a member and with which they are required to comply. None of the Acquired Company Privacy Policies have contained any material omissions or been misleading or deceptive.

(s)Personal Data.  Section 4.15(s) of the Disclosure Schedule identifies and describes each electronic database containing (in whole or in part) Personal Data currently maintained by either Acquired Company (the “Acquired Company Databases”), the types of Personal Data in each such database, the security policies that have been adopted and maintained with respect to each such database, and whether such database has been registered with any Governmental Authority.  Each of the Acquired Companies has used reasonable efforts to: (i) implement and maintain in all material respects administrative, physical and technical safeguards consistent with normal industry practice and in accordance with Privacy Laws to protect Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) require all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Data for or on behalf of such Acquired Company that obligate such Persons to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure Personal Data from loss, theft, misuse or unauthorized access, use, modification or disclosure. Any third party who has provided Personal Data to such Acquired Company during the past six (6) years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws. Each Acquired Company Database that is required to be registered under any applicable Law, including the Israeli Protection

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of Privacy Law, 1981, and related regulations and directives, has been duly registered and maintained, in the jurisdictions which require such registration.  There is no complaint or any audit, Action, investigation or claim currently pending, or threatened, against either Acquired Company by any private party or Governmental Authority in respect of Personal Data, Acquired Company Databases or User Data. Neither of the Acquired Companies have received any notice of any claims (including written notice from third parties acting on its or their behalf), of or been charged with, the violation of, any Privacy Laws. There have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Data in the possession or control of any of the Acquired Companies or collected, used or processed by or on behalf of the Acquired Companies and none of the Acquired Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Data. The Acquired Companies have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Data in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified.

(t)Government and University Rights.  Except as set forth on Section 4.15(t) of the Disclosure Schedule, neither of the Acquired Companies has requested, accepted, been notified in writing that it has been approved for, or received any Governmental Grants from any Governmental Authority. No funding, facilities or personnel of any Governmental Authority (including the OCS or the Investment Center of the Israeli Ministry of Economy and Industry), university, college, hospital, other medical or educational institution or research center or funding from any Governmental Authority were used in the development of any Owned Company IP.  No Acquired Company Service Provider who was involved in, or who contributed to, the creation or development of, any Owned Company IP was employed by or has performed services for any Governmental Authority, university, college, hospital, or other medical or educational institution or research center during a period of time during which such Acquired Company Service Provider was also engaged to be involved in, or contributing to, the creation or development of any Owned Company IP or otherwise performing services for either Acquired Company.  To the extent that any Acquired Company Service Provider involved in, or who contributed to, the creation or development of, any Intellectual Property for or on behalf of either Acquired Company was employed by or performed services for any Governmental Authority, university, college, hospital, or other medical or educational institution or research center during the twelve (12) months prior to the commencement of such Acquired Company Service Provider’s employment with or performance of services for either Acquired Company, such Acquired Company Service Provider’s prior employment or performance of services does not, to the Company's Knowledge, impose any Encumbrance on any such Intellectual Property.  No Governmental Authority, university, college, hospital, or other medical or educational institution or research center has any rights whatsoever in any Owned Company IP or Acquired Company Products.

(u)The Acquired Companies have (i) taken commercially reasonable measures, consistent with customary practices in the industry in which it operates, to protect the confidentiality of all Business Confidential Information and (ii) executed either written confidentiality and invention assignment agreements or written agreements incorporating confidentiality and invention assignment agreements or provisions with all of its past and present employees, contractors, officers and consultants who have been employed or engaged to develop

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Intellectual Property for the Business and pursuant to which such employees, contractors and consultants have (A) acknowledged that all such Intellectual Property rights are “works made for hire” for the Acquired Companies under applicable Law, granted to the Company a present, irrevocable assignment to the Acquired Companies all their rights in and to all Intellectual Property they developed in the course of their employment or engagement with the Acquired Companies and waiver of, all such Intellectual Property rights that are non-assignable under the Law, and (B) agreed to hold all Business Confidential Information in confidence both during and after their employment or engagement. No manager, director, officer, employee, consultant, or other representative of the Acquired Companies, who has been employed or engaged to develop Intellectual Property for the Acquired Companies, owns or, to the Knowledge of the Acquired Companies, submitted any written claims to any rights in any Owned Company IP. No Person who has been employed or engaged to develop Intellectual Property for the Acquired Companies (x) has excluded any Intellectual Property from their respective confidentiality and invention assignment agreement, (y) is in breach, in any material respects, of their respective confidentiality and invention assignment agreement, and (z) has disclosed or provided access to any material Trade Secret of the Acquired Companies to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret protection in and to such information.

(v)The Acquired Companies have not made any Business Confidential Information available to any Person except with proper authorization and pursuant to written confidentiality agreements.  All use, disclosure or appropriation of any trade secret or otherwise confidential or proprietary information not owned by the Acquired Companies that had been provided to or for the Acquired Companies in relation to the Business has been used pursuant to the terms of a written agreement between the Company and the owner of such trade secret or confidential or proprietary information, or is otherwise lawful.  The Acquired Companies have not received any written notice from any Person that there has been an unauthorized use or disclosure of any trade secrets or otherwise confidential or proprietary information provided in relation to the Business.  No Person that has received any Business Confidential Information from the Acquired Companies relating to the Business has refused to provide to the Acquired Companies, after the Acquired Companies’ request therefore, a certificate of return or destruction of any documents or materials containing such Business Confidential Information. There has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Business Confidential Information.

Section 4.16Taxes.

(a)Each Acquired Company has (i) prepared and timely filed (including extensions) all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and have been prepared in compliance with applicable Law, provided, however, that notwithstanding any other provision of this Agreement, no Acquired Company makes any representation or warranty as to the amount of, or existence, non-existence or extent of limitations on, such Acquired Company’s net operating loss carryforwards, net capital loss carryforwards, tax credit carryforwards or any other Tax attribute, and (ii) timely paid all Taxes due and owing by it (whether or not shown on any Tax Return), other than Taxes which individually or in the aggregate are not reasonably expected to be material.  Each Acquired Company has withheld, collected and paid over to the appropriate Taxing Authority all Taxes required by Law to be withheld or collected from amounts paid or owing to

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any employee, equityholders, creditor, holder of securities or other third party, and has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(b)The Liability of each Acquired Company for unpaid Taxes, whether to any Taxing Authority or to another Person (such as under a Tax Sharing Agreement), (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding reserves for deferred Tax assets or deferred Tax Liabilities) set forth on the face of the Financial Statements and (ii) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing Tax Returns.

(c)Since the Balance Sheet Date, no Acquired Company has incurred any Liability for Taxes other than in the ordinary course of business, made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or policy or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, entered into any Tax Sharing Agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes.

(d) No Acquired Company is or has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated income Tax Return, nor does the Company have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law, by Contract, as a transferee or successor, or otherwise.

(e) No Acquired Company has been subject to any audit by any Taxing Authority for Taxes with respect to any tax year for which the statute of limitations has not yet elapsed, and there is no dispute or claim concerning any Tax Liability of any Acquired Company either (A) threatened, claimed or raised by any Taxing Authority or (B) as to which there is Knowledge.

(f) No Acquired Company is a party to or bound by any Tax Sharing Agreement with any Person, and no Acquired Company has any current or potential contractual Liability or obligation to indemnify any other Person with respect to Taxes pursuant to any such Tax Sharing Agreement or otherwise.

(g)No written claim has ever been made by any Taxing Authority in any jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction, and to the Company’s Knowledge, no basis exists for any such claim.

(h)Neither Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency where such waiver or extension has not lapsed.

(i) There are no Encumbrances for Taxes, other than statutory liens for current Taxes not due and payable, upon any of the assets of the Acquired Companies.

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(j)All deficiencies asserted or assessments made against either of the Acquired Companies as a result of any examinations by any Taxing Authority have been fully paid or are being contested in good faith and set forth on Section 4.16(j) of the Disclosure Schedule.

(k)Each Acquired Company has, since its formation, been classified as an association taxable as a corporation for U.S. federal income tax purposes.

(l)No Acquired Company will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or other Law) executed prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law), (iv) installment sale or open transaction made, or prepaid income received, prior to the Closing; (iv) ) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (iv) election under Section 108(i) of the Code.

(m)No Acquired Company has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(n) No Acquired Company has (i) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of U.S. federal income Tax under Section 6662 of the Code (or any similar provision of state, local, or non-U.S. law),  (ii) entered into any transaction identified as a (x) “listed transaction,” within the meaning of Treasury Regulations Sections 1.6011-4(b)(2), (y) a “transaction of interest,” within the meaning of Treasury Regulations Section 1.6011-4(b)(6), or (z) any transaction that is “substantially similar” (within the meaning of Treasury Regulations Section 1.6011-4(c)(4)) to a “listed transaction” or “transaction of interest,” or (iii) entered into any other transaction that required or will require the filing of an IRS Form 8886.  Neither Acquired Company has been involved in or a party to any scheme, arrangement, transaction or series of transactions either (i) the main purpose of which was or might be held to have been the avoidance, deferral or reduction of Tax on the part of the Acquired Company, (ii) that produced a loss for Tax purposes with no corresponding commercial loss, or (iii) containing one or more steps which have no commercial purpose other than avoiding, deferring or saving Tax or obtaining a Tax advantage on the part of the Acquired Company.

(o)Each Acquired Company is and has at all times been resident for Tax purpose in its country of incorporation or organization (as determined under the laws of that country) and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement or by virtue of being a member or partner in an entity treated as fiscally transparent for Tax purposes by the relevant Governmental Authority). No claim has been made against either Acquired Company that it is or has been subject to Tax in any jurisdiction other than its country of incorporation by virtue of having a permanent establishment,

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permanent representative or a fixed place of business in or being controlled and managed from that jurisdiction.

(p)No asset of a Company is subject to Section 901(m) of the Code.

(q)Neither Acquired Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in the Section 897(c)(1)(A)(ii) of the Code.

(r)Neither Acquired Company is a party to any Tax sharing, allocation, indemnity or similar Tax agreement (other than customary indemnification provisions contained in any commercially reasonable agreement, the primary subject of which does not relate to Taxes), pursuant to which the Acquired Company will have any obligation to make any payments after the Closing.  Neither Acquired Company is subject to any private letter ruling Tax decisions, or rulings of the IRS or the ITA, or other such comparable rulings of any other Taxing Authority.  Neither Acquired Company has made any application for or received a Tax ruling or arrangement from the ITA on its behalf or on behalf on any of its shareholders, whether or not in connection with the transactions contemplated by the Agreement, which is still in effect.

(s)Neither Acquired Company is a party to any joint venture, partnership other arrangement or contract which could be treated as a partnership for U.S. federal income Tax purposes.

(t)No Acquired Company is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code).

(u)No Acquired Company is or has been (or has any interest in) a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(v)No Acquired Company has deferred any obligation to pay Taxes pursuant to Section 2302 of the CARES Act or any other similar U.S. federal, state, local or non-U.S. Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) (or similar Law) enacted in connection with COVID-19.

(w)The Acquired Companies have been in compliance in all material respects with all applicable transfer pricing laws and, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including interest, provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing law, including under Section 482 of the Code (or similar provisions of state, local or foreign Law) or Section 85A of the Israeli Income Tax Ordinance.  Each of the Acquired Companies has maintained adequate documentation and records (as required by Section 482 of the Code and Treasury Regulations promulgated thereunder or under any similar provision of state, local or foreign Law) to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or under any similar provision of state, local or foreign Law.

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(x)No Company Warrant was issued in connection with the performance of services.

(y)Neither Acquired Company is subject to restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made in connection with the provisions of Part E2.

(z)There are no Tax rulings, requests for rulings or technical advice, “taxation ruling or decision” (‘Hachlatat Misui’) or requests for changes in accounting methods or closing agreements relating to Taxes for which the Acquired Companies may be liable that could affect the Acquired Companies’ liability for Taxes for any taxable period ending after the Closing Date.

(aa)Neither Acquired Company has undertaken or is engaged in any transaction that will require special reporting in accordance with Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006. Neither Acquired Company is subject to any reporting obligations under Sections 131D and 131E of the Israeli Income Tax Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(bb)The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(cc)The Company is duly registered for the purposes of Israeli value added tax ("VAT"). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Taxing Authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.  The Subsidiary is not required to register in Israel for Israeli VAT purposes.

(dd)The Company has properly elected and qualified to be treated and claimed benefits as a “Benefited Enterprise” (Mifaal Mutav) for the Tax year 2020, and is in the process of obtaining a tax ruling confirming its status as “Preferred Technology Enterprise” (Mifaal Technology Muadaf) and to be treated as a “Technology Enterprise” (Mifaal Technology) for the tax years 2021 onward under the Law for Encouragement of Capital Investments, of 1959.

(ee)The Equity Incentive Plans that are intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Income Tax Ordinance are deemed approved by passage of time without objection by the ITA. All Section 102 Shares and Section 102 Options were and are currently in compliance with all the applicable requirements of Section 102(b)(2) of the Israeli Income Tax Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the adoption of the applicable board and shareholders resolutions, the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30-day period from the filing of

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the Equity Incentive Plans with the ITA to eligible individuals pursuant to Section 102, the receipt of the required written consents from the option holders, the receipt of all required tax rulings, the execution by each holder of Section 102 Options of an undertaking to comply with the provisions of Section 102, the appointment of an authorized trustee to hold the Company Options and Ordinary Shares, and the due deposit of such Company Options and Ordinary Shares with such trustee pursuant to the terms of Section 102 of the Israeli Income Tax Ordinance, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

Section 4.17Material Contracts

.

(a)Section 4.17 of the Disclosure Schedule accurately and completely identifies each Acquired Company Contract, including all amendments and modifications thereto, to which either of the Acquired Companies is a party that are in effect on the Agreement Date:

(i)that materially limits, or purports to materially limit, the ability of such Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or that materially restricts the right of such Acquired Company to sell to or purchase from any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights, or exclusivity rights (not otherwise covered in Section 4.17(a)(v));

(ii)relating to or evidencing Indebtedness involving future payment in excess of $50,000 individually or $250,000 in the aggregate;

(iii)pursuant to which either of the Acquired Companies has been appointed, or has appointed another party as, a partner, reseller or distributor;

(iv)pursuant to which either of the Acquired Companies has an obligation to assign Intellectual Property;

(v)pursuant to which either of the Acquired Companies is bound to, or has committed to provide or license, any Acquired Company Product to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;

(vi)that is a redemption or purchase agreement or other agreement affecting or relating to the capital shares of either Acquired Company, including any agreement with any shareholder of the Company which includes registration rights, voting arrangements, operating covenants or similar provisions;

(vii)that is a pension, profit sharing, retirement or equity incentive plan;

(viii)that would reasonably be expected to result in an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement, at the Closing or otherwise in connection with the transactions contemplated herein;

(ix)relating to the employment of, or the performance of services by, any employee, consultant or independent contractor on behalf of the Acquired Companies (A) that is

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not terminable at will by the Acquired Companies on thirty (30) days or less notice without further liability, (B) providing severance payments or other benefits or (C) providing for the payment of any cash or other compensation in connection with the consummation of the transactions contemplated herein (whether upon or at any time following the Closing);

(x)that is a joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities by either Acquired Company with any other Person (other than between the Acquired Companies);

(xi)that is with an insurance company covering healthcare, disability and pension schemes in force in either of the Acquired Companies, together with any existing documents supporting these schemes within either of the Acquired Companies including internal information notices;

(xii)that is a lease agreement;

(xiii)relating to capital expenditures and involving future payments in excess of $50,000;

(xiv)relating to the settlement of any Action;

(xv)relating to (1) the disposition or acquisition of material assets or any material interest in any Person or business enterprise, or (2) the acquisition, issuance or transfer of any securities;

(xvi)relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Encumbrance with respect to any asset of either of the Acquired Companies;

(xvii)involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement except for indemnity for third party infringement claims or in connection with any Acquired Company Product or reseller, supplier contract;

(xviii)constituting or relating to any (1) prime Contract, subcontract, letter Contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Authority or any prime contractor or higher-tier subcontractor, or under which any Governmental Authority or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, (2) quotation, bid or proposal submitted to any Governmental Authority or any proposed prime contractor or higher-tier subcontractor of any Governmental Authority, or (3) Contract concerning or related to Governmental Grants;

(xix)creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xx)relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

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(xxi)that is a Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, either Acquired Company;

(xxii)that is a Contract with an Affiliate; or

(xxiii)any other Contract, whether or not made in the ordinary course of business, that involved a payment of the Company or to the Company in excess of $100,000 over the most recently completed fiscal quarter immediately preceding the date of this Agreement.

(b)Each of the Contracts set forth in Section 4.17 of the Disclosure Schedule (the “Material Contracts”) is in full force and effect and is the legal, valid and binding obligation of the applicable Acquired Company and, to the Company’s Knowledge, is the legal, valid and binding obligation of the counterparty, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Neither the applicable Acquired Company, nor to the Company’s Knowledge, the counterparty, is in material breach of, or in material default under, any such Material Contract, and no event has occurred that, with notice or lapse of time, or both, would constitute such a breach or default thereunder.  The Company has Made Available to Buyer true and complete copies of all written Material Contracts.  As of the date of hereof, no written notice of termination of any Material Contract has been given or received by either of the Acquired Companies.

Section 4.18Affiliate Interests and Transactions

.  Except as set forth in Section 4.18 of the Disclosure Schedule, no Related Party of the Acquired Companies: (a) owns, directly or indirectly, any equity or other financial or voting interest in any material supplier, licensor, lessor, distributor, independent contractor or customer of the Acquired Companies; (b) owns, directly or indirectly, or has any interest in any property (real or personal, tangible or intangible) that an Acquired Company uses in its business; (c) to the Company’s Knowledge, has threatened in writing to assert any Action against the Acquired Companies, or (d) has any financial interest in any transaction involving any assets or property of an Acquired Company, other than (i) transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms, and (ii) transactions in connection with a Related Party’s employment with the Acquired Companies.

Section 4.19Insurance

.  A true and complete copy of all directors and officers liability and all material insurance policies maintained by the Acquired Companies, together with the carriers and liability limits for each such policy, has been made available to Buyer. Section 4.19 of the Disclosure Schedule sets forth a list of all such insurance policies maintained by the Acquired Companies as well as any pending claims thereunder.  All such policies provide insurance in such amounts and against such risks as is required by applicable Law and is customary for similarly-situated businesses in the industry of the Acquired Companies. All such policies are in full force and effect and all premiums with respect thereto have been paid to the extent due.  Neither Acquired Company has taken or omitted to take any action which act or omission, with notice or the lapse of time or both, would permit cancellation or termination of, or denial of

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coverage under, any material insurance policy. No notice of cancellation, termination or reduction of coverage has been received by an Acquired Company with respect to any such policy.

Section 4.20Brokers

.  Except as set forth in Section 4.20 of the Disclosure Schedule, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Acquired Companies.  The Company has Made Available to Buyer complete and accurate copies of all contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

Section 4.21Bank Accounts

.

(a)Section 4.21(a) of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of either of the Acquired Companies at any bank or other financial institution: (i) the name of the bank or other financial institution at which such account is maintained and the location of such bank or other financial institution; (ii) the account number; (iii) the type of account; (iv) the name of the relevant Acquired Company for the benefit of which such account is being maintained; and (v) the names of all Persons who are authorized to (1) sign checks or other documents with respect to such account or transfer amounts from the relevant account, (2) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access, and (3) input or release payments from such account.

(b)Except as set for on Section 4.21(b) of the Disclosure Schedule, no Acquired Company has any outstanding credit facility, overdraft, loan, loan stock, debenture, letter of credit, acceptance credit or other financial facility.

Section 4.22Customers and Suppliers

.  Section 4.22 of the Disclosure Schedule sets forth (a) a list of the top ten (10) customers (on a consolidated basis) (by net revenues generated from sales and services provided to such customers) of the Acquired Companies, and (b) a list of the top ten (10) vendors (on a consolidated basis) (by aggregate cost of products and/or services purchased from such vendors) of the Acquired Companies, in each case for the fiscal year ended December 31, 2020.  Except as set forth on Section 4.22 of the Disclosure Schedule, neither of the Acquired Companies has received any written notice from any such customer to the effect that any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to buying products and/or services from the Acquired Companies.  Other than in the ordinary course of business, the Acquired Companies have not received any written notice from any such vendor to the effect that any such vendor will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Acquired Companies to a material extent.

Section 4.23Solvency.

(a)Each of the Acquired Companies is Solvent.

(b)There has been no request by an Acquired Company or, to the Company’s Knowledge, by any other person with respect to an Acquired Company for, nor, to the Company’s

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Knowledge, has there been issued or commenced against or with respect to either of them any bankruptcy, receivership, freeze of proceedings, liquidation (whether voluntary or not), winding-up, arrangement with creditors, scheme of arrangement or other similar insolvency events, orders or proceedings, in each case, whether temporary or permanent.

Section 4.24No Additional Representations

.  Without limiting the generality of the foregoing, neither the Acquired Companies nor any Representative of the Acquired Companies, nor any of their employees, officers, directors or shareholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Acquired Companies that have been made available to Buyer, including due diligence materials, or in any presentation of the business and affairs of the Acquired Companies by the management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby except as expressly set forth in Article IV, the certificates to be delivered to Buyer pursuant to Section 8.3 and the Ancillary Agreements.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Buyer, are not and shall not be deemed to be or to include representations or warranties of the Company except as expressly set forth in Article IV, the certificates to be delivered to Buyer pursuant to Section 8.3 and the Ancillary Agreements, and are not and shall not be deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement will limit or exclude any rights of any party to this Agreement in the case of Fraud.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF Buyer and MERGER sub

Buyer and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1Organization

.  Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has full corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2Authority and Enforceability

. Each of Buyer and Merger Sub has full corporate or limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors or Board of Managers of Buyer and Merger Sub and by Buyer as the sole shareholder of Merger Sub.  No other corporate proceedings on the part of Buyer or

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Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer or Merger Sub will be a party will have been, duly and validly executed and delivered by Buyer and Merger Sub, as applicable.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer or Merger Sub will be a party will constitute, the legal, valid and binding obligations of Buyer and Merger Sub, as applicable, enforceable against Buyer and Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3No Conflict; Required Filings and Consents

.

(a)The execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)conflict with or violate the certificate of incorporation or formation, articles of association or bylaws of Buyer or Merger Sub;

(ii)conflict with or violate any Law applicable to Buyer or Merger Sub or by which any property or asset of Buyer or Merger Sub is bound or affected; or

(iii)result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under or require any consent of any Person pursuant to, any material note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective properties, assets or rights are bound or affected;

(iv)except in the case of clauses (ii) and (iii), as to matters that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Buyer or Merger Sub to perform its obligations under this Agreement or the Ancillary Agreements to which it will be a party.

(b)Neither Buyer nor Merger Sub is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer and Merger Sub of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) as required under or in relation to the Companies Law with respect to the filing of the Merger Notice and the Merger Proposal and all such other filings required under the Companies Law with respect to the consummation of the Merger and the issuance of the Certificate of Merger by the ROC, (ii) such filings as may be required by any applicable Israeli or U.S. federal or state securities or “blue sky” laws and (iii) any filing and notices required under Antitrust Laws.

(c)            Buyer’s total assets and annual net sales, as described in 16 C.F.R. § 801.11, are insufficient to meet the threshold set forth in 15 U.S.C. § 18a(a)(2)(B)(ii)(II).

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Section 5.4Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or Merger Sub.

Section 5.5Litigation

.  There is no Action pending against or, to the knowledge of Buyer, threatened in writing against or affecting Buyer before any court of arbitrator or any Governmental Authority, agency or official which in any manner challenges or seeks to prevent, interfere with,  enjoin, alter or delay the transactions contemplated by this Agreement.

Section 5.6Financial Capability

. Buyer has and will have at Closing (i) sufficient immediately available cash to pay the Merger Consideration and all of its related fees and expenses in connection with the Merger and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

Section 5.7Formation and Ownership of Merger Sub; No Prior Activities

.

(a)Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  All of the issued and outstanding capital shares of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Buyer free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, shareholder agreements, limitations on Buyer’s voting rights, charges and other Encumbrances of any nature whatsoever.

(b)As of the date of hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization, and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.8Issuance of Shares

.  The shares of Buyer Common Stock, when issued by Buyer in accordance with the terms of this Agreement, assuming the accuracy of the representations and warranties of Company, the Securityholders and the COP Participants contained in this Agreement, the Investor Rep Letters, the Letters of Transmittal, and the Acknowledgment Letters, as applicable, will be duly issued, fully paid and nonassessable and issued in compliance with applicable United States federal securities laws and the Securities Law of Israel (including the inclusion on any certificates of any applicable legends with regard to the sale of securities).

Section 5.9SEC Filings; Financial Statements

.  Buyer’s statements, reports and filings filed with the SEC under the Exchange Act or the Securities Act since January 1, 2018 (collectively, the “Buyer Reports”) complied, at the time of filing, in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment) the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in

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which they were made, not misleading. The financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included or incorporated by reference in (i) the Buyer’s Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2020, (ii) its Proxy Statement for Annual Meeting of Shareholders on June 24, 2021, (iii) its Form 10-Q for the quarter ended March 31, 2021, and (iv) any amendments and supplements to all such reports filed by the Buyer with the SEC comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly the financial position of the Company and its consolidated subsidiaries, respectively, as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods covered thereby.

Section 5.10Inspection; No Additional Representations

.

(a)Each of Buyer and Merger Sub is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Acquired Companies as contemplated hereunder.  Each of Buyer and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  Buyer and Merger Sub acknowledge and agree that they are relying exclusively on the representations set forth in ARTICLE IV, the certificates to be delivered to Buyer pursuant to Section 8.3 and the Ancillary Agreements and their own examination and investigation of the Acquired Companies and that they are not relying on any other statements or documents except as expressly set forth herein.

(b)Without limiting the generality of the foregoing, neither Buyer, Merger Sub nor any Representative of Buyer or Merger Sub, nor any of their employees, officers, directors or shareholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Acquired Companies that have been made available to the Company, including due diligence materials, or in any presentation of the business and affairs of Buyer by the management of Buyer or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in delivering and performing this Agreement and the transactions contemplated hereby except as expressly set forth in Article IV, the certificates to be delivered to the Company pursuant to Section 8.2 and the Ancillary Agreements.  It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to the Company, are not and shall not be deemed to be or to include representations or warranties of Buyer or Merger Sub except as expressly set forth in Article V, the certificates to be delivered to the Company pursuant to Section 8.2 and the Ancillary Agreements, and are not and shall not be deemed to be relied upon by Buyer or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement will limit or exclude any rights of any party to this Agreement in the case of Fraud.

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ARTICLE VI
COVENANTS

Section 6.1Conduct of Business Prior to the Closing

.  Between the date of this Agreement and the earlier of the date of the valid termination of this Agreement or the Closing Date, unless Buyer shall otherwise consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned, and provided that if Buyer’s response is not provided within a reasonable time not to exceed five (5) Business Days (or ten (10) Business Days if the matter requires discussion and approval by Buyer's Board of Directors) of the receipt by Buyer of Company’s written request, Buyer shall be deemed to have consented in writing to such request, in accordance with this Section 6.1), and except as required by applicable Law, the business of the Acquired Companies shall be conducted only in the ordinary course of business consistent with past practice.  Without limiting the foregoing, between the date of this Agreement and the earlier of the date of the valid termination of this Agreement or the Closing Date, none of the Acquired Companies shall do, or propose to do, directly or indirectly, any of the following, unless pursuant to this Agreement, without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned, and provided that if Buyer’s response is not provided within a reasonable time not to exceed five (5) Business Days (or ten (10) Business Days if the matter requires discussion and approval of the Buyer’s Board of Directors) of the receipt by Buyer of Company’s written request, Buyer shall be deemed to have consented in writing to such request, in accordance with this Section 6.1):

(a)amend or otherwise change its articles of association or applicable organizational documents;

(b)issue, transfer, sell, pledge, dispose of or otherwise subject to any Encumbrance (i) any capital shares of the Acquired Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other ownership interest in the Company, except for the issuance of shares upon the exercise of options, warrants or settlements of RSUs outstanding as of the date hereof, or (ii) any properties or assets of the Acquired Companies, other than in connection with the sale or transfer of inventory or accounts receivable in the ordinary course of business consistent with past practice;

(c)reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital shares or other equity interests that would change the capitalization of the Acquired Companies or amend the terms of any outstanding securities of the Acquired Companies;

(d)declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its capital shares, whether now or hereafter outstanding; provided, however, that (A) dividends and distributions may be made between the Acquired Companies, and (B) acquisitions of shares from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to either of the Acquired Company are permitted;

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(e)acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association, limited liability company or other business organization or division thereof or otherwise acquire or agree to acquire any assets;

(f)enter into any joint venture, strategic allegiance, exclusive dealing, noncompetition or similar Contract or arrangement;

(g)except for the Merger, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Acquired Companies;

(h)make any loans or advances to any Person (or pay, discharge or satisfy, in an amount in excess of $50,000), other than in the ordinary course of business;

(i)incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the Indebtedness of any Person, or make any loans or advances, except for amounts borrowed under the Company’s existing revolving line of credit, or in the ordinary course of business consistent with past practice and except for Indebtedness in an amount less than $50,000 (and in each case to the extent included as Closing Indebtedness).

(j)pay, discharge, release, waive or satisfy any claims, rights or liabilities in an amount exceeding $50,000, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Base Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(k)enter into any other transaction, agreement or arrangement with any Shareholder, director, officer or Affiliate of the Acquired Companies or any Affiliate or family member of the foregoing Persons;

(l)authorize, or make any commitment, in excess of $50,000, with respect to, any capital expenditure;

(m)(A) increase the compensation of Acquired Company Service Providers by more than 5% of the Acquired Companies’ aggregate annualized compensation as of the date hereof or hire, terminate, promote, demote or make any other material change in the employment status of any Acquired Company Service Provider receiving annual compensation in excess of $150,000, unless such termination or demotion is for cause, (B) adopt, establish, amend or terminate any Plans, including any indemnification agreement, or collective bargaining agreement, including any plan, policy or other arrangement that would be such a Plan if it were in existence as of the date hereof, or enter into or materially amend any Acquired Company Employee Agreement, (C) grant any additional rights to severance, termination, change in control, retention, or similar compensation or benefits to any current or former Acquired Company Service Provider, except (1) as required by any Plan, or (2) as otherwise required by Law, or (D) take any action to accelerate the timing or vesting of, or payment of, any equity or equity based compensation, bonus, benefit, or incentives payable to any current or former Acquired Company Service Provider under any Plan, other than as required under the terms of any Plan, or increase the salary, wage rate, compensation, bonuses, incentives, employment status, title, benefits or other compensation

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payable or to become payable by the Acquired Companies to any current or former Acquired Company Service Provider, provided that the Company may determine COP Participants and their interest under the Carve-Out Plan and with respect to those Management Shareholders who exercise Vested Options pursuant to Section 4 of the Irrevocable Proxy, allow payment of the exercise price in respect of such Vested Options by delivering to the Company a promissory note, in form reasonably acceptable to Buyer, which shall be repaid by the Management Shareholder out of the Merger Consideration payable to such Management Shareholder in connection with the Closing;

(n)commence or settle any Action other than Actions relating to the collection of uncollected accounts receivable;

(o) except as required by GAAP, make any change in any method of accounting practice or policy affecting the financial statements of the Acquired Companies or revalue any of the assets of the Acquired Companies, including writing down or writing off notes or accounts receivable, in each case other than in the ordinary course of business consistent with past practice;

(p)enter into any agreement, Contract or commitment for (i) the sale, lease, transfer or license to any Person any rights to any Owned Company IP or any commitment, modification or amendment to any agreement with respect to Owned Company IP with any Person, (ii) the purchase or license of any Intellectual Property or execution, modification or amendment of any agreement with respect to the Intellectual Property of any Person, or (iii) any material change in pricing or royalties set or charged by either Acquired Company to its customers or licensees or any material change in pricing or royalties set or charged by Persons who have licensed Intellectual Property to either Acquired Company, or (iv) grant to any Person an exclusive license to any Owned Company IP, in each case other than in the ordinary course of business consistent with past practice except in relation to any Material IP or in relation to any exclusive licenses (which shall not be allowed even in the ordinary course of business without consent of Buyer);

(q)lose, damage or interrupt the use of either of the Acquired Companies’ material assets (whether or not covered by insurance);

(r)cancel or materially amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Acquired Companies;

(s)amend or modify in any material respect, waive any material rights under, terminate or consent to the termination of any Material Contract or enter into any contract that would otherwise qualify as a Material Contract, other than in the ordinary course of business;

(t)engage in any promotional sales or discount activity with any customers or distributors in a manner outside of the ordinary course of business or make any change in the policies with respect to cash management practices, including the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, or otherwise make any change with respect to the management of working capital;

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(u)amend or waive, or permit the acceleration of vesting under any compensation obligation; or

(v)enter into any agreement, or otherwise make a commitment to do any of the foregoing.

Section 6.2No Solicitations.

(a)Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall not, and shall cause each of its Affiliates, officers, directors, employees, advisors, consultants, shareholders, Representatives and agents not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any Acquisition Proposal.

(b)The Company will not, and will direct its directors, officers, employees, advisors, consultants, shareholders, Representatives and agents not to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any Acquisition Proposal, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal (including without limitation any nonpublic information regarding the Acquired Companies), or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing.

(c)The Company shall, and shall direct its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Buyer and Merger Sub) conducted heretofore with respect to any of the foregoing.

(d)Promptly after receipt by either of the Acquired Companies or their respective Representatives of any Acquisition Proposal or any written or oral request for nonpublic information or inquiry which the Company reasonably believes would reasonably be expected to lead to an Acquisition Proposal, the Company shall within twenty-four (24) hours after receipt of such Acquisition Proposal or, if by its Representatives, after being notified of such Acquisition Proposal, provide Buyer with written notice of the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. After receipt of the Acquisition Proposal, request or inquiry, the Company shall promptly keep Buyer informed in all material respects of the status and details (including any amendments or proposed amendments (including any withdrawal thereof)) of any such Acquisition Proposal, request or inquiry. Promptly after the date hereof, the Company shall make commercially reasonable efforts to cause to be returned or destroyed all confidential information of the Acquired Companies provided to any potential investor or purchaser pursuant to the Company’s sale process.

Section 6.3Takeover Statutes

.  If any takeover statute or similar Law shall become applicable to the transactions contemplated by this Agreement or the Ancillary Agreements, the

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Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise act to eliminate the effects of such statute or regulation on the transactions contemplated hereby or thereby.

Section 6.4Confidentiality

.  Each of the parties hereto (other than the Securityholder Representative) shall hold, and shall cause its officers, directors, shareholders, employees, agents, actual or proposed financing sources and other Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other parties to this Agreement in connection with the transactions contemplated hereby pursuant to the terms of the Non-Disclosure Agreement, dated March 15, 2021 between Buyer and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date; provided, however, that the Shareholders may disclose the terms of this Agreement to their investors who are bound by confidentiality obligations no less stringent than the Confidentiality Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. The Securityholder Representative shall hold in confidence all documents and information furnished to it by or on behalf of the other parties to this Agreement in connection with the transactions contemplated hereby; provided that, following Closing, the Securityholder Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Securityholder Representative and to the Securityholders and COP Participants, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

Section 6.5Commercially Reasonable Efforts

.  Each of the Company, Buyer and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.6Public Announcements

.  Each of the parties shall consult with one another before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (including applicable securities laws and rules of the Securities and Exchange Commission) or listing agreement with or listing rule of a national securities exchange or trading market or inter-dealer quotation system (in which case, prior to making such disclosure to the extent reasonably practicable, the disclosing party will (a) deliver a draft of such press release or public statement to each other parties, and shall give each other party reasonable opportunity (but in no event less than forty-eight (48) hours) to comment thereon prior to such disclosure, and (b) consider in good faith the reasonable comments of such other party). Notwithstanding anything in this Agreement to the contrary, following Closing and after the public announcement of the Merger, the Securityholder Representative shall be permitted to announce

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that it has been engaged to serve as the Securityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 6.7Filings, Notices and Consents

.

(a)Filings.  Each party shall, if required by applicable Law, use commercially reasonable efforts to file, as soon as reasonably practicable after the date of this Agreement not in no event later than ten (10) Business Days therefore, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to any of the transactions contemplated by this Agreement, all notifications and information required to be filed or supplied pursuant to any Antitrust Law (including the HSR Act), and to submit promptly any additional information requested by any such Governmental Authority.  Buyer acknowledges and agrees that it shall be solely responsible for the payment of all filing fees associated with filings pursuant to the HSR Act. Neither party shall request early termination of the HSR waiting period (if available) without the other party’s written consent. Notwithstanding anything to the contrary contained herein, neither Buyer, Merger Sub nor any of their respective Affiliates, nor the Company or any of its Affiliates, shall be required to: (i) sell, divest or dispose of any of their respective businesses, assets, equity interests in any Person, product lines or properties or any interest in any joint venture held by such party or any of such party’s Affiliates; (ii) terminate or divest relationships, ventures, contractual rights or obligations; or (iii) otherwise take or commit to take any action that would limit such party’s or such party’s Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any of its respective businesses, assets, equity interests in any Person, product lines or properties or any interest in any joint venture held by such party or such party’s Affiliates.

(b)Buyer and the Company shall respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Authority in connection with such filings.  Subject to the confidentiality provisions of this Agreement, Buyer and the Company shall promptly supply each other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.7(a).  Except where prohibited by applicable Law or any Governmental Authority, and subject to the confidentiality provisions of this Agreement, each of the parties shall: (i) cooperate with the other parties with respect to any filings to be made by a party in connection with the Closing; (ii) permit the other parties to review (and consider in good faith the views of the other parties in connection with) any documents before submitting such documents to any Governmental Authority in connection with the Closing; (iii) promptly provide the other parties with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by a party with or to any Governmental Authority in connection with the Closing and (iv) respond to any notice from any Person alleging that the consent of such Person is required in connection with any of the transactions contemplated under this Agreement.

(c)Notice to Option Holders. The Company shall provide written notice of the Merger to the holders of Company Options at least ten (10) Business Days prior to the Closing Date.

Section 6.8Shareholder Approval

.

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(a)The Company will take any and all action necessary under all applicable Laws and the Company Articles to, as promptly as practicable after the signing of this Agreement, but in no event later than twenty-one (21) calendar days following the date of this Agreement, call and give notice of an extraordinary general meeting of the holders of Capital Shares, as one class (the “Company General Meeting”), and of any class meeting that may be required to be held in accordance with the Companies Law or the Company Articles.  The Company will use commercially reasonable efforts to solicit the Company Shareholder Approval.  In addition, each class of shares will be recommended to approve the adoption of this Agreement and the Merger.  The Company will cause the Information Statement, which shall include disclosure materials and be in form reasonably acceptable to Buyer (the “Shareholders’ Notice”), to be mailed or otherwise delivered (in compliance with applicable Law) to the Shareholders as promptly as practicable after the date of this Agreement (but in no event more than three (3) Business Days following the date of this Agreement).

(b)During the period commencing on the date on which the Company issues the notice of the Company General Meeting through the date which is three (3) Business Days prior to the date on which the record date is set for the Company General Meeting, the Company shall make inquiries with its Shareholders to confirm whether a majority of holders of Ordinary Shares intends to vote in favor of this Agreement.  To the extent that the Company does not receive assurances to its reasonable satisfaction, after due inquiry, with respect to holders of Ordinary Shares that a majority of such class intends to vote in favor of this Agreement, the Company shall, at the end of the above referenced period, so inform each Shareholder that has executed a Voting Proxy pursuant to Section 4 of the Ireevocable Proxy, including the number of Company Options to be exercised by each such Securityholder in order for a majority of holders of Ordinary Shares to approve this Agreement.

(c)Subject to the Companies Law and the regulations promulgated thereunder: (i) concurrently with the execution of this Agreement each of the Company and Merger Sub are causing a merger proposal (in the Hebrew language) in the forms attached as Exhibit E hereto (each, a “Merger Proposal”) to be executed in accordance with Section 316 of the Companies Law; and (ii) each of the Company and Merger Sub will deliver the Merger Proposal to the ROC on the first (1st) Business Day following the date of this Agreement in accordance with the provisions of Section 317(a) of the Companies Law. Each of the Company and Merger Sub will cause a copy of its Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the ROC and will promptly inform its respective non-secured creditors, if any, of the Merger Proposal and its contents in accordance with Section 318 of the Companies Law and the regulations promulgated thereunder.  The Company and Buyer shall perform in a timely manner all actions that are required to effect the Merger.

(d)Subject to the Companies Law and the regulations promulgated thereunder, promptly after the Company and Merger Sub will have complied with the preceding paragraph and with subsections (i) and (ii) below, but in any event no more than three (3) Business Days (as defined in the regulations promulgated under Companies Law) following the date on which such notice was sent to the creditors, the Company and Merger Sub will inform the ROC, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder.  In addition

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to the foregoing, each of the Company and, if applicable, Merger Sub, will: (i) publish a notice to its creditors, stating that a Merger Proposal was submitted to the ROC and that the creditors may review the Merger Proposal at the office of the ROC, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (A) two (2) daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is submitted to the ROC and (B) if required, in such other manner as may be required by applicable Law and regulations, and (ii) within four (4) Business Days (as defined in the regulations promulgated under Companies Law) from the date of submitting the Merger Proposal to the ROC, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the Companies Law) that the Company or Merger Sub, as applicable, is aware of, in which it will state that a Merger Proposal was submitted to the ROC and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in subsection (i) above.

(e)The shareholder of Merger Sub has approved this Agreement and the Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing).

(f)No later than three (3) days after the date on which the approval under sub-section (c) immediately above becomes effective and after the Company Shareholders Approval is obtained, the parties hereto will (in accordance with Section 317(b) of the Companies Law and the regulations thereunder) inform the ROC of such approval.  If the ROC does not approve the filing of the Merger Proposals, the parties will work in good faith to object to the ROC’s position and work together to obtain official acceptance of the Merger Proposals.  In accordance with the customary practice of the ROC, before the Closing, Merger Sub and the Company shall prepare, and as soon as reasonably practicable after satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), and Merger Sub shall, in coordination with the Company, deliver to the ROC the Merger Notice informing the ROC of the Merger and the proposed date of the Closing and requesting that, promptly after notice that the Closing has occurred, the ROC issues a certificate evidencing completion of the Merger in accordance with Section 323(5) of the Companies Law. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger will be declared effective and the Certificate of Merger will be issued on the Closing Date, immediately after the Closing will have taken place, but not before the Closing will have taken place.

Section 6.9R&W Insurance Policy

. The Buyer shall make commercially reasonable efforts to bind the R&W Insurance Policy no lateer than seven (7) Business Days from the date hereof. The Company shall, and shall cause its Subsidiaries to, provide to Buyer such cooperation reasonably requested by Buyer or the R&W Insurer that is necessary to obtain and maintain the R&W Insurance Policy.

Section 6.10Regulatory Approval.

(a)Each party to this Agreement shall use all commercially reasonable efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to or filed by such party with any

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Governmental Authority with respect to the Merger, and to submit promptly any additional information requested by such Governmental Authority. Without limiting the generality of the foregoing and subject to Section 6.10(b):

(i)the Company and Buyer shall respond as promptly as reasonably practicable to any inquiries or requests received from any Governmental Authority in connection with antitrust or related matters; and

(ii)the Company shall use all commercially reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the consents set forth in Section 6.10(a)(ii) of the Disclosure Schedule, and any other consents that may be required in connection with the Merger.

(b)Each party to this Agreement shall (i) give the other parties prompt notice of the commencement of any investigation or Action by or before any Governmental Authority with respect to this Agreement, the Merger or the other transactions contemplated hereby, or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger (“Transaction Litigation”), (ii) keep the other parties informed as to the status of any such investigation or Transaction Litigation, and (iii) promptly inform the other parties of any communication to or from any Governmental Authority regarding the Merger or any of the other transactions contemplated by this Agreement. The parties to this Agreement will consult and reasonably cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any investigation or Action relating to the Merger (including any Transaction Litigation). In addition, except as may be prohibited by any Governmental Authority or by any investigation or legal requirement, in connection with any such investigation or Action under or relating to any antitrust or fair trade or merger control law, each party hereto will permit authorized representatives of the other party to be present at each meeting or conference relating to any such investigation or Action and to have access to and be consulted in connection with any proposal made or submitted to any Governmental Authority in connection with any such investigation or Action.

Section 6.11D&O Insurance

, Indemnification and Exculpation.  Prior to the Closing Date, the Company shall purchase tail insurance coverage (the “Tail Insurance Coverage”) for the present and former directors and officers of the Acquired Companies at any time prior to the Effective Time and their respective successors and heirs (the “Covered Persons”), which shall provide such Covered Persons with coverage for [***] years following the Closing Date.  The cost and expenses (including premiums) payable in connection with such insurance shall constitute Transaction Expenses. Buyer shall cause the Company and its successors and assigns not to cancel or reduce the Tail Insurance Coverage and continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by law.

Buyer shall cause the Company to the extent permitted by Law, to, fulfill and honor in all respects all the obligations of the Company or either of the Acquired Companies, pursuant to indemnification, insurance (as set forth above) and exculpation provisions to Covered Persons under their respective charter documents and agreements of the Acquired Companies made available to Buyer, as in effect as of the date hereof, to the extent relating to claims arising from or

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related to facts or events that occurred at or before the Effective Time including with respect to matters, acts or omissions occurring in connection with the approval of or entering into this Agreement or the consummation of the Merger. Without limiting the foregoing, from and after the Closing Date until [***] years from the Closing Date, Buyer shall cause the Company, to the extent permitted by Law, maintain the charter documents of the Acquired Companies to contain provisions no less favorable to the Covered Persons with respect to exculpation and limitation of liabilities of directors and officers, insurance (as set forth above) and indemnification than are set forth as of the date hereof, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Covered Person with respect to exculpation and limitation of liabilities or insurance and indemnification, all of the foregoing subject to applicable Law. This Section 6.11 shall survive the consummation of the Merger and is intended to benefit and be enforceable by each Covered Person and any purchaser of the Company or its business shall be required to assume the foregoing obligations to the extent still in effect.

Section 6.12Section 280G Matters

.  The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (which shall in no event require payment of additional consideration to any Person), as soon as practicable after the date of this Agreement (but in no event later than the third (3rd) Business Day immediately prior to the Closing Date), to obtain from each Person to whom any payment and/or benefit is required or proposed to be made that could constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), a written agreement waiving such Person’s right to receive some or all of such payment and/or benefit (such waived portion, the “Waived Benefit”), so that the remaining payment and/or benefit applicable to such Person shall not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code, and to accept in substitution for the Waived Benefit the right to receive such remaining payment or benefit only if approved by the Shareholders in a manner that complies with Section 280G(b)(5)(B) of the Code. Each such waiver shall identify the specific Waived Benefit and shall provide that if such Shareholder approval is not obtained, such Waived Benefit shall not be made and such Person shall have no right or entitlement with respect thereto. As soon as practicable thereafter, but in any event prior to the Closing Date, to the extent such waivers are obtained, the Company shall seek Shareholder approval in a manner that complies with Section 280G(b)(5)(B) of the Code of all such payments and/or benefits that have been conditioned on the receipt of such approval. At least three (3) Business Days prior to obtaining such waivers and seeking approval from the Shareholders, the determination of which payments may be deemed to constitute parachute payments, the form of each such waiver, and the disclosure and other circumstances of any such Shareholder approval shall be provided to Buyer for Buyer’s review and comment, and the Company (and its advisors) shall reasonably consider and incorporate such comments. Prior to the Closing Date, the Company shall deliver to Buyer notification and evidence reasonably satisfactory to Buyer that (i) a vote was solicited in conformance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any waived payments or benefits that were subject to the stockholder vote, or (ii) that such stockholder approval was not obtained and, as a consequence, that such waived payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute “excess parachute payments” pursuant to Section 280G of the Code. To the extent that Buyer or its Affiliates wish to enter into, or cause the Company or the Subsidiary to enter into, additional arrangements with the Company’s “disqualified individuals” (as defined in Section 280G of the Code) with respect to services to be provided prior to or following the Merger (“Buyer

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Arrangements”), such arrangements shall be disclosed to the Company and Buyer shall provide sufficient information necessary to determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted pursuant to or contemplated by such arrangements, in each case, at least ten (10) Business Days prior to the Closing Date. In the event Buyer does not timely disclose, and provide the information necessary to determine the value (for purposes of Section 280G Code) of, the Buyer Arrangements, the Company shall not include the Buyer Arrangements in the written waiver and shareholder voting materials described herein and such failure to include the Buyer Arrangements will not result in a breach of the covenants set forth in this Section 6.12.

Section 6.13Employee Matters

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(a)As soon as reasonably practicable following the Closing Date, Buyer shall grant certain employees of the Surviving Company, as determined by the Buyer, a one-time incentive award under the Veritone stock incentive plans in such amount and on such terms as are determined by the Buyer based on its practices for grants to similarly situated employees of the Buyer and its Subsidiaries.

(b)During the Earn-Out Period, Buyer shall provide to each employee that continues employment during such period: (i) at least the same level of base salary or base wages as the base salary or base wages provided to each such employee immediately prior to the Effective Time (provided, that the Buyer shall be entitled to reduce the base salary or base wages of employee(s) so long as the aggregate amount of the reductions to employee base salary or base wages, taken as a whole, does not exceed 5% of the aggregate base salary and base wages paid to employees of the Company as of the Effective Time); and (ii) benefits and severance payments (other than equity based compensation, retiree or post-termination health or welfare benefits, defined benefit pension benefits, retention, sale bonus, change in control or other similar special or non-recurring compensation) that, taken as a whole, are substantially comparable in the aggregate to the benefits and severance payments (other than equity based compensation, retiree or post-termination health or welfare benefits, defined benefit pension benefits, retention, sale bonus, change in control or other similar special or non-recurring compensation) provided to similarly situated employees of Buyer and its Subsidiaries. In addition, during the 2021 Earn-Out Period, the Buyer shall maintain the cash bonus plan of the Company as in effect as of the Agreement Date, and during the 2022 Earn-Out Period the Company shall maintain in effect a cash bonus plan having terms that do not materially deviate from the cash bonus plan of the Company as in effect as of the Agreement Date.

(c)Nothing in this Section 6.13, whether express or implied, shall be treated as creating a benefit plan, an amendment or other modification of any benefit plan of the Company or any benefit plan maintained by the Buyer or any of its Affiliates or requiring the Buyer or any of its Affiliates to cause the employees of the Company to be covered under or eligible to participate in any benefit plan of the Buyer or any of its Affiliates. Nothing in this Section 6.13, whether express or implied, shall diminish the Company’s, the Buyer’s or its Affiliates’ right to amend and/or terminate any benefit at any time or from time to time. Nothing in this Agreement, whether express or implied, (i) shall create any right or entitlement to continued employment with the Buyer or any of its Affiliates (including, after the Closing Date, the Company), (ii) the employment of each employee of the Company after the Closing Date will be “at will”

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employment, and (iii) nothing in this Agreement shall preclude the Buyer or the Company from terminating the employment of any employee at any time on or after the Closing Date.

Section 6.14Access to Information

. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with ARTICLE X (Termination), the Acquired Companies shall (and shall cause the Acquired Companies’ Representatives to) give Buyer and its Representatives reasonable access during normal business hours to all books, records, personnel, accountants and other Representatives, offices and other facilities and properties of the Acquired Companies, and furnish Buyer and its Representatives with readily available financial operating and other data and information with respect to the Acquired Companies, as Buyer, or its Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner so as not to interfere with the normal business or operations of the Acquired Companies in any material respect. Notwithstanding anything to the contrary in this Agreement, the Acquired Companies shall not be required to disclose any information to Buyer and its Representatives, if doing so would (i) in the judgment of outside legal counsel, violate any agreement or any Law to which the Acquired Companies are a party or to which the Acquired Companies are subject or (ii) compromise any privilege, provided that the parties shall use commercially reasonable efforts to agree upon a method of disclosure of such information that would not compromise attorney-client privilege or confidentiality obligations with respect to such information (provided that the parties shall work together to seek permissible disclosure to the extent possible). Any information provided to or obtained by Buyer or its Representatives pursuant to this Section 6.14 above shall be held by Buyer or its Representatives in accordance with and subject to the terms of the confidentiality provisions of Section 6.4.

ARTICLE VII
TAX MATTERS

Section 7.1Pre-Closing Tax Period Tax Returns

.

(a)Following the Closing, the Buyer shall prepare, or cause to be prepared, all income Tax Returns of the Acquired Companies that relate to Pre-Closing Tax Periods that are required to be filed after the Closing Date (each, a “Seller Return”). All Seller Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of the Acquired Companies, unless otherwise required by applicable Law.

(b)The Buyer shall deliver drafts of each Seller Return to the Securityholder Representative for review and consent (which consent shall not be unreasonably, delayed or withheld) at least thirty (30) days before the Due Date of such Seller Return.

(c)Buyer and the Securityholder Representative shall act in good faith to resolve any dispute prior to the Due Date of any Seller Return, and if the parties agree on such Seller Return, then (x) the Indemnifying Parties shall remit to Buyer as promptly as practicable and prior to the Due Date of such Seller Return all Pre-Closing Taxes relating to such Seller Return, and (y) the Buyer shall file or cause to be filed the applicable Seller Return in such agreed-upon manner. If Buyer and the Securityholder Representative cannot resolve any disputed item with respect to any Seller Return, the item in question shall be resolved by the Accounting Firm as promptly as

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practicable, whose determination shall be final and conclusive for purposes of this Section 7.1. The fees and expenses of the Accounting Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Securityholder Representative. Notwithstanding the foregoing, in the event that the Accounting Firm has not resolved the dispute relating to such Seller Return by an applicable Due Date, the Buyer shall file or cause to be filed, the Seller Return in such manner as Buyer reasonably determines under applicable Law, and the parties shall amend such Tax Returns to the extent necessary to conform to the Accounting Firm’s final determination.

Section 7.2Straddle Period and Other Tax Returns.

(a)Buyer shall prepare and timely file, or cause to be prepared and timely filed, at Buyer’s expense, all Tax Returns relating to Straddle Periods and Pre-Closing Periods not described in Section 7.1, in each case, that are required to be filed by, or with respect to, the Acquired Companies that are not filed as of the Closing Date (each, a “Buyer Return”) and shall provide the Securityholder Representative a true copy of each such Buyer Return as finally determined pursuant to this Section 7.2. All Buyer Returns shall be prepared, and all elections with respect to such Buyer Returns shall be made, in accordance with applicable Law and in a manner consistent with the past practice of the Acquired Companies, unless required by Law.

(b)To the extent the Securityholders are responsible for any Pre-Closing Taxes relating to a Buyer Return, Buyer shall submit a draft of each such Buyer Return to the Securityholder Representative (together with the amount of Pre-Closing Taxes relating to such Buyer Return that are required to be paid by the Securityholders) for review and comments at least thirty (30) days before the Due Date for such Buyer Return (or, for a Buyer Return for non-income Taxes, as promptly as practicable) and shall consider in good faith reflecting such comments on such Buyer Return. Within twenty (20) days following the Securityholder Representative’s receipt of such draft Buyer Return (or, for a Buyer Return for non-income Taxes, within five (5) days following the Securityholder Representative’s receipt of such draft Buyer Return), the Securityholder Representative shall notify Buyer in writing of any dispute with respect to the manner in which such Buyer Return is prepared and/or the amount of Pre-Closing Taxes relating to such Buyer Return, the basis for their objection, and any proposed revisions, and any dispute will be resolved (and such Tax Returns filed) pursuant to Section 7.3. If the Securityholder Representative does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Buyer Return (and the calculation of the amount of Pre-Closing Taxes required to be paid by the Securityholders) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.2 and the Indemnifying Parties shall remit to Buyer no later than three (3) Business Days prior to the applicable Due Date of such Buyer Return the amount of such Pre-Closing Taxes relating to such Buyer Return.

(c)If the Securityholder Representative notifies Buyer that it disputes the manner of preparation of any of Buyer Return or the amount of Pre-Closing Taxes to be paid by the Securityholders with respect to a Buyer Return, then Buyer and the Securityholder Representative shall act in good faith to attempt to resolve their disagreement within ten (10) days following the Securityholder Representative’s notification of Buyer of such disagreement (or, for a Buyer Return for non-income Taxes, as promptly as practicable). If Buyer and the Securityholder Representative are not able to resolve their disagreement, the dispute shall be submitted to the Accounting Firm and resolved as promptly as practicable. The Accounting Firm’s determination shall be final and

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conclusive for purposes of this Section 7.2. The fees and expenses of the Accounting Firm shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by the Securityholder Representative. Notwithstanding anything to the contrary in this Agreement, in the event that the parties or, in the case of a dispute, the Accounting Firm have not resolved a dispute by an applicable Due Date, Buyer shall file or cause to be filed, the applicable Tax Return in such manner as Buyer reasonably determines under applicable Law, and the parties shall amend such Tax Returns to the extent necessary to conform to the parties’ final agreement or the Accounting Firm’s final determination, as the case may be.

Section 7.3Tax Controversies

.

(a)Buyer shall deliver a written notice to the Securityholder Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Action with respect to Taxes of the Acquired Companies for which the Securityholders may reasonably be expected to be liable (a “Tax Contest”) and shall describe in reasonable detail (to the extent known by Buyer) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Damages (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify the Securityholder Representative shall not relieve the Securityholders of any obligation or Liability that the Securityholders may have to Buyer, except to the extent that the Securityholders demonstrate that the Securityholders are materially and adversely prejudiced thereby.

(b)Except as otherwise set forth in this Agreement, with respect to Tax Contests for Taxes of the Acquired Companies solely for a Pre-Closing Tax Period, the Securityholder Representative may elect to assume and control the defense of such Tax Contest by written notice to Buyer within thirty (30) days after delivery by the Buyer to the Securityholder Representative of the Tax Claim Notice; provided, however, that the Securityholder Representative, prior to assuming control of such defense, shall acknowledge in writing that the Securityholders would have an indemnity obligation hereunder with respect to Damages resulting from such Tax Contest and agree in writing to be fully and unconditionally responsible for all Damages relating to such Tax Contest; provided, further, that the Securityholder Representative shall not be entitled to control (or to retain control of) the defense of such Tax Contest if (w) such Tax Contest has resulted or would reasonably be expected to result in Damages for which the Securityholders would not be fully responsible pursuant to this Agreement, or (x) Buyer reasonably determines at any time that the resolution of such Tax Contest is reasonably expected to have the effect of increasing the Tax Liability of Buyer or any of its Affiliates (including the Acquired Companies) for any period (or portion of any period) beginning after the Closing Date, (y) Buyer or any insurer under the R&W Insurance Policy is required to assume such defense pursuant to the terms thereof, or (z) the Securityholder Representative’s assumption of the defense could cause Buyer to lose coverage under the R&W Insurance Policy. If the Securityholder Representative properly elects to assume and control the defense of such Tax Contest pursuant to this Section 7.3(b), the Securityholder Representative (A) shall bear its own costs and expenses, and, (B) shall be entitled to engage its own counsel; provided, however, that the Securityholder Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed). If the Securityholder Representative properly elects to assume and control the defense

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of any such Tax Contest pursuant to this Section 7.3(b), the Securityholder Representative shall (x) keep Buyer reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Buyer of any related correspondence, and shall provide Buyer with an opportunity to review and comment on any material correspondence before the Securityholder Representative send such correspondence to any Taxing Authority), (y) consult with Buyer in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Buyer shall reasonably request, and Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contests) at its own costs and expenses.

(c)Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Tax Contest that relates to Taxes of the Acquired Companies for a Pre-Closing Tax Period that (A) are not solely for a Pre-Closing Tax Period, (B) the Securityholder Representative does not timely and properly elect to control (or cannot elect to control or loses its right to control) pursuant to Section 7.3(b) or (C) the Securityholder Representative fails to diligently defend, such Tax Contest shall be controlled by Buyer (and the Securityholders (including from the Expense Fund to the extent funds are available therein) shall reimburse Buyer for all reasonable costs and expenses incurred by Buyer relating to a Tax Contest described in clauses (B) and (C) of this sentence) and the Securityholder Representative agrees to cooperate with Buyer in pursuing such Tax Contest and, at its own costs and expenses, the Securityholder Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authority regarding such Tax Contests). In connection with any Tax Contest that is described in this Section 7.3(c) and controlled by Buyer, Buyer shall not settle or compromise any such Tax Contest without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(d)In connection with any Tax Contest for Taxes of the Acquired Companies for any Straddle Period, such Tax Contest shall be controlled by Buyer

(e). Buyer shall (A) keep the Securityholder Representative informed of all material developments and events relating to such Tax Contest and any Tax Contest that is described in Section 7.3(c) (including promptly forwarding copies to the Securityholder Representative of any related correspondence and shall provide the Securityholder Representative with an opportunity to review and comment on any material correspondence before Buyer sends such correspondence to any Taxing Authority), (B) consult with the Securityholder Representative in connection with the defense or prosecution of any such Tax Contest and (C) provide such cooperation and information as the Securityholder Representative shall reasonably request, and, at its own costs and expenses, the Securityholder Representative shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authority regarding such Tax Contests). In connection with any Tax Contest that is described in this Section 7.3(d) and controlled by Buyer, Buyer shall be entitled to (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner.

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(f)Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.3.

Section 7.4Israeli 104H Tax Ruling

.  The Company and the Securityholders may prepare and file with the ITA an application for a ruling permitting any Securityholders, who elect to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to any consideration in Buyer Common Stock that such Electing Holder will receive pursuant to this Agreement until date set forth in Section 104H of the Israeli Income Tax Ordinance (the “Israeli 104H Tax Ruling”). Buyer shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli 104H Tax Ruling; provided that the Israeli 104H Tax Ruling shall not impose any restrictions or obligations on Company or any of its Subsidiaries other than as is customary in similar rulings, and that any costs associated with the application for the Israeli 104H Tax Ruling shall be paid by the Company and treated as Transaction Expenses. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the Israeli 104H Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company and the Electing Holders shall not make any application to the ITA with respect to any matter relating to the Israeli 104H Tax Ruling without first consulting with the Buyer's Israeli legal counsel and granting Buyer's legal counsel the opportunity to review and comment on the draft application, and the Company and the Electing Holders shall inform Buyer's counsel of the content of any material discussions and meetings relating thereto. The final text of the Interim 104H Tax Ruling or the Israeli 104H Tax Ruling shall be subject to the prior written confirmation of Buyer or its Israeli legal counsel.

Section 7.5Post-Closing Access and Cooperation

.  Except as otherwise contemplated by this Agreement, the parties shall cooperate fully, as and to the extent reasonably requested by any other parties, in connection with the filing of Tax Returns for any Pre-Closing Tax Period and any Tax Contest.  Such cooperation shall include the retention and (upon the request of a party) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax Contests and making employees available on a mutually convenient basis to provide additional information and an explanation of any material provided hereunder.  Each party shall provide to the others, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the Tax liability or filing responsibilities of the other parties.

Section 7.6Post-Closing Actions

.  Except as otherwise required by applicable Law or as otherwise contemplated by this Agreement, without the written consent of Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates shall not amend any previously filed Tax Returns for a Pre-Closing Tax Period, or change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date.  In addition, neither Buyer nor any of its Affiliates shall make any election to treat the acquisition of the Acquired Companies as an asset sale for non-U.S. Tax purposes.

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Section 7.7Certain Taxes and Fees

. The Securityholders on the one hand, and Buyer, on the other hand, shall each pay fifty percent (50%) of the total amount of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).

Section 7.8Tax Treatment of General Escrow Amount and Tax Escrow Amount.

  All parties hereto agree for all Tax purposes, unless otherwise provided for in a Tax ruling obtained, that: (i) if and to the extent any portion of the General Escrow Amount or the Tax Escrow Amount is actually distributed to holders of Company Options in respect of their Company Options, it shall be subject to applicable withholding Tax at such time that the portion of the General Escrow Amount or the Tax Escrow Amount is actually released to the holders of Company Options; and (ii) the right of the holders of Company Securities to the General Escrow Amount and the Tax Escrow Amount shall be treated (solely for U.S. federal Tax law) as deferred contingent purchase price eligible for installment sale treatment under U.S. federal Tax Law and other state and local Laws (subject to imputation of interest under Section 483 or Section 1274 of the Code).

Section 7.9VAT Ruling.

Promptly following the date hereof, the Company shall apply for a Tax ruling relating to VAT (the “VAT Ruling”) with respect to the portion of the Transaction Expenses paid to Stifel, Nicolaus & Company, Incorporated and other service providers to be agreed to by Buyer in respect of payments which are otherwise includable as Transaction Expenses  (the "Potential VAT"). At the Effective Time, the Buyer will deliver to the Paying Agent an amount equal to the Potential VAT for further distribution to the Escrow Agent to be held in the General Escrow Account. Pending receipt of such VAT Ruling, the Company will advise the ITA in writing of the non-payment of such Potential VAT until a final VAT Ruling from the ITA is obtained. In the event the Company obtains the VAT Ruling in form reasonably acceptable to Buyer, then, within three (3) days the Securityholder Representative and Buyer shall instruct the Escrow Agent to release such Potential VAT from the General Escrow Account to the Paying Agent for further distribution to the Securityholders and the COP Participants in accordance with their Stakeholder Percentage Sharing Percentage. In the event that the VAT Ruling is not obtained by 180 days from the Closing, the Securityholder Representative and Buyer will instruct the Escrow Agent to remit the Potential VAT to the ITA, plus any interest, linkage, differentials, penalty or other additions demanded by the ITA thereon. If the final VAT Amount to be paid to the ITA plus any interest, linkage, differentials, penalties or other additions demands by the ITA is greater than the Potential VAT, then such excess shall be released from the General Escrow Amount to the Company pursuant to instructions of the Securityholder Representative and the Buyer (such amount to be based on the NIS-US$ representative rate as published by Bank of Israel on the day immediately preceding the day of remittance of the Potential VAT to the ITA). The Company shall cooperate with the Securityholder Representative with respect to such filings and the Securityholder Representative shall be entitled to comment and approve the application to the ITA. All reasonable costs and expenses incurred by Buyer and any of its Affiliates (including the Acquired Companies) in connection with the VAT Ruling and this Section 7.9 shall be treated as a Transaction Expense.

Section 7.10Conduct of Business With Respect to Taxes.

During the period from the date of this Agreement to the Closing Date, and unless otherwise required by applicable Law,

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without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the Acquired Companies:

(a)shall not make, revoke or amend any Tax election; change any annual accounting period; adopt or change any method of accounting or reverse of any accruals; file any amended Tax Returns; sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability; surrender any right to claim a refund, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes, or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for the Acquired Companies, Buyer or its Affiliates; and

(b)shall timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with the past practice of the Acquired Companies, timely pay all Taxes due and payable and promptly notify Buyer of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to the Company in respect of any Tax Contests (or any significant developments with respect to ongoing Tax Contests), including material Tax Liabilities and material Tax refund claims.

Section 7.11Computation of Tax Liabilities.

Whenever it is necessary to determine the Liability for Taxes for any Straddle Period:

(a)Taxes imposed on a periodic basis without regard to income, receipts, sales, purchases or wages (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand;

(b)Taxes of the Acquired Companies not described in Section 7.11(a) (such as (A) Taxes based on the income or receipts, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes), other than Transfer Taxes described in Section 7.7 and (C) withholding and employment Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one (1) which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Acquired Companies were closed at the close of the Closing Date.

Section 7.12Voluntary Tax Agreements.

(a) Promptly following the Closing, and after taking into account the applicable Tax Reduction Process described below, Buyer shall cause the Subsidiary to (i) initiate any available voluntary disclosure agreement, program or process (each, a “Voluntary Tax Agreement”) with the applicable Taxing Authority in each of New York,

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Pennsylvania and Connecticut (each such jurisdiction an “Applicable Jurisdiction”) with respect to the Subsidiary’s U.S. sales and use Tax Liabilities and business and occupation Tax Liabilities in each Applicable Jurisdiction, during any taxable period (or portion thereof) ending on or prior to the Closing Date  (each, a “State Tax Liability”), or (ii) file applicable Tax Returns pursuant to Section 7.1 and Section 7.2, if no such agreement, program or process is available in such Applicable Jurisdiction. If Buyer has a reasonable basis for adding any Applicable Jurisdiction with respect to potential State Tax Liabilities, Buyer may add jurisdictions and Taxes by written notice to the Securityholder Representative. Each such jurisdiction shall be considered an “Additional Jurisdiction” hereunder. In connection with the foregoing, the Securityholder Representative shall cooperate with Buyer as necessary to (A) determine with respect to each of the Subsidiary’s customers involved in a transaction potentially giving rise to such State Tax Liability whether such customer can provide a resale or other exemption certificate or other documentation that the underlying transaction was a sale or resale or otherwise exempt from applicable Taxes or can provide proof that they paid the applicable Taxes, and (B) use commercially reasonable best efforts to reduce the amount of the applicable State Tax Liabilities in each Applicable Jurisdiction, including through collection from customers (or direct customer payment) of any applicable Taxes (for each Applicable Jurisdiction, the foregoing process under clauses (A) and (B) relating to the determination and reduction of the State Tax Liabilities, the “Tax Reduction Process”). The Buyer shall control, and the Securityholder Representative shall take, or cause to be taken, all actions reasonably required to permit Buyer to control, each Tax Reduction Process and each Voluntary Tax Agreement; provided, that (1) Buyer will keep Securityholder Representative reasonably apprised of the initiation and status of all material aspects of each such Tax Reduction Process and Voluntary Tax Agreement, (2) upon reasonable request by Buyer, Securityholder Representative will provide, or cause to be provided, to Buyer copies of all material documentation and information in its possession relevant to each such Tax Reduction Process or from the applicable Tax authority pursuant to each such Voluntary Tax Agreement, and (3) Buyer or any of its Affiliates (including the Acquired Companies) will provide to Securityholder Representative copies of, and the reasonable opportunity to comment on, any material correspondence to be delivered to a customer pursuant to each such Tax Reduction Process and any Tax Returns to be provided to the applicable Taxing Authority pursuant to each such Voluntary Tax Agreement. In any Applicable Jurisdiction in which Subsidiary enters into a Voluntary Tax Agreement that requires the filing of Pre-Closing Period or Straddle Period Tax Returns or other submissions in lieu of Tax Returns (“VDA Returns”), Buyer will prepare the VDA Returns or cause the VDA Returns to be prepared in accordance with the terms of the Voluntary Disclosure Agreement. Buyer shall provide Securityholder Representative with a copy of any such VDA Returns for review and comment at least ten (10) days before the Due Date for filing such returns under the terms of the Voluntary Disclosure Agreement. Within ten (10) Business Days of the end of each calendar quarter following the Closing Date, , Buyer shall notify the Securityholder Representative in writing (each, a “Quarterly Report”) showing, as of the end of the applicable calendar quarter as specified in such Quarterly Report: (x) the State Tax Liabilities that have been finally settled for each Applicable Jurisdiction, and (y) the amount of Taxes paid (with any interest or penalties specifically identified) to each Applicable Jurisdiction in respect of such finally settled State Tax Liabilities. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Voluntary Tax Agreements and Tax Reduction Processes shall be governed exclusively by this Section 7.12.

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ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1General Conditions

.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), that is then in effect and that restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or limits or restricts the conduct or operations of the Business by the Acquired Companies after the Merger in any material respect, nor shall any Action brought by a Governmental Authority seeking any of the foregoing be pending.

(b)Approval of Shareholders.  The Company Shareholder Approval shall have been validly obtained under the Companies Law and the Company Articles.

(c)Israeli Statutory Waiting Periods.  The waiting periods set forth in Section 323 of the Companies Law, and the regulations issued thereunder, for consummation of the Merger shall have expired, such that had the parties filed the Merger Notice with the ROC, the ROC would have issued the Certificate of Merger (the date of such expiration being referred to herein as the “Israeli Statutory Waiting Period Expiration Date”).

(d)Governmental Approval. All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under any other applicable Antitrust Laws shall have expired or been terminated, and Buyer and the Company shall have obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for the consummation of the Transactions (including pursuant to any applicable Antitrust Laws).

(e)Paying Agent Agreement.  The Paying Agent Agreement shall have been executed by the Securityholder Representative, Buyer and the Paying Agent.

(f)Escrow Agreement.  The Escrow Agreement shall have been executed by the Escrow Agent, Buyer, the Company and the Securityholder Representative.

(g)Letter of Transmittal and Acknowledgment Letters. Each of the Letter of Transmittal and the Acknowledgment Letters shall have been agreed by the parties in final form.

Section 8.2Conditions to Obligations of the Company

.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)Representations, Warranties and Covenants.  (i) The representations and warranties of Buyer and Merger Sub contained in this Agreement or in any agreement, certificate

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or other document delivered by Buyer and Merger Sub in connection herewith shall be true and correct in all material respects as of the date hereof and as of the Closing Date (without giving effect to any “materiality”, “Material Adverse Effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties), in each case, other than any such representations and warranties that address matters only as of a specified date, which need be true and correct only with respect to such date; (ii) Buyer and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement or the Ancillary Agreements to be performed or complied with by it prior to or at the Closing Date; and (iii) the Company shall have received from Buyer a certificate in form reasonably acceptable to the Company dated as of the Closing Date and signed by a duly authorized officer thereof certifying the conditions in the foregoing clauses (i) through (ii) have been satisfied.

(b)Registration Rights Agreement.  The Regitration Rights Agreement in the form attached as Exhibit F shall have been executed by the Buyer (the “Registration Rights Agreement”).

Section 8.3Conditions to Obligations of Buyer and Merger Sub

.   The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)Representations, Warranties and Covenants.  (i) The Fundamental Representations shall be true and correct in all but de minimis  respects as of the Closing Date, (ii) all other representations and warranties of the Company contained in this Agreement or in any agreement, certificate or other document delivered by the Company in connection herewith shall be true and correct as of the date hereof and as of the Closing Date, in each case of clauses (i) and (ii), without giving effect to any “materiality”, “Material Adverse Effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties, and other than any such representations and warranties that address matters only as of a specified date, which need be true and correct only with respect to such date, and with respect to clause (ii), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) the Company shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date; (iv) since the date of this Agreement, there shall have been no occurrence (whether or not covered by insurance) which has had or would reasonably be expected to have a Material Adverse Effect; and (v) Buyer shall have received from the Company a certificate in form reasonably acceptable to Buyer dated as of the Closing Date signed by a duly authorized officer thereof certifying the foregoing clauses (i) through (iv) have been satisfied.

(b)Resignations.  The Company shall have delivered to Buyer an executed resignation letter by each director and officer of the Company and each Subsidiary from their positions as such, each in form reasonably acceptable to Buyer.

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(c)Company Audit. The Company’s current accounting firm shall have completed an audit of the Company’s financial statements for the fiscal years ended December 31, 2020 and 2019 in accordance with GAAP. Such accounting firm shall be qualified with the Public Company Accounting Oversight Board and shall additionally provide its written consent to the incorporation of such financial statements and their report thereon in Buyer’s filings with the SEC. Further, the accounting firm shall review the comparative financial statements for the June 30, 2020 and June 30, 2021 stub periods (which may be incorporated into additional filings with the SEC, as necessary).

(d)R&W Insurance Policy. The R&W Insurance Policy shall have been bound and issued as of the Closing.

(e)Agreements and Documents. Buyer and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)a certificate executed on behalf of the Company by its Chief Executive Officer certifying (A) the Company Articles in effect, (B) the Company Board’s resolutions approving this Agreement and the Merger and treatment of payments to COP Participants hereunder (including reallocation), (C) evidence of the receipt of the Company Shareholder Approval, and (D) the incumbency of each of the Company’s officers authorized to sign this Agreement on behalf of the Company, in a form reasonably acceptable to Buyer;

(ii)the Employment Agreement shall be in full force and effect (and the employee thereto stands ready, willing and able to perform with the Acquired Companies);

(iii)each of the Non-Competition and Non-Solicitation Agreements shall be in full force and effect;

(iv)the Payoff Letters, executed by the applicable holders of Closing Indebtedness to be paid at Closing, together with any necessary UCC authorizations or other releases as may be reasonably required to evidence the satisfaction of such Closing Indebtedness and the release of all Encumbrances in connection therewith and evidence of release of all other Encumbrances (other than Permitted Encumbrances) in form and substance reasonably acceptable to Buyer;

(v)good standing certificates (or foreign equivalents) for the Subsidiary from the Delaware Secretary of State, dated no earlier than twenty (20) days prior to the Closing Date;

(vi)the Closing Allocation Schedule, certified as such by the Chief Executive Officer of the Company; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the Closing Allocation Schedule is accurate and shall not affect, in any manner whatsoever, any Indemnified Party’s right to indemnification, compensation or reimbursement pursuant to Section 9.2 if the Closing Allocation Schedule is not accurate;

(vii) all Ancillary Agreements executed by the applicable parties;

(viii)the Estimated Closing Statement certified by the Company’s Chief Executive Officer;

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(ix)transfer documents duly executed by the owners of pandologic.com, realmatch.com and the jobnetwork.com transferring each such domain name to the Surviving Company and providing for the Surviving Company’s full control of each such domain name post-Closing, each in a form reasonably satisfactory to Buyer; and

(x)assignments of U.S. patent applications 62/088,034 and 14/959,166 from RealMatch, Inc. to the Company, each in a form reasonably satisfactory to Buyer for purposes of filing with the USPTO.

ARTICLE IX
INDEMNIFICATION

Section 9.1Survival

.  All representations, warranties, covenants, and agreements of the parties hereto made in this Agreement (a) shall be deemed to have been expressly relied upon by Buyer and Merger Sub in the case of the representations and warranties made to Buyer and Merger Sub and shall survive the Closing (subject to the immediately following sentence) and (b) shall bind the applicable parties’ successors and assigns (including, without limitation, any successor to any party by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and their respective successors and permitted assigns, whether so expressed or not. Notwithstanding the foregoing, the representations and warranties made by the Company in this Agreement shall survive the Effective Time until the eighteen (18)-month anniversary of the Closing Date (the “Escrow Period”); provided, however, that (i) the Fundamental Representations shall survive the Effective Time until the six (6)-year anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 4.15 (Intellectual Property) shall survive the Effective Time until the three (3)-year anniversary of the Closing Date.  All covenants and other agreements contained in this Agreement to be performed at or prior to Closing shall survive the Closing through the Escrow Period and all covenants and other agreements to be performed after Closing shall survive until fully performed by the applicable party in accordance with their respective terms. Notwithstanding the foregoing, if any time on or prior to the expiration dates referred to in the prior sentences, any Indemnified Party delivers a Claims Notice and such claim shall not have been fully resolved as of such date, then such claim shall continue to survive and remain a basis for indemnification hereunder until such time as such claim is fully and finally resolved. Notwithstanding any other provision of this Agreement, it is the intention of the parties hereto that the survival periods set forth in this Section 9.1 will (where applicable) supersede any applicable statute of limitations applicable to such representations and warranties, including pursuant to the Israeli Statute of Limitations Law, 1958 as set forth in Section 19 thereof.

Section 9.2Indemnification in Favor of Buyer

.  Subject to the limitations contained in this ARTICLE IX, from and after the Closing, the Securityholders and the COP Participants, severally and not jointly in accordance with their Stakeholder Sharing Percentage, shall indemnify and hold harmless (such obligations to indemnify and hold harmless are referred to herein from time to time as “Indemnification Obligations”) Buyer and the Surviving Company (individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all

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Damages, whether or not related to a Third Party Claim, as and when incurred or paid by any Indemnified Party resulting from or arising out of:

(a)any misrepresentation, breach or inaccuracy of any representation or warranty (other than Fundamental Representations) made by the Company contained in this Agreement or in any certificate to be delivered pursuant to Section 8.3;

(b)any misrepresentation, breach or inaccuracy of any Fundamental Representation made by the Company contained in this Agreement;

(c)any nonfulfillment or breach of any covenant or agreement by the Company contained in this Agreement or any Ancillary Agreement and required to be performed prior to the Closing;

(d)any claims by (A) any current or former officer, director or holder of any Company Securities, including Capital Shares, Company Options or Company Warrants, which claims arise out of the Transactions, this Agreement or any Ancillary Agreements, including the allocation of the Aggregate Closing Consideration, (B) any Person to the extent that such Person is entitled to any Company Securities or any payment in connection with the Transactions other than as specifically set forth on the Closing Allocation Schedule, (C) any Person with respect to any share option plan or agreement providing for equity or ownership interest compensation to any Person, or (D) any current or former officer, director or holder of Company Securities or securities of another Acquired Company to indemnification or contribution by either Acquired Company with respect to acts occurring on or prior to the Closing;

(e)any Indebtedness or Transaction Expenses to the extent not calculated as part of the Estimated Adjustment Amount or Final Adjustment Amount;

(f)any inaccuracies or omissions in the Closing Allocation Schedule or any failure in the certification made by the Company pursuant to Section 8.3(e)(vi) to be true and correct as of the date such certificate shall be delivered to Buyer, including but not limited to any Damages arising from a claim by any current, former or putative Securityholder (or any holder of Company Options or Company RSUs) or COP Participant that any calculation in the Closing Allocation Schedule (i) was improperly updated as of the Closing, (ii) is in conflict with the requirements of the Company’s governing documents or (iii) resulted in an inaccurate calculation of a payment under ARTICLE II and ARTICLE III (including an inaccurate payment of Earn-Out Amounts based on the Percentage Interests set forth in the Closing Allocation Schedule);

(g)any claim brought by any current, former or putative Securityholder (or any holder of Company RSUs or Company Options), employee, officer, director or investor of the Acquired Companies (including in respect of any predecessor of the Acquired Companies) (i) relating to this Agreement or (ii) alleging failure of the Company to obtain the proper approvals and consents to the Merger and entering into this Agreement or the Ancillary Agreements to which it is a party as required by applicable Law and/or the Company’s governing documents;

(h)any Fraud or intentional misrepresentation;

(i)any Pre-Closing Taxes;

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(j)any State Tax Liability; and

(k)any Third Party Claim relating to any of the above.

For the avoidance of doubt, Buyer shall not be required to show reliance on any particular representation or warranty in order to make an indemnity claim pursuant to this Section 9.2. The representations and warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of either (A) any waiver of Closing conditions by Buyer or Merger Sub, or (B) any information furnished to, or any due diligence investigation made by any of the Indemnified Parties or any of their respective representatives or any knowledge acquired (or capable of being acquired) at any time with respect to the representatons, warranties and covenants herein.

Section 9.3Third Party Claims.

(a)In the event of the assertion or commencement by any Person of any claim or Action (whether against either Acquired Company, Buyer or any other Person) with respect to which the Securityholders and the COP Participants (the “Indemnifying Party”), may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnified Party pursuant to this ARTICLE IX (a “Third Party Claim”), Buyer shall notify, by way of a letter signed by Buyer (“Third Party Claim Notice”), the Securityholder Representative on behalf of the Indemnifying Parties or the Indemnifying Party (in the case of an Indemnification Obligation against an individual Indemnifying Party, as applicable, the “Indemnifying Party”), with a copy to the Escrow Agent (if applicable), of the Third Party Claim stating, if known, the amount of Damages asserted by such third party; provided, however, that any failure on the part of Buyer to so notify the Securityholder Representative shall not limit any of the obligations of the Indemnifying Parties under this ARTICLE IX (except to the extent such failure materially prejudices the defense of such Action). Buyer shall have the right, at its election, to proceed with the defense of such claim or Action on its own with counsel reasonably satisfactory to the Securityholder Representative and upon receipt of any Third Party Claim Notice of a Third Party Claim from Buyer, the Indemnifying Party shall be entitled to participate in the defense of such Claim, at its own expense; provided, that the Indemnifying Parties shall be entitled to conduct and control, through counsel reasonably satisfactory to Buyer, the defense or settlement of any Claim related to breach or falsity of any of the Fundamental Representations if the Indemnifying Parties give written notice to Buyer within fifteen (15) days after receipt of any Third Party Claim Notice of a Third Party Claim from Buyer (or fewer days if the nature of the asserted liability requires (e.g., if an answer is due with respect to a formal complaint), which requirement should be detailed in the Third Party Claim Notice).  If the Indemnifying Party fails to elect to assume control of the defense of such Claim within such fifteen (15) day period or fails to diligently prosecute or defend such Third Party Claim, Buyer shall have the right to retain or assume control of such Third Party Claim at the Indemnifying Party’s expense; provided, that the Indemnifying Party shall only have the right to assume control of such Third Party Claim if, (A) the Third Party Claim involves only money damages which are not reasonably expected to be in excess of the Indemnifying Party’s remaining indemnity obligations hereunder and does not seek an injunction or other equitable relief, (B) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Buyer, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the Indemnified Parties, (C) the

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Third Party Claim does not involve any potential criminal liability or the potential for a finding or admission of criminal wrongdoing, (D) such Third Party Claim is not asserted by any Governmental Authority or significant vendor, customer or supplier or other signficiant relationships of the Indemnified Party, (E) the Indemnified Party has not been advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (assuming the full cooperation of the Indemnified Party in asserting such defenses) and (F) the Indemnifying Party has confirmed in writing its obligations to indemnify the Indemnified Party hereunder. The party controlling such Third Party Claim shall keep the non-controlling party reasonably advised of the status of such Third Party Claim and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The parties will in any event cooperate with each other in dealing with any Third Party Claim other than in the event that, in the opinion of counsel, a conflict of interest exists (it being clarified that the mere fact that the Indemnifying Parties may be required to indemnify an Indemnified Party with respect to such Third Party Claim shall not, by itself, constitute a conflict of interest). If Buyer so proceeds with the defense of any such Third Party Claim:

(i)other than in the event of such a conflict of interest, the Securityholder Representative shall make available to Buyer any documents and materials in any Securityholder’s or COP Participant’s possession or control (that such Securityholder or COP Participant has made available to the Securityholder Representative, and each Securityholder and COP Participant shall use reasonably commercial efforts to make such documents and materials available upon reasonable request) that may be necessary to the defense of such Third Party Claim. Such documents and materials shall be subject to a duty of confidentiality except for disclosure necessary for resolving such Third Party Claim or otherwise required by applicable law; and

(ii)Buyer shall not be authorized to settle, adjust or compromise such Third Party Claim without the consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned or delayed (provided that nothing in such consent shall be deemed as an agreement to waive or amend any limitation on such indemnification and any indemnity with respect thereto shall be subject to the limitations contained in this Agreement).

(b)If Buyer does not elect to proceed with the defense of any such Third Party Claim, the Securityholder Representative shall diligently proceed with the defense of such Third Party Claim in good faith with counsel reasonably satisfactory to Buyer; provided, however, that the Securityholder Representative may not settle, adjust or compromise any such Third Party Claim without the prior written consent of Buyer (which consent may not be unreasonably withheld, conditioned or delayed).

(c)Notwithstanding this Section 9.3, Section 7.3 shall exclusively govern any and all Tax Contests (and not this Section 9.3).

Section 9.4Limitations on Indemnification

.  Notwithstanding anything to the contrary contained in this Agreement:

(a)The Indemnifying Parties shall have no Indemnification Obligations with respect to claims pursuant to Section 9.2(a) until the amount of Damages from such claim or series

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of claims arising out of the same or similar facts, events or circumstances exceeds $[***], at which point an Indemnified Party shall be entitled to recover all Damages, subject to the other limitations in this Section 9.4. For the avoidance of doubt, the limitations set forth in this Section 9.4(a) shall not apply to claims arising under Section 9.2(b) through Section 9.2(k) or claims arising from Fraud.

(b)The Indemnifying Parties shall have no Indemnification Obligations with respect to claims pursuant to Section 9.2(a) until such time as the total amount of all Damages in respect of such claims exceed $[***] (the “Deductible”) in the aggregate, at which point an Indemnified Party shall be entitled to recover all Damages above the Deductible. For the avoidance of doubt, the limitations set forth in this Section 9.4(b) shall not apply to claims arising under Section 9.2(b) through Section 9.2(k).

(c)The aggregate Indemnification Obligations of the Indemnifying Parties with respect to claims pursuant to Section 9.2(a) (in the aggregate) shall not exceed $[***]; provided, that the aggregate Indemnification Obligations with respect to any Indemnification Obligation in connection with the representations and warranties set forth in [***] shall not exceed [***] of the aggregate Merger Consideration actually paid by Buyer to all Securityholders and the COP Participants. The aggregate Indemnification Obligations of an Indemnifying Party with respect to any claim for indemnification under Section 9.2(b) through Section 9.2(k) (other than SectionSection 9.2(j)) shall not exceed the aggregate Merger Consideration actually paid by Buyer to such Indemnifying Party (it being understood that, for purposes of this Section 9.4(c), each share of Buyer Common Stock issued as Aggregate Closing Consideration or Earn-Out Consideration, as applicable, shall be valued at the Buyer Common Share Price; provided, that notwithstanding anything to the contrary herein, the above limitations shall not apply with respect to Fraud or intentional misrepresentation of a Securityholder or of the Company if a Securityholder had actual knowledge of, for which there will be no maximum liability. Except for Damages arising out of, resulting from, or in connection with Fraud, the aggregate liability of any particular Indemnifying Party for all indemnifiable claims pursuant to this Agreement, including Fundamental Representations, shall be limited to such Indemnifying Party’s Stakeholder Sharing Percentage of such claim; provided, that in the case of Fraud by or on behalf of such Indemnifying Party, or Fraud by or on behalf of the Company for which such Indemnfying Party is responsible or has actual knowledge, such Indemnifying Party shall be responsible for the full amount of any Indemnification Claim related thereto.

(d)Order of Recourse.

(i)In the event of any claims for Damages pursuant to this Agreement in respect of any matters (other than pursuant to Section 9.2(j)), and subject to all other limitations set out in this Article IX, the Indemnified Parties order of recourse shall be as follows: (i) first, from the General Escrow Amount, provided, that with respect to claims under Sections 9.2(a) 9.2(b) and 9.2(i), from the General Escrow Amount until the retention under the R&W Insurance Policy has been exhausted, (ii) second, from the R&W Insurance Policy (to the extent available and actually recoverable under the R&W Insurance Policy), and (iii) third, if Damages exceed the R&W Limit or the R&W Insurance Policy does not respond to such claim, again from the General Escrow Amount to the extent of the General Escrow Amount; provided, however, that notwithstanding anything herein to the contrary, only with respect to claims for Damages under

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Section 9.2(f), Buyer shall have the right to seek recovery first as a Set-Off Claim and thereafter from the General Escrow Amount, or with respect to claims for Damages under Section 9.2(h), Buyer shall have the right to seek recovery from the Securityholders and the COP Participants directly (severally and not jointly, subject to and limited to each Securityholder’s and COP Participant’s limitations in Section 9.4(c)), or with respect to claims for Damages under Section 9.2(a) in respect of representations and warranties set forth in Section 4.15 (Intellectual Property), Buyer shall have the right to seek recovery as a Set-Off Claim to the extent of any unsatisfied claims following exhaustion of the General Escrow Amount.

(ii)In the event of any claims for Damages pursuant to this Agreement in respect of any matters pursuant to Section 9.2(j), and subject to all other limitations set out in this Article IX, the Indemnified Parties order of recourse shall be as follows (i) first, from the Tax Escrow Amount until the Tax Escrow Amount has been exhausted and (ii) second, pursuant to Section 9.4(d)(iv).

(iii)Unless otherwise agreed between Buyer and the Securityholder Representative, any indemnity obligation of an Indemnifying Party hereunder shall be satisfied either (i) in cash, or (ii) in cash and shares of Buyer Common Stock in the same proportion as received by such Indemnified Party pursuant to this Agreement. For all purposes herein, each share of Buyer Common Stock shall be valued at the Buyer Common Share Price.

(iv)To the extent Buyer would reasonably be expected to have recourse directly against a Securityholder or COP Participant for any claim for Damages pursuant to this Section 9.4(d), then the amount of such claim shall be deducted from any Earn-Out Consideration that is then payable or becomes payable (if any) and placed in escrow (each a “Set-Off Claim” and the escrow shall be referred to as the “Set-Off Escrow”).

(e)Subject to the other limitations set forth in this ARTICLE IX, any payment that the Indemnifying Parties are obligated to make to any Indemnified Parties pursuant to Section 9.2 from the General Escrow Account shall be paid by release of any remaining portion of the General Escrow Amount to the Indemnified Parties by the Escrow Agent in accordance with the terms hereof and of the Escrow Agreement.

(f)Within two (2) Business Days of the three (3) year anniversary of the Closing Date, the Securityholder Representative and Buyer shall jointly instruct the Escrow Agent to release the then remaining portion of the General Escrow Amount to the Paying Agent for further distribution to the Indemnifying Parties pursuant to the Closing Allocation Schedule and the Escrow Agreement, except that the Escrow Agent shall be instructed to retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this ARTICLE IX asserted in good faith by Buyer on or prior to such three (3) year anniversary of the Closing Date but which are not yet resolved (the “Unresolved Claims”).  The General Escrow Amount retained for Unresolved Claims and the Set-Off Escrow retained for Set-Off Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with this Section 9.4(f), ARTICLE IX and the Escrow Agreement. Distributions to the Indemnifying Parties pursuant to this Section 9.4(f) shall be made in accordance with the Closing Allocation Schedule, this

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Agreement and the delivery instructions provided to the Paying Agent pursuant to the Paying Agent Agreement, and shall be subject to Section 3.3(a) and Section 3.8 of this Agreement.

(g)No later than ten (10) calendar days following the date on which the parties to the Wade & Wendy Agreement have finally determined, in accordance with the terms of the Wade & Wendy Agreement (including after the adjudication of any related claims and the expiration of any time to appeal, if applicable), (i) if the First Earn Out Payment (as defined therein) is due and payable, Buyer and the Securityholder Representative shall jointly instruct the Escrow Agent to release the First Earn Out Payment to the Paying Agent for further distribution to the applicable payees under the Wade & Wendy Agreement in the amount set forth in the joint written instructions delivered by Buyer and the Securityholder Representative to the Escrow Agent, and (ii) if the Second Earn Out Payment (as defined therein) is due and payable, Buyer and the Securityholder Representative shall jointly instruct the Escrow Agent to release the Second Earn Out Payment to the Paying Agent for further distribution to the applicable payees under the Wade & Wendy Agreement in the amount set forth in the joint written instructions delivered by Buyer and the Securityholder Representative to the Escrow Agent. The written instruction delivered to the Escrow Agent with respect to the Second Earn Out Payment shall include the instructions that following release of the Second Earn Out Payment to the Paying Agent, the Escrow Agent shall release the then remaining portion of the Wade & Wendy Escrow Amount to the Paying Agent for further distribution to the Securityholders and the COP Participants. If it is finally determined that no Second Earn Out Payment is due and payable under the Wade & Wendy Agreement, such written instructions shall direct the Escrow Agent to release the remainder of the Wade & Wendy Escrow Amount to the Paying Agent for further distribution to the Securityholders and COP Participants pursuant to the Closing Allocation Schedule and the Escrow Agreement.

(h)Within two (2) Business Days of the twelve (12) month anniversary of the Closing Date, the Securityholder Representative and Buyer shall jointly instruct the Escrow Agent to release the then remaining portion of the Tax Escrow Amount to the Paying Agent for further distribution to the Indemnifying Parties pursuant to the Closing Allocation Schedule and the Escrow Agreement; provided, however that, to the extent (i) the Subsidiary has notified an applicable Taxing Authority in writing of the Subsidiary’s intent to initiate a Voluntary Tax Agreement relating to a State Tax Liability with such Taxing Authority prior to the twelve (12) month anniversary of the Closing Date, and (ii) any such Voluntary Tax Agreement has not been finally resolved pursuant to the procedures set forth in Section 7.12 prior to such twelve (12) month anniversary of the Closing Date, the Escrow Agent shall be instructed to retain the then remaining portion of the Tax Escrow Amount. The Tax Escrow Amount retained for unresolved Voluntary Tax Agreements in connection with any State Tax Liability shall be released by the Escrow Agent (to the extent not utilized to pay a Taxing Authority in an Applicable Jurisdiction in connection with a State Tax Liability) upon their resolution in accordance with this Section 9.4(h), Section 7.12 and the Escrow Agreement.  Distributions to the Indemnifying Parties pursuant to this Section 9.4(h) shall be made in accordance with the Closing Allocation Schedule, this Agreement and the delivery instructions provided to the Paying Agent pursuant to the Paying Agent Agreement, and shall be subject to Section 3.3(a) and Section 3.8 of this Agreement.

(i)When determining the amount of Damages payable hereunder, any amount of Damages shall be reduced by (i) any Tax benefits actually realized by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to a deductible loss, credit or

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expense, which Tax benefits are actually realized prior to the date such indemnity payment is made by the Indemnified Party with respect to such Damages, in each case, net of reasonable costs and expenses incurred by the Indemnified Party in obtaining such recovery and in calculating or determining the amount, if any, of Tax benefits actually realized payable pursuant to this Section 9.4(i). To the extent that any Tax benefit is actually realized following the date that an indemnity payment is made, then no later than thirty (30) days after the annual Tax Return of the Acquired Companies (or any Tax group of which the Acquired Companies become a member on or after the Closing Date) has been filed that takes into account the deductible loss, credit or expense generated as a result of the Damages that gave rise to such indemnity payment, the Indemnified Party shall pay to the Indemnifying Party the amount of the Tax benefits actually realized as a result of the Damages that gave rise to such indemnity payment (such amount to be paid through the Paying Agent in accordance with the instructions of the Securityholder Representative). Notwithstanding anything to the contrary contained herein, no Tax benefit actually realized (i) shall reduce an indemnification payment otherwise required to be paid hereunder, or (ii) shall be required to be paid by an Indemnified Party to an Indemnifying Party, in each case, pursuant to this Section 9.4(i) to the extent such Tax benefit is not actually realized in the taxable year that the deduction or loss relating to the Damages that gave rise to such indemnification hereunder was first taken into account on a Tax Return or the subsequent taxable year. When determining the amount of Damages payable hereunder, any amount of Damages shall also be reduced by any amount actually received by any Indemnified Party that submitted the indemnification claim (A) under applicable insurance policies (other than recoveries under the R&W Insurance Policy) and (B) from third parties (other than recoveries under the R&W Insurance Policy pursuant to indemnification provisions or otherwise in respect of such Damages as if such insurance proceeds, indemnification or other amounts had been received prior to the collection of any Damages under this Agreement (in each case, net of applicable deductible or retention amounts, increases in premiums reasonably estimated by the parties to be resulting from such claim and cost of recovery and other out-of-pocket costs incurred in connection with such recovery); provided, however, the Indemnified Party shall not be required to commence any Action or alternative dispute resolution process to obtain such recovery, and shall not prevent or delay receipt of indemnification payments hereunder to the extent an Indemnified Party is otherwise entitled thereto. For the avoidance of doubt, no amounts received by the Indemnified Parties from the R&W Insurance Policy shall necessitate any refund of any amount collected from the General Escrow Amount or otherwise from the Indemnifying Parties to satisfy the retention under the R&W Insurance Policy.

(j)No Indemnified Party shall be indemnified more than once for the same Damage suffered, regardless if such Damage may be attributed to more than one indemnity, breach of several paragraphs of the representations, warranties or the breach of or default in connection with several covenants or obligations herein, and regardless whether or not such misrepresentations are made with Fraud or intentional misrepresentation or such covenants are intentionally breached. Each Indemnifying Party waives the right to indemnification or contribution by, subrogation to or recovery against the Acquired Companies in connection with any claim by an Indemnified Party under this Article IX.

(k)Notwithstanding anything to the contrary herein, no Indemnifying Party shall be liable for Damages with respect to the indemnification obligations under this Agreement to the extent such Damages (i) arise solely as a result of a breach by Buyer or any of its Affiliates of the provisions of Section 7.6, and (ii) are solely attributable to any transaction occurring on the Closing

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Date after the Closing that is not in the ordinary course of business of the Acquired Companies (or contemplated by this Agreement).

Section 9.5Claims Procedure

(a)Promptly, but not later than thirty (30) days after an Indemnified Party becomes aware of any event or circumstance in respect of which indemnity will be sought as provided under this ARTICLE IX (that does not involve a Third Party Claim (which is addressed above)), such Indemnified Party shall notify, by way of a letter signed by such Indemnified Party (a “Claim Notice”), the Securityholder Representative on behalf of the Indemnifying Parties or the specific Indemnifying Party (in the case of an Indemnification Obligation against an individual Indemnifying Party) with a copy to the Escrow Agent (if applicable), of the claim or Action, stating: (A) when known, the facts constituting the basis of such claim or Action, in reasonable detail (including any supporting documentation, if applicable or available); (B) the Damages to be paid or incurred if known and quantifiable; and (C) the basis thereof and the provisions of this Agreement upon which such claim for indemnification is made. The Indemnified Parties shall afford the Securityholder Representative and its designated representatives and advisors such additional information, documents and material as are reasonably necessary to allow the Securityholder Representative to properly consider, evaluate, respond and discuss with the Indemnified Parties the claim for indemnification; provided that any failure to provide such notice to the Securityholder Representative within such period will not relieve the Indemnifying Parties of any obligation or liability, except and only to the extent that the rights of the Indemnifying Parties have been materially prejudiced by such failure to provide such notice to the Securityholder Representative within such period.

(b)During the thirty (30)-day period commencing upon the date that a Claim Notice is duly delivered pursuant to Section 9.5(a) above to the Securityholder Representative, the Securityholder Representative may deliver to the Indemnified Party a written response (the “Response Notice”) in which the Securityholder Representative either: (i) agrees that the full amount claimed by the Indemnified Party (“Claimed Amount”) is owed to the Indemnified Party; (ii) agrees that a portion, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (iii) indicates that no portion of the Claimed Amount is owed to the Indemnified Party. Any part of the Claimed Amount that is not agreed to be owed to the Indemnified Party pursuant to the Response Notice shall be referred to as a “Contested Amount”. The Securityholder Representative’s failure to deliver a Response Notice within such thirty (30)-day period shall be deemed to constitute the Securityholder Representative’s agreement that the full Claimed Amount is owed to the Indemnifying Party.

(c)Payment of Agreed Amount. If the Securityholder Representative delivers to the Indemnified Party a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Indemnified Party or is deemed to have agreed that the full Claimed Amount to be owed, then (i) to the extent such amount is to be paid from the General Escrow Amount under Section 9.4(d), the Securityholder Representative and Buyer shall promptly notify the Escrow Agent thereof and the Escrow Agent shall pay the Claimed Amount or the Agreed Amount, as the case may be, to the Indemnified Party, and (ii) to the extent that the amount in the General Escrow Account is insufficient to cover such Claimed Amount or Agreed Amount (as the

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case may be) or such amount is to be paid directly by the Indemnifying Parties under Section 9.4(d), within fifteen (15) Business Days calendar days following the delivery of such Response Notice to the Indemnified Party, the Indemnifying Parties shall pay the Claimed Amount or the Agreed Amount, as the case may be, to the Indemnified Parties, in each case in accordance with Section 9.4(d) and subject to the limitations set forth herein.

(d)Resolution between the Parties. If the Securityholder Representative delivers to the Indemnified Party a Response Notice indicating that there is a Contested Amount, the Securityholder Representative and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnified Party, the Securityholder Representative and Buyer resolve such dispute, such resolution shall be binding and a settlement agreement stipulating the amount owed to the Indemnified Parties (the “Stipulated Amount”) shall be signed by Buyer and the Securityholder Representative, and (i) to the extent the Stipulated Amount is to be paid from the General Escrow Amount under Section 9.4(d), the Securityholder Representative and Buyer shall notify the Escrow Agent thereof or (ii) to the extent that the amount in the General Escrow Account is insufficient to cover such Stipulated Amount and/or such amount is to be paid directly by the Indemnifying Parties under Section 9.4(d), the Indemnifying Parties shall within fifteen (15) Business Days following the execution of such settlement agreement pay the Stipulated Amount to the Indemnified Parties in accordance with Section 9.4(d). If the Securityholder Representative and Buyer are unable to resolve the dispute related to the Contested Amount, each of the Securityholder Representative or Buyer may pursue any and all legal or equitable remedies available to them under this Agreement and applicable Law.

(e)Notwithstanding anything to the contrary herein, any Indemnified Party may seek to obtain recovery for any Damages in any temporal order it chooses, regardless of the temporal order in which such Indemnified Party incurred such Damages, including, for the avoidance of doubt, seeking recovery of amounts owing to any Indemnified Party pursuant to Damages claimed under Section 9.2(a) prior to seeking recovery of amounts owing to any Indemnified Party pursuant to Damages claimed under Section 9.2(b) and/or a claim pursuant to Section 9.2(i).  In order to determine its desired order of recovery, any Indemnified Party may defer its right to seek recovery of any Damages claimed under Section 9.2(b) and/or a claim pursuant to Section 9.2(i) until immediately prior to the three (3) year anniversary of the Closing Date, and such deferral shall not prejudice such Indemnified Party’s rights pursuant to this ARTICLE IX or otherwise in any manner; provided that the foregoing shall in no event affect any Indemnified Party’s obligations to provide prompt notice of claims for indemnification as provided in this ARTICLE IX.

Section 9.6Calculation of Losses

.  Notwithstanding anything in this Agreement to the contrary, for purposes of the parties indemnification obligations under this ARTICLE IX, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for the purpose of determining both whether or not a breach has occurred and calculating the amount of Damages resulting from, arising out of or relating to any such breach of representation or warranty.

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Section 9.7Exclusive Remedy

.  Except for (a) specific performance or injunctive relief, (b) any Earn-Out Determination procedures under Section 2.16, (c) determination of the Final Adjustment Amount (which is governed by Section 3.6(c)), (d) any right or remedy against the Indemnifying Party arising by reason of any Fraud, intentional misrepresentation or intentional breach of covenants of such Indemnifying Party, (e) Tax Contests pursuant to Section 7.3, and (f) amounts recoverable under the R&W Insurance Policy against the R&W Insurer, from and after the Effective Time, the rights and obligations of the parties set forth in this ARTICLE IX shall be the sole and exclusive remedy of the Indemnified Parties (whether at law or in equity) with respect to any breach of any representation, warranty or covenant set forth in this Agreement.

Section 9.8Tax Treatment of Indemnity Payments

.  The parties hereto and each Indemnified Party and Indemnifying Party agree to treat any indemnity payment made pursuant to this ARTICLE IX as an adjustment to the Merger Consideration for U.S. federal, state, local and non-U.S. income Tax purposes.

ARTICLE X
TERMINATION

Section 10.1Termination

.  This Agreement may be terminated at any time prior to the Closing as follows:

(a)by mutual written consent of Buyer and the Company;

(b)(i) by the Company if Buyer or Merger Sub breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, (B) cannot be or has not been cured within thirty (30) days following delivery of written notice to Buyer of such breach or failure to perform, and (C) has not been waived by the Company, or (ii) by Buyer, if the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, (y) cannot be or has not been cured within thirty (30) days following delivery of written notice to the Company of such breach or failure to perform, and (z) has not been waived by Buyer;

(c)by the Company or Buyer if the Merger shall not have been consummated by October 31, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose material breach of this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d)by Buyer, if the Company has not obtained the Company Shareholder Approval by August 31, 2021; provided that Buyer may not terminate this Agreement pursuant to this Section 10.1(d) after the Company Shareholder Approval is obtained; or

(e)by either the Company or Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining or prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall

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have become final and non-appealable, or if the ROC has provided a final and non-appealable notice to the Company and/or Merger Sub that it will not issue the Certificate of Merger following the lapse of the Israeli Statutory Waiting Period Expiration Date.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties.

Section 10.2Effect of Termination

(a).

(a)In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (i) the following provisions shall survive such termination: Section 6.4 relating to confidentiality, Section 6.6 relating to public announcements, Section 11.2 relating to fees and expenses, Section 11.5 relating to notices, Section 11.8 relating to third party beneficiaries, Section 11.9 relating to governing law, Section 11.11 relating to submission to jurisdiction and this Section 10.2, and (ii) that nothing herein shall relieve any party from liability for any Fraud or willful and intentional breach of this Agreement prior to such termination.

(b)In the event that this Agreement is terminated by Buyer pursuant to Section 10.1(d), then promptly, but in any event within five (5) Business Days after the date of such termination, the Company shall pay or cause to be paid to Buyer an amount equal to the documented out-of-pocket costs and expenses incurred by Buyer or its Affilaites (including the costs and expenses of any outside legal counsel, accountants, agents, advisors, consultants, experts, financial advisors and other service providers) in connection with this Agreement and the Transactions contemplated hereby.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1Securityholder Representative

.

(a)By voting in favor of the adoption of this Agreement, executing and delivering a Letter of Transmittal or Acknowledgment Letter or participating in the Merger and receiving the benefits thereof, each Securityholder and COP Participant irrevocably appoints the Securityholder Representative as such Securityholder’s and COP Participant’s representative, attorney-in-fact and agent as of the Closing, with full power of substitution to act in the name, place and stead to act on behalf of such Securityholder or COP Participant in any amendment of or litigation or arbitration involving this Agreement, including defending, negotiating, settling or otherwise dealing with settlement of any Earn-Out Amount, if and when payable, under ARTICLE II, or claims for indemnification under ARTICLE IX hereof, and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Securityholder Representative shall deem necessary or appropriate in connection with this Agreement and with any of the transactions contemplated by this Agreement (subject to the foregoing limitation), including the power:

(i)to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Securityholders and the COP Participants to consummate the transactions contemplated by this Agreement;

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(ii)to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement or following the Closing (it being understood that such Securityholder and COP Participant shall execute and deliver any such documents which the Securityholder Representative agrees to execute);

(iii)to give and receive all notices and communications to be given or received under this Agreement, the Escrow Agreement and the Paying Agent Agreement and to receive service of process in connection with any claims under this Agreement or the Escrow Agreement and the transactions contemplated hereby (it being understood that after the Closing, notices or communications to or from the Securityholder Representative shall constitute notice to or from each of the Indemnifying Parties for all purposes of this Agreement);

(iv)to take all actions which under this Agreement and the transactions contemplated hereby may be taken by the Securityholders and the COP Participants and to do or refrain from doing any further act or deed on behalf of the Securityholder or COP Participant which the Securityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the transactions contemplated hereby as fully and completely as such Securityholder or COP Participant, as applicable, could do if personally present;

(v)to authorize the release or delivery to Buyer or another Indemnified Party of all or a portion of the General Escrow Account in satisfaction of claims by any of the Indemnified Party pursuant to ARTICLE IX (including by not objecting to such claims);

(vi)to agree to, object to, negotiate, resolve enter into settlements and compromise of, demand litigation of, and comply with orders of courts with respect to (A) claims by an Indemnified Party pursuant to ARTICLE IX or (B) any dispute between any Indemnified Party and any such Indemnifying Party, in each case, relating to this Agreement or the Escrow Agreement; and

(vii)to take all actions necessary or appropriate in the judgment of the Securityholder Representative for accomplishment of the foregoing.

(b)The Indemnifying Parties shall be bound by all actions taken and documents executed by the Securityholder Representative in connection with this Agreement, and Buyer and the other Indemnified Parties shall be entitled to rely on any communication, action, omission or decision of the Securityholder Representative without liability. The Indemnifying Parties recognize and intend that the power of attorney granted in this Section 11.1(b) and the powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Securityholder Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Indemnifying Parties and shall be binding on any successor thereto. Each Indemnifying Party (aa) agrees that all actions taken by the Securityholder Representative within the scope of this Section 11.1(b) or under the Escrow Agreement shall be binding upon such Indemnifying Party and such Indemnifying Party’s successors as if expressly confirmed and

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ratified in writing by such Indemnifying Party and (bb) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement or the Escrow Agreement.

(c)The Securityholder Representative will not be liable to the Securityholders or the COP Participants for any action taken or omitted by him/it as permitted in connection with this Agreement and the transactions contemplated hereby, except if such action is taken or omitted in bad faith, by willful misconduct or due to gross negligence.  The Securityholder Representative will also be fully protected against the Securityholders and the COP Participants in relying upon any written notice, demand, certificate or document that he/it in good faith believes to be genuine (including facsimiles thereof). The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel.

(d)The Securityholders and the COP Participants, in accordance with their respective Stakeholder Sharing Percentage, shall indemnify the Securityholder Representative against any reasonable, documented and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative  will reimburse the Securityholders and the COP Participants the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Securityholders and the COP Participants under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders and the COP Participants; provided, that while the Securityholder Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders and the COP Participants from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders and the COP Participants or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders and the COP Participants set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(e)In acting hereunder, the Securityholder Representative shall act on behalf of all Securityholders and the COP Participants and not on behalf of any one Securityholder or COP Participant.

(f)The Securityholder Representative may resign at any time; provided, following such resignation the Securityholders and COP Participants shall designate a replacement securityholder representative who shall be reasonably satisfactory to Buyer.  If the Securityholder Representative becomes unable to serve as Securityholder Representative, such other Person or Persons may be designated by the Securityholders’  and COP Participants’ majority vote (based

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on their Stakeholder Sharing Percentage) upon not less than ten (10) days’ prior written notice to Buyer and the Escrow Agent, which Person or Persons shall be reasonably satisfactory to Buyer, and shall succeed as the Securityholder Representative; provided, that neither the removal of the then acting Securityholder Representative nor the appointment of a successor Securityholder Representative shall be effective until the delivery to Buyer of an acknowledgement signed by the successor Securityholder Representative that he, she or it accepts the responsibility of successor the Securityholder Representative and agrees to perform and be bound by all of the provisions of this Agreement, the Escrow Agreement and any other agreement entered into or document delivered in connection with the transactions contemplated by this Agreement applicable to the Securityholder Representative.

(g)Upon the payment of the Expense Fund Amount by Buyer or its designee to the segregated client bank account maintained by the Securityholder Representative for the Expense Fund Amount pursuant to Section 3.1(g), each Indemnifying Party shall be deemed to have contributed its Stakeholder Sharing Percentage of the Expense Fund Amount. The Expense Fund Amount will be used for the purposes of paying directly, or reimbursing the Securityholder Representative for, any third party expenses pursuant to this Agreement, the Escrow Agreement, and any related agreements. The Indemnifying Parties will not receive any interest or earnings on the Expense Fund Amount and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Expense Fund Amount except if its actions are taken or omitted in bad faith, by willful misconduct or due to gross negligence. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative will instruct the Paying Agent to distribute the remaining balance of the Expense Fund Amount to the Indemnifying Parties in accordance with their respective Stakeholder Sharing Percentages as set forth in the Closing Allocation Schedule. For Tax purposes, the Expense Fund Amount will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.

Section 11.2Fees and Expenses

.  Except as otherwise expressly set forth herein, without limiting the deduction of Transaction Expenses from transaction proceeds, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 11.3Amendment and Modification

.  This Agreement may be amended, modified or supplemented in writing by the Company and Buyer at any time prior to the Closing Date (notwithstanding any shareholder approval).  After the Closing, this Agreement may be amended, modified or supplemented in writing by Buyer and the Securityholder Representative.  For the avoidance of doubt, any amendment or waiver of this Agreement executed by the Securityholder Representative shall be binding upon and effective against each Securityholder and COP Participant whether or not such Person has executed such amendment or waiver.

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Section 11.4Waiver

.  At any time prior to the Effective Time, Buyer may, with respect to the Company, and the Company may, with respect to Buyer, and at any time after the Effective Time, Buyer may, with respect to the Securityholders and the COP Participants, and the Securityholder Representative may, with respect to Buyer, by action taken in writing, to the extent permitted by applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto, or (b) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein, including extending the time for performance of any of the obligations or other acts of the party seeking waiver.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 11.5Notices

.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) if delivered nationally, on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by an internationally recognized overnight courier, or if delivered internationally, on the third (3rd) Business Day following the date of dispatch if delivered by an internationally recognized overnight courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) when sent (with written confirmation of transmission), if sent by electronic mail before 5:00 p.m. on a Business Day at the location of receipt and otherwise the next following Business Day.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Buyer, Merger Sub or the Surviving Company, to:

Veritone, Inc.

1515 Arapahoe Street, Tower 3, Suite 400

Denver, CO 80202
Attention: Mike Zemetra

Brian Alger
Email: mzemetra@veritone.com

balger@veritone.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, NY 10022

Attention: Jess Drabkin

Email: JDrabkin@reedsmith.com

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with a copy (which shall not constitute notice) to:

Meitar Law Offices

16 Abba Hillel Road

Ramat Gan, 5250608, Israel

Attention: Cliff Felig

Email: cfelig@meitar.com

if to Company, to:

Pandologic Ltd.
750 Lexington Ave., 6th Floor
New York, NY 10022
Attention: Terrance Baker
Email: tbaker@pandologic.com

with a copy (which shall not constitute notice) to:

Herzog Fox & Neeman
Herzog Tower, 4 Yitzhak Sadeh St.
Tel Aviv 6777504
Israel
Attention:  Hanan Haviv, Adv.; Rafael Herbst, Adv.
Email:       havivh@herzoglaw.co.il; herbstr@herzoglaw.co.il

if to the Securityholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with a copy (which shall not constitute notice) to:

Herzog Fox & Neeman

Herzog Tower, 4 Yitzhak Sadeh St.
Tel Aviv 6777504

Israel

Attention:  Hanan Haviv, Adv.; Rafael Herbst, Adv.
Email:       havivh@herzoglaw.co.il; herbstr@herzoglaw.co.il

Section 11.6Interpretation

.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning

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or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The word “or” is not exclusive, unless the context otherwise requires. Accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP. The words “ordinary course of business” shall be deemed to be followed by “consistent with past practice”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the next date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 11.7Entire Agreement

.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter of this Agreement.  No party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of Buyer, Merger Sub, the Company and the Securityholder Representative.

Section 11.8No Third-Party Beneficiaries

.  Except as provided in ARTICLE IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, and except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.  Notwithstanding the above, the provisions of Section 6.11 shall inure to the benefit of the Covered Persons which shall be deeded as third party beneficiaries of such Section.

Section 11.9Governing Law

.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof except that the provisions related to the internal affairs of the Acquired Companies, the fiduciary and other duties of their directors, the procedures for implementing, and effects of, the Merger, and all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the Laws of the State of Israel shall be governed by such Laws.

Section 11.10WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

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OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.11Submission to Jurisdiction

.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined exclusively by the federal courts of the State of New York located in the Borough of Manhattan in New York City (including any appellate courts thereof) or if such legal action or proceeding may not be brought in such courts for jurisdiction purposes, exclusively in the Supreme Court of the State of New York within the County of New York (including any appellate courts thereof), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties further agrees to accept service of process in any manner permitted by such court.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Cumulative Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek (without proof of damages) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby agree to (i) not raise any objection to the availability of the equitable remedy of specific performance and (ii) waive any requirements for posting a bond in connection with any such action.

Section 11.13Assignment; Successors

.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by the Company or the Securityholder Representative without the

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prior written consent of Buyer, and any such assignment without such prior written consent shall be null and void.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by Buyer or Merger Sub without the prior written consent of the Company prior to the Closing and of the Securityholder Representative following the Closing and any such assignment without such prior written consent shall be null and void. Notwithstanding anything to the contrary, each Securityholder which is a limited partnership, limited liability company or similar corporate entity may assign its rights and obligations to its partners and members in connection with a dissolution, liquidation or sale of assets of such Securityholder.  Notwithstanding the foregoing, Buyer may assign to an Affiliate, and Buyer and the Surviving Company may each assign of its rights under this Agreement for collateral security purposes to any lender or in connection with a transfer or sale of the business of Buyer or the Surviving Company or any of their subsidiaries or otherwise, but no such assignment shall relieve Buyer or the Surviving Company, as the case may be, of any liabilities or obligations hereunder. No assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.14Currency

.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement unless expressly stated otherwise.

Section 11.15Severability

.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.16Counterparts

.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.17Electronic Signature

.  This Agreement may be executed by facsimile signature or any other form of electronic transmission of signature and a facsimile or any other form of electronically transferred signature shall constitute an original for all purposes.

Section 11.18No Presumption against Drafting Party

.  Each of Buyer, Merger Sub, the Securityholder Representative and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 11.19Conflict Waiver

.  Notwithstanding that the Company has been represented by Herzog, Fox & Neeman (the “Firm”) in the preparation, negotiation and execution of this Agreement and the Transactions, each of the Company and Buyer agrees that after the Closing the Firm may represent the Securityholder Representative, the Securityholders and/or their Affiliates in matters related to this Agreement and the Ancillary Agreements, including in respect of any indemnification claims in connection with the Transactions.  The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

VERITONE, INC.

By:

Name:

Title:

MELISANDRA LTD.

By:

Name:

Title:

PANDOLOGIC LTD.

By:

Name:

Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(solely in its capacity as the Securityholder Representative)

By:

Name:

Title:

[Signature Page to Merger Agreement]

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXHIBIT A-1

List of Shareholders

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXHIBIT A-2

Form Voting Proxy

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXHIBIT B

Business Plan and Budget

505026976.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXHIBIT C

Form of Non-Competition and Non-Solicitation Agreement

505026976.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit D

Articles of Association

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit E

Merger Proposal

505026976.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit F

Form of Registration Rights Agreement

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